Exhibit 10.2
OFFICE LEASE
SANTA MONICA BUSINESS PARK

3000 Ocean Park Blvd.

SMBP LLC,
a Delaware limited liability company,
as Landlord,
and
ZIPRECRUITER, INC.,
a Delaware corporation,
as Tenant.

ZipRecruiter Santa Monica Business Park 300 Ocean Park Blvd.

(i)	ZipRecruiter Santa Monica Business Park 300 Ocean Park Blvd.

EXHIBITS
EXHIBIT A        OUTLINE OF PREMISES
EXHIBIT B        TENANT WORK LETTER
EXHIBIT C        NOTICE OF LEASE TERM DATES
EXHIBIT D        RULES AND REGULATIONS
EXHIBIT E        FORM OF TENANT'S ESTOPPEL CERTIFICATE
EXHIBIT F        EXTENSION OPTION
EXHIBIT G        RESERVED PASSES LOCATION
EXHIBIT H        ACCEPTABLE FORMS OF INSURANCE CERTIFICATE
EXHIBIT I        JANITORIAL SPECIFICATIONS
EXHIBIT J        ACM DISCLOSURE STATEMENT
EXHIBIT K        FORM LETTER OF CREDIT

(ii)	ZipRecruiter Santa Monica Business Park 300 Ocean Park Blvd.

OFFICE LEASE
This Office Lease (the "Lease"), dated as of the Effective Date set forth in Section 1 of the Summary of Basic Lease Information below (the "Summary"), is made by and between SMBP LLC, a Delaware limited liability company ("Landlord"), and ZIPRECRUITER, INC., a Delaware corporation ("Tenant"). The Tenant originally named in the foregoing sentence may be referred to in this Lease as the "Original Tenant".
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. "Effective Date":	October 15, 2024.
2. Premises; Building; Project: (Article 1)
2.1 "Premises":	24,936 rentable square feet of space comprising the entire third (3rd) floor of the Building and commonly known as Suite 3000, as further set forth in Exhibit A to the Office Lease.
2.2 "Building":	The three (3)-story office building located at 3000 Ocean Park Blvd., Santa Monica, California 90405.
2.3 "Project":	The office development, commonly referred to as Santa Monica Business Park and consisting of the Building, the Common Areas, other buildings and land upon which such development is located.
3. Lease Term (Article 2):
3.1 "Lease Term":	The period of sixty-five (65) full calendar months beginning on the Lease Commencement Date (as defined below) and ending on the Lease Expiration Date (as defined below).
3.2 "Lease Commencement Date":
The later to occur of (i) sixty (60) days after the "Possession Date" as that term is defined in Section 1.1.2 of this Lease and (ii) "Substantial Completion of the Tenant Improvements" (as defined in the Tenant Work Letter), provided that in no event shall the Lease Commencement Date be deemed to occur prior to June 1, 2025.

3.3 "Lease Expiration Date":	The last day of the sixty-fifth (65th) full calendar month following the Lease Commencement Date.
3.4 Option Term:
Tenant has one (1) option (the "Extension Option") to extend the Lease Term for a period of five (5)-years (the "Option Term"), as more particularly set forth in Section 2.2 and Exhibit F of this Lease.

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4. Base Rent (Article 3):
Period of Lease Term	Annual Base Rent*	Monthly Installment of Base Rent*	Annual Rental Rate per Rentable Square Foot**
*Lease Months 1 – 12	$1,481,198.40	$123,433.20	$59.40
Lease Months 13 – 24	$1,525,634.35	$127,136.20	$61.18
Lease Months 25 – 36	$1,571,403.38	$130,950.28	$63.02
Lease Months 37 – 48	$1,618,545.48	$134,878.79	$64.91
Lease Months 49 – 60	$1,667,101.84	$138,925.15	$66.86
Lease Months 61 – 65	$1,717,114.90	$143,092.91	$68.86
*    Subject to the terms set forth in Section 3.2 below, Tenant shall not be obligated to pay the monthly Base Rent for each of the first five (5) full calendar months of the Lease Term.
**    The amounts identified in the column entitled "Annual Rental Rate per Rentable Square Foot" are rounded amounts and are provided for informational purposes only.

5. "Base Year" (Article 4):		Calendar year 2026.
6. "Tenant's Share" (Article 4):		Approximately 36.13% of the Building, subject to allocation for Project-wide Direct Expenses in accordance with Section 4.3, below.
7. Permitted Use (Article 5):
Tenant shall use the Premises solely for general office use (including company meetings, executive briefings, and employee training), and other lawful uses incidental thereto, such incidental uses may include typical office kitchen and breakroom uses that do not require venting, meeting rooms and supporting data center and server rooms, all consistent with first-class office standards in the market in which the Project is located, and subject to the other terms and conditions of this Lease (the "Permitted Use").

8. Letter of Credit Amount (Article 21):		$1,000,000.00, subject to reduction as provided in Section 21.11 below.
9. Parking Passes (Article 28):
Tenant shall have the right, but not the obligation, to rent up to 121 unreserved parking passes and 5 reserved parking passes pertaining to the Tenant Parking Area (as defined in Article 28 below). Additional detail is provided in Article 28 of this Lease.

10. Address of Tenant (Section 29.14):		604 Arizona Avenue Santa Monica, CA 90401 Attention: Legal and Business Affairs

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11. Address of Landlord (Section 29.14):
Boston Properties
2800 28th Street, Suite 170
Santa Monica, CA 90405
Attention: Leasing
and
Boston Properties, Inc.
Prudential Center Tower
800 Boylston Street, Suite 1900
Boston, Massachusetts 02199
Attention: General Counsel
and
Boston Properties Limited Partnership
Four Embarcadero Center
Lobby Level, Suite One
San Francisco, California 94111
Attention: Regional General Counsel
and
Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

12. Broker(s) (Section 29.20):	Representing Landlord: Jones Lang LaSalle 2029 Century Park East 30th Floor Los Angeles, CA 90067 And Representing Tenant: Cushman & Wakefield 11911 San Vicente Blvd., Suite 240 Los Angeles, CA 90049
13. Relocation Allowance (Exhibit B):	$49,872.00 ($2.00 per rentable square foot of the Premises), subject to the TCCs of the Tenant Work Letter attached hereto as Exhibit B.
14. Architectural Allowance (Exhibit B):	$26,950.00
15. Amount Due Upon Lease Execution:	$123,433.20, as the first monthly installment of Base Rent.
16. Due Within Fifteen (15) Business Days After Lease Execution:	$1,000,000.00 as the L-C.

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ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS
1.1Premises, Building, Project and Common Areas.
1.1.1The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The outline of the Premises is set forth in Exhibit A attached hereto. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the "TCCs") herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. For purposes of this Lease, the rentable square feet of the Premises shall be stipulated as set forth in Section 2.1 of the Summary and such rentable square footage shall not be subject to remeasurement or modification.
1.1.2Delivery of Possession. Landlord shall allow Tenant access to the Premises prior to the Substantial Completion of the Tenant Improvements for the purpose of Tenant installing Tenant's Property in the Premises. The date that such Tenant access is granted is the "Possession Date". The anticipated Possession Date is April 1, 2025 ("Target Possession Date"). Landlord shall use commercially reasonable efforts to provide Tenant with at least thirty (30) days advance notice of the then anticipated Possession Date. Notwithstanding the foregoing or anything to the contrary herein, Landlord shall not be required to grant Tenant access to the Premises if Tenant has not delivered to Landlord (i) evidence of insurance coverage as required under Article 10 below, and (ii) all amounts due upon Lease execution as set forth in Section 14 of the Summary (such items (i) and (ii), collectively, the "Possession Requirements"). In such event, the Possession Date and the Lease Commencement Date will still occur as set forth herein and in Section 3.2 of the Summary (although Tenant shall not actually be granted possession of the Premises until Tenant has satisfied the Possession Requirements). Except as specifically set forth in this Lease and in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of any portion of the Premises, Building or Project. Neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter.
1.1.1.1Target Substantial Completion Date. Landlord shall use commercially reasonable efforts to cause Substantial Completion of the Tenant Improvements to occur by June 1, 2025 (the "Target Substantial Completion Date"). Landlord shall provide Tenant from time to time with reasonable updates to the schedule of the Tenant Improvements and notice if Landlord contends that a Force Majeure delay has occurred. Any notice delivered pursuant to this Section may be via electronic mail to Tenant's construction representative described in the Work Letter.
1.1.1.2Temporary Premises. If the Tenant Improvements are not Substantially Completed before May 1, 2025 then provided that (i) Tenant has not exercised its right to take "Beneficial Occupancy" as such term is defined in Section 2.3, below, and (ii) Tenant has satisfied the Possession Requirements, Tenant shall have the right to temporarily lease from Landlord (a) office space within the Project which is at least materially comparable in usable square footage to the Premises and which is in the condition described in this Section 1.1.2.2.1 below and (b) storage space within the Project for the sole purpose of storing the furniture, fixtures and equipment which Tenant intends to use in the Premises in accordance with the terms of the Lease (collectively the "Temporary Premises"). The location of the Temporary Premises shall be determined by Landlord in its reasonable discretion and Landlord shall make commercially reasonable efforts to locate the Temporary Premises within the Building. Landlord shall deliver the Temporary Premises with the plumbing, electrical systems, fire sprinkler system, lighting, air conditioning and heating systems and all other systems serving the Temporary Premises in good operating condition and repair. In no event shall Landlord be obligated to pay any portion of any costs incurred by Tenant in connection with Tenant's lease of the Temporary Premises including but not limited to moving costs, storage costs, or costs associated with Tenant's furniture, fixtures and equipment.
1.1.2.1.1Temporary Premises Term. The term of Tenant's lease of the Temporary Premises (the "Temporary Premises Term") shall commence upon the date upon which Landlord delivers the Temporary Premises to Tenant, which shall occur no later than May 1, 2025 (the "Temporary Premises Commencement Date") and shall terminate on the earliest of (i) ten (10) business days after the Substantial Completion of the Tenant Improvements and (ii) the termination of the Lease (the "Temporary Premises Expiration Date"). The period commencing on the Temporary Premises Commencement Date through the Temporary Premises Expiration Date shall be referred to as the "Temporary Premises Period". If Tenant fails to vacate and surrender the Temporary Premises to Landlord on or before the Temporary Premises Expiration Date, Tenant shall be deemed to be holding

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over in such Temporary Premises and shall be subject to the terms of Article 16 of this Lease; provided, however, nothing contained herein shall be construed as consent by Landlord to any holding over by Tenant in the Temporary Premises, and Landlord expressly reserves the right to require Tenant to surrender possession of the Temporary Premises to Landlord as provided in this Lease upon the terms and conditions set forth in this Lease.
1.1.2.1.2Tenant's Lease of Temporary Premises. Tenant's lease of the Temporary Premises shall be pursuant to this Lease as though such Temporary Premises was the Premises, provided that for the duration of the Temporary Premises Period (i) Tenant shall not be obligated to pay Base Rent or Tenant's Share of Direct Expenses with respect to the Temporary Premises; however, if Tenant holds over in the Temporary Premises following the expiration of the Temporary Premises Period, then Base Rent shall accrue on a daily, pro-rata basis in a daily amount equal to $0.20 per rentable square foot of the Temporary Premises. Tenant is responsible for all other Additional Rent (excepting Direct Expenses) applicable to the Temporary Premises, including, without limitation, After Hours HVAC Costs, as such term is defined in Section 6.1.1 below), (ii) Tenant shall have no right to assign, sublease or otherwise transfer its interest with respect to the Temporary Premises other than a Permitted Transferee Assignee, (iii) Tenant shall accept the Temporary Premises in its existing "as is" condition and Landlord shall have no obligation to provide or pay for improvements of any kind with respect to the Temporary Premises, (iv) Tenant shall not make any alterations or improvements to the Temporary Premises or any portion thereof, without Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, (v) the terms of the Tenant Work Letter shall be inapplicable to the Temporary Premises, and (vi) Tenant may not install any signage in connection with the lease of the Temporary Premises. On or before the Temporary Premises Expiration Date, Tenant shall quit and surrender possession of the Temporary Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord, except to the extent of (x) reasonable wear and tear, (y) damage by fire or other casualty that is not Tenant's obligation to repair hereunder, or (z) repairs which are specifically made the responsibility of Landlord hereunder. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Temporary Premises all debris, rubbish, phone systems, and cabling installed by Tenant, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Temporary Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its reasonable discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Temporary Premises and Project resulting from such removal.
1.1.1.3Rent Abatement for Substantial Completion Delay. If Substantial Completion of the Tenant Improvements has not occurred by November 30, 2025 (which date shall be extended for any delay resulting from any Tenant Delay(s)) (the "Substantial Completion Rent Abatement Date"), then Tenant shall be entitled to a credit in an amount equal to one (1) day of Base Rent for the Premises for every such day after the Substantial Completion Rent Abatement Date that Substantial Completion of the Tenant Improvements has not occurred, to be applied against the Base Rent otherwise due and payable after the Lease Commencement Date until said Base Rent credits are fully realized by Tenant.
1.1.2.1Termination for Substantial Completion Delay. If the Substantial Completion of the Tenant Improvements has not occurred by February 28, 2026 (as such date shall be automatically extended for any delay resulting from any Tenant Delay(s), the "Substantial Completion Termination Date"), then notwithstanding any events of "Force Majeure" as such term is defined in Section 29.13, below, Tenant shall have the right to terminate this Lease by delivering written notice to Landlord of Tenant's irrevocable election to terminate this Lease within ten (10) days following the Substantial Completion Termination Date, which notice shall be effective on the date set forth in Tenant's notice, but no later than March 31, 2026.
1.1.2.2Exclusive Remedies. The Right to rent Temporary Premises, receive Base Rent Abatement and terminate the lease as set forth in this Section 1.1.2 above shall be Tenant's sole and exclusive remedies for any failure of the Substantial Completion of the Tenant Improvements to occur by any particular date.
1.1.3Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the Rules and Regulations, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord from time-to-time, in its reasonable discretion, including certain areas to be shared by Landlord and other tenants, are collectively referred to herein as the "Common Areas"). Tenant, Landlord and other tenants and occupants of the Project shall each have the right to reserve exclusive use of portions of Common Areas from time-to-time for events, subject to reasonable rules and regulations promulgated by Landlord,

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and provided that any such use by Landlord and other tenant and occupants shall not materially interfere with Tenant's access to the Premises. Except as otherwise provided in this Lease, the manner in which the Common Areas are operated shall be at the reasonable discretion of Landlord, provided that Landlord shall operate the same substantially consistent with the "Operations Standard" (as that term is defined in Section 6.1 below).
ARTICLE 2

LEASE TERM; EXTENSION OPTION
2.1Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the Effective Date. The term "Lease Year" shall mean each consecutive twelve (12) calendar month period during the Lease Term. For purposes of this Lease, the term "Lease Month" shall mean each succeeding calendar month during the Lease Term; provided, however, that the first Lease Month shall commence on the Lease Commencement Date and end on the last day of the first full calendar month of the Lease Term and the last Lease Month shall expire on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a Notice of Lease Term Dates substantially in the form set forth in Exhibit C attached hereto (the "Notice of Lease Term Dates"), as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within fifteen (15) business days of receipt thereof; provided that if said Notice of Lease Term Dates is not factually correct, then Tenant may make such changes as are necessary to make the Notice of Lease Term Dates factually correct, and thereafter execute and return such revised Notice of Lease Term Dates to Landlord within such 15-business day period. The dates set forth on the fully executed Notice of Lease Term Dates shall be conclusive and binding upon Landlord and Tenant, unless Landlord sends a written notice to Tenant rejecting Tenant's changes, whereupon this procedure shall be repeated until the parties mutually agree upon the contents of the Notice of Lease Term Date. If Landlord fails to send Tenant the Notice of Lease Term Dates within thirty (30) days following the Lease Commencement Date, Tenant may send written notice to Landlord substantially in the form of the Notice of Lease Term Dates. In such event, Landlord shall acknowledge Tenant's Notice of Lease Term Dates by executing a copy thereof and returning the same to Tenant within fifteen (15) business days; provided that if such Notice of Lease Term Dates is not factually correct, Landlord shall make such changes to the Notice of Lease Term Dates as are necessary to make such Notice of Lease Term Dates factually correct, which revised Notice of Lease Term Dates shall thereafter be subject to the procedure for finalization set forth in this Section.
2.2Extension Option. Tenant's Extension Option shall be as provided in accordance with the TCCs of Exhibit F attached hereto.
2.3Beneficial Occupancy. If the Substantial Completion of the Tenant Improvements occurs prior to June 1, 2025, Tenant shall have the right to thereafter occupy the Premises to conduct Tenant's business ("Beneficial Occupancy"), provided that (i) Tenant shall satisfy the Possession Requirements before taking Beneficial Occupancy, (ii) Tenant shall give Landlord at least five (5) days' prior notice before taking Beneficial Occupancy, and (iii) all of the terms and conditions of this Lease shall apply during Tenant's Beneficial Occupancy, other than Tenant's obligation to pay Base Rent and Tenant's Share of the Direct Expenses as though the Lease Commencement Date had occurred upon such occupancy of the Premises by Tenant. Tenant's exercise of its right to take Beneficial Occupancy shall be deemed a complete waiver of all of Tenant's rights with respect to the Temporary Premises, including but not limited to those rights provided for in Section 1.1.2.1, above.
ARTICLE 3

BASE RENT
3.1In General. Tenant shall pay to Landlord, without prior notice or demand, except as otherwise set forth herein, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever, except as otherwise set forth herein. In accordance with Section 4 of the Summary, any increases in Base Rent shall occur on the first day of the applicable Lease Month. However, if the first Lease Month pertains to a period longer than one (1) calendar month, then Base Rent for such first Lease Month shall be equal to one (1) calendar month's Base Rent plus prorated Base Rent for the partial calendar month based on actual days also included in such first Lease Month. The prepaid Base Rent set forth in Section 14 of the Summary shall be paid at the time of Tenant's execution and delivery of this Lease. All payments required to be made by Tenant to Landlord hereunder (including, without limitation, Base Rent) shall be paid to Landlord or Landlord's agent, at Landlord's option, by wire transfer, Electronic Funds Transfer, at the management office of the Project or at such other place or method as Landlord may from time to time designate in writing, in immediately available funds that, at the time of payment, are legal

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tender for private or public debts in the United States of America. Whenever in this Lease a payment is required to be made by one party to the other, but a specific date for payment is not set forth or a specific number of days within which payment is to be made is not set forth, or the words "immediately," "promptly," and/or "on demand," or their equivalent, are used to specify when such payment is due, then such payment shall be due thirty (30) days after the date that the party which is entitled to such payment sends notice to the other party demanding such payment.
3.2Base Rent Abatement. Subject to the TCCs of this Section 3.2, Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during the five (5) first full calendar months of the Lease Term (the "Base Rent Abatement"). The five (5) month period set forth in the preceding sentence is the "Base Rent Abatement Period". The foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the TCCs otherwise required under this Lease. Notwithstanding the foregoing or anything to the contrary herein, if an Event of Default by Tenant shall occur and this Lease, is terminated as a result, then in addition to all other rights and remedies of Landlord, at Landlord's option, (i) the unamortized portion of any Base Rent Abatement previously abated shall immediately become due and payable, or (ii) the dollar amount of the unapplied portion of the Base Rent Abatement as of the date of such termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term.
ARTICLE 4

ADDITIONAL RENT
4.1In General. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay Tenant's Share of the annual Direct Expenses (as defined in Section 4.2.1 below), which are in excess of the amount of Direct Expenses applicable to the Base Year; provided, however, that in no event shall any decrease in Direct Expenses for any Expense Year (as defined in Section 4.2.2 below) below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." Except as specifically set forth herein, all amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent; provided, however, the first monthly installment of Tenant's Share of any Estimated Excess, as defined in, and pursuant to the TCCs of, Section 4.4.2 of this Lease, shall first be due and payable for the calendar month occurring immediately following the expiration of the Base Year. Without limitation on other obligations of Landlord and Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 attributable to the period of time prior to the Lease Expiration Date or earlier termination of this Lease (or, in the event of a holdover in the Premises by Tenant, the period of time prior to Tenant vacating and surrendering the Premises to Landlord), and Landlord's obligation to refund to Tenant any overpayments of such Additional Rent shall survive the expiration of the Lease Term; provided, however, that any such payments made by Tenant of any Additional Rent or any refund to Tenant by Landlord of any overpayments of such Additional Rent shall not constitute a waiver by either Tenant or Landlord, as the case may be, of any amount that Tenant or Landlord (as the case may be) contend are in dispute to the extent that any such payments or refunds are made "under protest" whether or not designated as such concurrently with any such payment and/or refund.
4.2Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1"Direct Expenses" shall mean Operating Expenses and Tax Expenses.
4.2.2"Expense Year" shall mean each calendar year, including the Base Year, in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.
4.2.3"Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays, accrues, or amortizes during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, renovation, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (but excluding the cost of any utilities consumed in the Premises and the premises of other tenants of the Project to the extent Tenant is separately paying for the cost of any such utilities

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pursuant this Lease), the cost of operating, repairing, replacing, maintaining, renovating and restoring the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments (provided that such enactments being contested are reasonably anticipated to increase Operating Expenses), and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project, as well as costs incurred in connection with the provision of any shuttle service serving the Project for the purpose of facilitating access to public transportation; (vi) subject to the "Management Fee Cap" (as that term is defined below), a management fee and other fees and costs, including consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement, renovation, repair and restoration of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) subject to item (f), wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of the property manager and project engineer) engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance, renovation, replacement and restoration of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security, sewer and other services (but excluding the cost of any services utilized in the Premises and the premises of other tenants of the Project to the extent Tenant is separately paying for the cost of such services pursuant this Lease), replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance, replacement, renovation, repair and restoration of curbs and walkways, repair to roofs and re-roofing; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the "Amortization Rate," as defined below); (xiii) the cost of capital improvements or capital expenditures incurred in connection with the Project (the "Permitted Capital Expenditures") that are: (A) reasonably anticipated to reduce Operating Expenses, but only to the extent reasonably anticipated to reduce Operating Expenses, (B) required under any Applicable Laws effective after the first Lease Commencement Date, or (C) reasonably related to the safety or security of the Project and consistent with the Operations Standard; provided, however, that any capital expenditure shall be amortized with interest at the Amortization Rate over its reasonable useful life as determined in accordance with sound real estate management and accounting practices, consistently applied; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.4, below; (xv) payments under any "Underlying Documents" (as that term is defined in Section 5.4, below) and (xvi) costs of any additional services consistent with the Operations Standard that are not provided to the Project as of the first Lease Commencement Date but which are thereafter requested by Tenant and provided by Landlord. The term "Amortization Rate" shall mean the annual interest rate which is equal to six percent (6%). Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:
(a)costs, including marketing costs, legal fees, space planners' fees, advertising and promotional expenses (including, without limitation, printing costs and brochures), and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements and provision of tenant allowances, made for new tenants initially occupying space in the Project after the first Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);
(b)except as set forth in items (xi), (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;
(c)costs for which the Landlord is reimbursed by any tenant or occupant of the Project (other than de minimis amounts) or by insurance by its carrier or any tenant's carrier (except to the extent of deductibles) or by warranty or by anyone else , or would have been reimbursed if Landlord had carried the insurance Landlord is required to carry pursuant to this Lease or would have been reimbursed if Landlord had used commercially reasonable efforts to collect such amounts, from any tenant or occupant of the Project or by insurance from its carrier or any tenant's or

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other third party's carrier, and electric power costs for which any tenant directly contracts with the local public service company;
(d)any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(e)costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any Mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project (including, without limitation, consulting or brokerage commissions, origination fees or points, and interest costs or charges), and costs (including attorneys' fees) incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord's general corporate overhead and general and administrative expenses;
(f)the wages, salaries, fees and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages, salaries, fees and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages, salaries, fees and/or benefits attributable to personnel above the level of the property manager and Project engineer;
(g)amount paid as ground rental or similar payments to a ground lessor;
(h)any costs and expenses of operation of commercial concessions operated by the Landlord, including any health club and restaurants, provided that the costs to operate the parking facilities and any compensation paid to any concierge or parking attendants at the Project shall be includable as an Operating Expense;
(i)costs of items and services (including after-hours HVAC) for which Tenant or any other tenant in the Project reimburses Landlord directly and separately from Operating Expenses;
(j)costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;
(k)any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(l)costs incurred to comply with Applicable Laws relating to the removal of Hazardous Materials which were in existence in the Building or on the Project prior to the first Lease Commencement Date, and were of such a nature that a federal, state, local or municipal governmental authority would have required removal or other containment, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions that they then existed in the Building or on the Project, but only to the extent those Applicable Laws were then being actively enforced by the applicable government authority;
(m)costs incurred to remove, remedy, contain, or treat Hazardous Materials, which Hazardous Materials were brought into the Building or onto the Project after the date hereof by Landlord or any other Landlord Parties and are of such a nature, at that time, that a federal, state, local or municipal governmental authority would have required removal or other containment, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions, that they then exist in the Building or on the Project, but only to the extent those Applicable Laws were then being actively enforced by the applicable government authority;
(n)costs of above standard cleaning or other work or services provided selectively to one or more tenants (other than Tenant) without full reimbursement, to a greater extent or in a manner more favorable to such tenant than that performed for or furnished to Tenant;
(o)costs which are excluded from Tax Expenses pursuant to Section 4.2.4.3, below;

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(p)costs associated with the acquisition, sale or financing of the fee, ground lease, air rights or development rights with respect to the Project;
(q)the cost of replacement of any portion of the Building Structure that is not an ordinary repair or maintenance cost;
(r)any operating expense representing any amount paid to a related corporation, entity, or person which is in excess of the amount which would be paid to a qualified first class unaffiliated third party on a competitive basis;
(s)any increase in insurance premium to the extent that such increase is caused or attributable to the particular use, occupancy or act of another tenant;
(t)the cost of overtime or other expense to Landlord in curing its defaults or performing work expressly provided in this Lease to be borne at Landlords expense;
(u)intentionally omitted;
(v)fees payable by Landlord for management of the Project in excess of three percent (3%) of Landlord's gross rental revenues, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project (the "Management Fee Cap"), including base rent, pass-throughs, and parking fees (but excluding the cost of after-hours services or utilities) from the Project for any calendar year or portion thereof;
(w)penalties and interest charges as a result of not paying bills when due or within any grace period;
(x)costs in excess of $50,000 for charitable or political contributions;
(y)penalties and fines of any kind including non-compliance with any applicable building or fire code;
(z)rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment (i) which are not commercially reasonable either as to type or amount (based upon the practices of landlords of the Comparable Buildings), and (ii) which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;
(aa)rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings, with adjustment where appropriate for the size of the applicable project, and if used for the management of other projects as well, such rent shall be appropriately pro-rated;
(ab)any finder's fees, brokerage commissions, job placement costs or job advertising cost, other than with respect to a receptionist or secretary in the Project office, once per year;
(ac)any above Building standard cleaning, including, but not limited to construction cleanup;
(ad)the cost of any training or incentive programs, other than for tenant life safety information services;
(ae)insurance deductibles in excess of customary deductible amounts carried by landlords of the Comparable Buildings; provided, however, that in connection with any insurance deductible amounts included in Operating Expenses as a result of an earthquake which are for items otherwise classified as capital items, such amounts shall be amortized into Operating Expenses at the cost and over the term set forth in Section 4.2.3(p) above;
(af)costs associated with material portions of the Common Areas dedicated for the exclusive use of other tenants of the Project, except to the extent Tenant is given its pro-rata share (rentable square feet in the Premises in relation to rentable square feet in the Project) of comparable Common Areas;

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(ag)advertising and promotional expenses and costs of signs in or on the Building identifying the owner of the Building or other tenants' signs;
(ah)costs due to violations of the Underlying Documents or to create any future Underlying Documents (as opposed to payments under any future Underlying Documents otherwise includable as an Operating Expense hereunder);
(ai)the costs of any flowers, gifts, balloons, etc. provided to any prospective tenants, Tenant, other tenants, and occupants of the Building;
(aj)costs of specialty clubs and services;
(ak)any "validated" parking for any entity;
(al)costs of parties or events not open to all tenants of the Building;
(am)any dining or travel expenses not directly related to the management functions of the Project;
(an)costs of any "tap fees" or any sewer or water connection fees for the benefit of any particular tenant in the Building or the Project;
(ao)costs of magazine and newspaper subscriptions; and
(ap)costs related to removal or treatment of asbestos or asbestos containing material and/or ground water contamination.
If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not 100% occupied during all or a portion of any Expense Year (including, without limitation, if any portion of the Project is unleased or is leased, but is not then being used by a tenant in the ordinary course of its business), Landlord shall make an appropriate adjustment to the variable components of Direct Expenses for such Expense Year by employing sound real estate accounting and management principles, consistently applied, to determine the amount of Direct Expenses that would have been incurred had the Project been 100% occupied; and the amount so determined shall be deemed to have been the amount of Direct Expenses for such Expense Year. For purposes hereof, cost savings in components of Operating Expenses arising by reason of the cessation of use by tenants at the Project due to Casualty (as defined in Section 11.1 below), Force Majeure (as defined in Section 29.13 below), or other extraordinary circumstances are considered variable Operating Expenses that shall be grossed up in Operating Expenses. If Operating Expenses for the Base Year include amortized costs, or costs (including, but not limited to, costs of insurance, personnel, and increased or new services) relating to extraordinary circumstances, including, but not limited to, Casualty, Force Majeure, boycotts, strikes, conservation surcharges, embargoes or shortages, then at such time as such costs are no longer applicable, the increased Operating Expenses attributable thereto shall be excluded from the Base Year Operating Expenses. In no event shall each of the components of Direct Expenses for any Expense Year related to utility costs, Tax Expenses, or Project insurance costs be less than each of the corresponding components of Direct Expenses related to such utility costs, Tax Expenses, and Project insurance costs in the Base Year Any refunds or discounts actually received by Landlord for any category of Operating Expenses shall reduce Operating Expenses in the applicable Expense Year (pertaining to such category of Operating Expenses). In the event any facilities, services or utilities used in connection with the Project are provided from another building owned or operated by Landlord or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Operating Expenses by Landlord on a reasonably equitable basis. Except for the management fee permitted pursuant to Section 4.2.3 above, Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord's right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses. In addition, all assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of the Comparable Buildings in the vicinity of the Building) and shall be included as Operating Expenses in the year in which the assessment or premium installment is actually paid.

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In the event Landlord incurs costs or expenses associated with or relating to any insurance premium resulting from any new forms or types of insurance, including earthquake insurance, which were not part of Operating Expenses during the entire Base Year, Operating Expenses for the Base Year shall be deemed increased by the amounts Landlord would have incurred during the Base Year with respect to such costs and expenses had such insurance been included in Operating Expenses during the entire Base Year. In the event that the earthquake, terrorism or flood insurance premium (or any other insurance premium) applicable to the Building shall decrease in any Expense Year subsequent to the Base Year, Operating Expenses attributable to the Base Year shall, commencing in the year of such decrease, but only so long as and to the extent such decrease remains in effect, thereafter be reduced by the amount of such decrease in earthquake, terrorism or flood insurance premiums (or any other insurance premium).
4.2.4Tax Expenses.
4.2.4.1Inclusions. "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority, but subject to the provisions of this Section 4.2.4) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof, including, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election ("Proposition 13") and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, except as expressly provided below, (iii) any governmental or private assessments or the Project's contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iv) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (v) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (vi) except as expressly provided below, all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.
4.2.4.2In General. Subject to the terms of Section 4.2.4.4 below, any costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in attempting to protest, reduce or minimize Tax Expenses, if Landlord has a reasonable expectation of achieving a reduction in excess of the expenses incurred, shall be included in Tax Expenses in the Expense Year such expenses are paid. Except as set forth in Section 4.2.4.4 below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as an increase in Tax Expenses under this Article 4 for such Expense Year. All special assessments which may be paid in installments shall be paid by Landlord in the maximum number of installments permitted by law and not included in Tax Expenses except in the year in which the assessment is actually paid; provided, however, that if the prevailing practice in Comparable Buildings is to pay such assessments on an early basis, and Landlord pays the same on such basis, such assessments shall be included in Tax Expenses in the year paid by Landlord. If Tax Expenses for any period during the Lease Term or any extension thereof are increased or decreased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord, within thirty (30) days following written demand by Landlord, Tenant's Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the TCCs of this Lease, or Landlord shall provide Tenant with a credit against Rent next coming due under the Lease in the amount of Tenant's Share of any such decreased Tax

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Expenses included by Landlord as Tax Expenses pursuant to the terms of the Lease (until such amount has been fully credited to Tenant), as the case may be.
4.2.4.3Exclusions. Notwithstanding anything to the contrary contained in this Section 4.2.4 (except as set forth in Section 4.2.4.2 above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, documentary transfer taxes, excise taxes, special assessments levied against property other than real estate, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease, (iv) tax penalties, interest or late charges, and (v) any amounts charged directly to Tenant or other tenants, including pursuant to Section 4.5.
4.2.4.4Adjustments to Tax Expenses. Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for the Base Year shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or an Expense Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses due under this Lease; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Direct Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses, but rather shall be the sole property of Landlord. This Section 4.2.4.4 is not intended to in any way affect (A) the inclusion in Tax Expenses of the statutory two percent (2.0%) annual maximum allowable increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Tax Expenses pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Sections 4.2.4.1 through 4.2.4.3, above.
4.3Allocation of Direct Expenses. Subject to Section 4.2.3 above, Landlord shall have the right, from time to time, to reasonably, equitably and consistently allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's reasonable discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants, retail space tenants, tenants leasing storage space, and tenants with exclusive use of certain other areas of the Project. Subject to Section 4.2.3 above, the Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable and consistent manner. The Building is a part of a multi-building project and the costs and expenses incurred in connection with the Project (the Direct Expenses) generally, as opposed to the Building or another building in the Project specifically, are shared between the tenants of the Building and the tenants of the other buildings in the Project. For any Direct Expenses that are attributable to the Project as a whole, an equitable portion of such Project-wide Direct Expenses (as reasonably, consistently, and equitably determined by Landlord) shall be allocated to the tenants of the Building (as well as the tenants of the other buildings in the Project) and such portion shall be included in the Direct Expenses for purposes of this Lease. For purposes of allocating Direct Expenses, those Direct Expenses not reasonably attributable exclusively to the Building shall be allocated on a rentable area basis, except where otherwise dictated by prudent commercial property management and accounting practices or to achieve an equitable and customary allocation of Direct Expenses, provided that, in either case, such method of allocation is consistent with standard industry practice. For avoidance of doubt, the Direct Expenses for purposes of this Lease shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole, but shall exclude any costs and expenses that are attributable solely to another building in the Project.
4.4Calculation and Payment of Tenant's Share of Direct Expenses. If for any Expense Year ending or commencing within the Lease Term, Tenant's Share of Direct Expenses for such Expense Year exceeds Tenant's Share of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1 below, and as Additional Rent, an amount equal to the excess (the "Excess").
4.4.1Statement of Actual Direct Expenses and Payment by Tenant. On or before the last day of June following the end of each Expense Year (including the Base Year), Landlord shall give to Tenant a statement (the "Statement") which shall state, in reasonable detail by major general categories, the Direct Expenses incurred or accrued for such Expense Year, and which (for Expense Years other than the Base Year) shall indicate the amount of the Excess. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess, as defined in Section 4.4.2 below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease or Landlord may apply such overpayment against any unpaid Rent. The failure of Landlord to timely

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furnish the Statement for any Expense Year shall not prejudice Landlord (provided that in the event that such failure continues for a period of three (3) months following receipt of notice from Tenant, Tenant may elect to seek specific performance) or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment or apply such overpayment against any unpaid Rent. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant's Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the earlier of the expiration of the applicable Expense Year or the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant's Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing (i.e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time following the Lease Expiration Date which are attributable to any Expense Year (provided that Landlord delivers Tenant a bill (a "Supplemental Statement") for such amounts within two (2) years following Landlord's receipt of the bill therefor).
4.4.2Statement of Estimated Direct Expenses. In addition, Landlord shall use commercially reasonable efforts to give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth in general major categories Landlord's reasonable and good faith estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the "Estimated Excess") as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4 (provided that in the event that such failure continues for a period of six (6) months following receipt of notice from Tenant, Tenant may elect to seek specific performance), nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary; provided, however, any such subsequent revision shall set forth on a reasonably specific basis any particular expense increase. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain records with respect to Direct Expenses in accordance with sound real estate management and accounting practices, consistently applied.
4.4.3Cap on Controllable Expenses. Further, notwithstanding the foregoing, in no event shall Controllable Operating Expenses, as that term is defined below, for the Base Year and each Expense Year thereafter increase by more than five percent (5%) per Expense Year on a cumulative, compounded basis, except as a result of a change in the physical size of the Premises. For example, the maximum amount of Controllable Operating Expenses that may be included in the calculation of such Operating Expenses for each calendar year shall equal the product of the Controllable Operating Expenses and the following percentages for the following calendar years: 105% for the first year following the Base Year; 110.25% for the second year following the Base Year; 115.76% for the third year following the Base Year; 121.55% for the fourth year following the Base Year; etc. However, any increases in Operating Expenses not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding calendar years during the Lease Term (subject to the foregoing limitation) to the extent necessary until fully recouped by Landlord. Upon the commencement of the first Option Term (or any other extension of the initial Lease Term), the measuring Expense Year shall be reset to be the first Expense Year of such Option Term commences (which shall be deemed the Base Year for the Option Term). As used herein "Controllable Operating Expenses" shall mean all Operating Expenses, excluding the following: (i) utility charges, (ii) janitorial expenses, (iii) the cost of union labor, including payroll and benefits, which shall include labor which is not union as of the Lease Date but which unionizes after the Lease Date, (iv) market-wide labor-rate increases due to extraordinary circumstances, including without limitation, boycotts and strikes, (v) costs incurred due to an event of Force Majeure and other weather-related costs (including landscape maintenance costs, such as those resulting from infestation, storms, drought and other severe weather), (vi) Landlord's insurance costs and deductibles thereunder, (vii) costs relating to compliance with governmentally mandated transportation management

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programs, (viii) costs which are required in order for the Project, Building or any portion thereof, to maintain a certification under the U.S. Green Building Council's Leadership in Energy and Environmental Design ("LEED"), or other applicable certification agency in connection with Landlord's sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time), (ix) any costs that constitute Tax Expenses, (x) costs incurred to comply with Applicable Laws, (xi) amortized costs of Permitted Capital Expenditures, and (xii) any costs incurred specifically at the request of Tenant and not expressly required to be incurred by Landlord pursuant to this Lease.
4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.
4.5.1Tenant shall be liable for taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises and shall pay or dispute (to the extent lawful so to do) the same before delinquency. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall with thirty (30) days following demand by Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
4.5.2Notwithstanding any contrary provision herein Landlord may elect to charge Tenant directly, and in such event Tenant shall pay to Landlord, within thirty (30) days of demand, as Additional Rent, any or all of the following: (i) rent tax or sales tax, gross receipts tax, service tax, transfer tax or value added tax, and/or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) any taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Parking Facilities, and taxes or assessments due to any type of ballot measure, including an initiative adopted by the voters or a local agency, or a state or municipal proposition approved by the voters; and (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. To the extent that Landlord elects to charge Tenant directly for any of the foregoing, then such items for which Tenant is so charged directly shall not be included in Direct Expenses.
4.5.3Landlord may charge Tenant the estimated amount of taxes and other charges for which Tenant is directly responsible pursuant to this Section 4.5 on a monthly basis, provided that Landlord shall reconcile the amount actually paid by Tenant with the amount that Tenant should have paid, as part of Landlord's Statement following the end of each Expense Year.
4.6Landlord's Records.
4.6.1In General. Subject to the TCCs of Section 4.2.6 below, within one (1) year after Tenant's receipt of a Statement for a particular Expense Year and, with respect to the Base Year, within one (1) year following receipt of a Statement for the first Expense Year following the Base Year (the "Audit Period"), if Tenant disputes the calculation of Direct Expenses set forth in such Statement, an independent certified public accountant designated and paid for by Tenant ("Tenant's Accountant"), may after reasonable notice to Landlord and at reasonable times, audit Landlord's records (the "Tenant Review") with respect to the Statement. In no event shall Tenant have the right to conduct such Tenant Review if Tenant is then in default under this Lease with respect to any of Tenant's monetary obligations, including, without limitation, the payment by Tenant of all Additional Rent amounts described in the Statement which is the subject of Tenant's Review, which payment, at Tenant's election, may be made under dispute. Tenant's Accountant must (A) be a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) not be retained on a contingency fee basis (i.e., Tenant must be billed based on the actual time and materials that are incurred by Tenant's Accountant in the performance of the audit), and (C) not currently or within the previous twenty-four (24) month period be providing accounting and/or lease administration services to another tenant in the Project in connection with a review or audit by such other tenant of Direct Expenses. Any Tenant Review shall take place in Landlord's office at the Project or at such other location in Los Angeles County as Landlord may reasonably designate, and Landlord will provide Tenant with reasonable access to personnel as is reasonably necessary for the Tenant Review, reasonable accommodations for such Tenant Review and reasonable use of such available office equipment. Tenant shall provide Landlord with not less than thirty (30) days' notice of its desire to conduct such Tenant Review. In connection with the Tenant Review, Tenant and Tenant's Accountant must agree in advance to follow Landlord's reasonable rules and procedures regarding an audit of the aforementioned Landlord records that do not adversely affect the

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ability of Tenant's Accountant to perform the audit in a reasonable manner, and shall execute a commercially reasonable confidentiality agreement regarding the Tenant Review. In connection with the foregoing review, Landlord shall furnish Tenant with such reasonable supporting documentation relating to the subject Statement or Supplemental Statement as Tenant may reasonably request. Any audit report prepared by Tenant's Accountant shall be delivered concurrently to Landlord and Tenant within the Audit Period. If after such audit, Tenant still disputes such Direct Expenses, an audit to determine the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Neutral Accountant") mutually selected by Landlord and Tenant that has not previously represented Landlord or Tenant; provided that if such audit by the Neutral Accountant proves that the Direct Expenses in the subject Expense Year were overstated by more than three percent (3%), then the cost of the Neutral Accountant and the out-of-pocket cost of Tenant's Accountant shall be paid for by Landlord. If Landlord and Tenant cannot agree upon and appoint a Neutral Accountant within thirty (30) days of Tenant's submittal of an audit report to Landlord, then Landlord or Tenant may apply to the Presiding Judge of the Los Angeles County Superior Court to appoint a Neutral Accountant in accordance with the criteria herein. If the resolution of the parties' dispute with regard to the Additional Rent shown on the Statement (as determined by Tenant Review and accepted by Landlord, or as determined by the Neutral Accountant, if applicable) reveals an error in the calculation of Tenant's Share of Direct Expenses to be paid for such Expense Year, the parties' sole remedy shall be for the parties to make appropriate payments or reimbursements, as the case may be, to each other as are determined to be owing. Any such payments shall be made within thirty (30) days following the resolution of such dispute; provided that if Landlord fails to make such payment within such time period, Tenant may treat any overpayments resulting from the foregoing resolution of such parties' dispute as a credit against Rent until such amounts are otherwise paid by Landlord. Subject to the terms of Section 4.6.2, below, this provision shall survive the termination of this Lease to allow the parties to enforce their respective rights hereunder.
4.6.2Termination of Rights. Tenant's failure to audit the Direct Expenses set forth in any Statement within the Audit Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement; provided, however, that, that in no event shall the foregoing constitute a waiver by Tenant to pursue any fraud claims against Landlord pertaining to Direct Expenses to the extent allowable under Applicable Laws. Additionally, if following Tenant's delivery to Landlord of a written request for a Tenant Review, Landlord fails to make its accounting records for the applicable Expense Year reasonably available for such purpose in accordance with the terms of Section 4.6.1 above, then the Audit Period shall be extended one (1) day for each day that Tenant and/or Tenant's Auditor, as the case may be, is so prevented from accessing such accounting records. In no event shall the payment by Tenant of any Direct Expense payment, or any amount on account thereof, preclude Tenant from exercising its rights under this Section 4.6. Tenant's sole right to audit Landlord's records and to contest the amount of Direct Expenses with respect to any Expense Year shall be as expressly set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to Applicable Laws to audit such records and/or to contest the amount of Direct Expenses with respect to any Expense Year.
4.7Tenant's Proposition 13 Protection Period. During the period beginning on (i) January 1, 2027 (i.e. the day after the end of the Base Year) and ending on the last day of Lease Year 1, Tenant shall not be obligated to pay any of the Tax Increase (defined below) with respect to the entire Premises leased by Tenant pursuant to this Lease, (ii) the first day of Lease Year 2 and ending on the last day of Lease Year 2, Tenant shall not be obligated to pay sixty-six percent (66%) of any Tax Increase with respect to the entire Premises leased by Tenant pursuant to this Lease, and (iii) the first day of Lease Year 3 and ending on the last day of Lease Year 3, Tenant shall not be obligated to pay thirty-three percent (33%) of any Tax Increase with respect to the entire Premises leased by Tenant pursuant to this Lease. Tenant shall be fully responsible for any Tax Increase (regardless of when such Tax Increase occurred) arising after the expiration of the Protection Period, including any extension of the Lease Term. The "Protection Period" is the period from January 1, 2027 through the earlier of: (a) the last day of Lease Year 3; and (b) the date, if any, that the terms of Proposition 13 are no longer applicable to the Property.
4.7.1Tax Increase. The "Tax Increase" is that portion of the Tax Expenses, as calculated immediately following the Reassessment (defined below), which is attributable solely to the Reassessment. The Tax Increase shall not include any portion of the Tax Expenses, as calculated immediately following the Reassessment, which is attributable to: (i) the assessed value of the Premises, Building or Project or the tenant improvements located therein prior to the Reassessment, (ii) assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, (iii) the annual inflationary increase of real estate taxes, but not in excess of 2.0% per annum, (iv) is attributable to Tax Expenses incurred during the Base Year (calculated without regard to the effect of Proposition 8) or (v) any tax, assessment or reassessment that is not pursuant to the terms of Proposition 13. The "Reassessment" is a reassessment of the Project for real estate tax purposes

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by the appropriate governmental authority pursuant to the terms of Proposition 13 to the extent resulting from the consummation of any sale, refinancing, or change in ownership (whether in full or in part) of the Project.
4.7.2Landlord's Right to Purchase the Proposition 13 Protection Amount. The amount of Tax Expenses which Tenant is not obligated to pay or will not be obligated to pay in connection with a particular Reassessment shall be sometimes referred to hereafter as a "Proposition 13 Protection Amount." If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each calendar year commencing with the calendar year in which the Reassessment will occur, the terms of this Section 4.7.2 shall apply to each such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the "Applicable Reassessment"), at any time during the Protection Period, by paying to Tenant an amount equal to the "Proposition 13 Purchase Price," as that term is defined below, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease. The "Proposition 13 Purchase Price" is the present value of the Proposition 13 Protection Amount remaining during the Protection Period, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining calendar year (as though the portion of such Proposition 13 Protection Amount benefitted Tenant at the middle of each calendar year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the average rates of yield for United States Treasury Obligations with maturity dates as close as reasonably possible to the middle of each calendar year during which the portions of the Proposition 13 Protection Amount would have benefitted Tenant, which rates shall be those in effect as of Landlord's exercise of its right to purchase the Proposition 13 Protection Amount, plus (B) 1% per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of this Section 4.7 shall not apply to any Tax Increase attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon notice by one party to the other, Tenant's Rent next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Rent next due shall be increased by the amount of the overestimation shall be due within thirty (30) days.
ARTICLE 5

USE OF PREMISES
5.1Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion. Notwithstanding the foregoing, Tenant shall have the right, subject to compliance with all TCCs of this Lease, to use the Premises or portions thereof for the following specific purposes: (A) typical office kitchen, breakroom, pantry and dining room uses that do not require venting and consistent with typical general office use by office tenants in first-class office building projects; (B) recreation rooms for employees of Tenant; (C) vending machines and snack bars for the sale of food, confections, nonalcoholic beverages, newspapers and other convenience items to employees of Tenant, but not the general public; (D) business and mailroom machines, equipment for printing, producing and reproducing forms, circulars and other materials used in connection with the conduct of Tenant's business; (E) libraries for employees of Tenant; (F) computer and other electronic data processing; (G) boardrooms and conference rooms; (H) training and testing rooms for employees of Tenant; (I) facilities for storage of equipment and supplies in connection with the foregoing; (J) an audio-visual studio/stage and other video and filming activities. Notwithstanding the foregoing, in no event shall any of the uses set forth in items (A) through (J), above, or any non-general office component of the Permitted Use, as set forth in Section 6 of the Summary, require Landlord to modify the Base Building or cause odors, sounds, sound-related vibrations or other odors, noise or vibrations to be smelled, heard or felt from outside the Premises in excess of the level of odors, noise and vibrations caused by typical general office use. Tenant shall operate its business in the Premises, and in no event may Tenant's Permitted Use violate the rules and regulations reasonably promulgated by Landlord from time to time ("Rules and Regulations"), the current set of which (as of the Effective Date) is attached to this Lease as Exhibit D; provided, however, the current Rules and Regulations shall not be unreasonably or discriminatorily modified or enforced in a manner which shall materially interfere with the conduct of Tenant's Permitted Use from the Premises or Tenant's use of or access to the Premises or the Tenant Parking Area. Landlord shall not be responsible to Tenant for the nonperformance of any of such Rules

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and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project; provided, however, that Landlord shall use commercially reasonable efforts (but not including the institution of legal proceedings) to enforce such non-performance against the other occupants and tenants of the Project, to the extent such non-performance has a material adverse effect on Tenant's use of or access to the Premises.
5.2Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof which (a) is of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction, which is inconsistent with the nature of a first-class office project or which would otherwise reasonably offend a landlord of a Comparable Building, (b) is capable of exercising the power of eminent domain or condemnation, or (c) would, in Landlord's reasonable judgment, materially increase the human and/or vehicular traffic in, or the security threat to, the Premises, the Building and/or the Project; (ii) offices or agencies of any foreign governmental or political subdivision thereof (unless a similar tenant is located in the Building, and such entity (a) is not of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction, which is inconsistent with the nature of a first-class office project or which would otherwise reasonably offend a landlord of a Comparable Building, (b) is not capable of exercising the power of eminent domain or condemnation, and (c) would not, in Landlord's reasonable judgment, materially increase the human and/or vehicular traffic in, or the security threat to, the Premises, the Building and/or the Project); (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; (vi) communications firms for broadcasting purposes such as radio and/or television stations; (vii) primary businesses that involves e-cigarettes, vaping, cannabis or other similar business models, or business that is prohibited from time to time by any documents between partners or members in the entity comprising Landlord from leasing or occupying space at the Building or Project (provided that Landlord shall deliver a list to Tenant of any such other prohibited entities or individuals from time to time within ten (10) business days of Tenant's written request); or (viii) any use that would violate Applicable Laws, zoning, building codes or any Underlying Documents (as defined in Section 5.4 of this Lease). Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Project, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.
5.3Density. Tenant shall not use any substantial portion of the Premises for a "call center," any other telemarketing, credit processing or customer service center. Tenant's use shall not result in an occupancy density for the Premises which is greater than permitted by Applicable Laws. Landlord makes no representation or warranty that the Base Building, the Common Areas or the Premises will accommodate any particular density or that any particular density is permitted by Applicable Law or zoning requirements. Furthermore, Landlord shall not be obligated to make any changes to the Base Building or Common Areas to accommodate Tenant's occupancy density.
5.4Underlying Documents. Tenant shall (i) be subject (and this Lease shall be subordinate) to all current or future (recorded and unrecorded) ground leases and master leases, development agreements, easements, licenses, operating agreements, declarations, restrictive covenants, covenants, conditions and restrictions affecting the Building or the Project (and any portion thereof), reciprocal easement agreements, parking licenses, and any agreements with transit agencies affecting the Building or the Project (all documents described in this item (i) and any additional provisions, exhibits, documents, rules and laws mentioned therein, are, collectively, "Underlying Documents"), (ii) comply with the requirements of the Underlying Documents, (iii) not perform any act or omission that would cause Landlord to be in violation of the Underlying Documents, (iv) be solely responsible for any amounts payable by Landlord resulting from Tenant's failure to comply with this Section 5.4, and (v) within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination of this Lease to any Underlying Documents; provided, however, Tenant shall not be required to subordinate this Lease to any future Underlying Documents or amendments to existing Underlying Documents that shall materially, adversely (i) affect Tenant's use of the Premises for the Permitted Use or use of or access to the Premises or the Tenant Parking Area, (ii) materially, adversely affect Tenant's rights under this Lease, or (iii) increase Tenant's obligations under this Lease. Landlord reserves the right to further subdivide all or a portion of the Project.
5.5Service Animals; Tenant's Dogs. With the exception of "service" animals (as defined by the Americans with Disabilities Act, the Fair Employment and Housing Act, and their accompanying guidelines or other Applicable Laws) ("Service Animals") and "Tenant's Dogs" (as defined below), no animals, reptiles, birds or pets are permitted in the Premises, Building or Project at any time. Any Service Animals brought to the Premises, Building or Project must (i) be dogs or other animals that are recognized as Service Animals under Title III of the Americans with Disabilities Act, the Fair

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Employment and Housing Act, and their accompanying guidelines or other Applicable Laws, (ii) be individually trained to do work, perform tasks or provide support for a person with a recognized disability. Subject to the TCCs of this Section 5.5, Tenant shall be permitted to bring up to three (3) dogs, which dogs shall be non-aggressive, well behaved, fully-trained, fully-domesticated and fully-vaccinated dogs of no less than one (1) year in age (which dogs are owned by Tenant or an officer or employee of Tenant) and no more than one hundred (100) pounds in weight ("Tenant's Dogs"). Any Service Animals and all of Tenant's Dogs must  be registered with Landlord's property management office prior to coming to the Premises, Building or Project. Dogs (other than Tenant's Dogs), birds, reptiles or other animals whose sole function is to provide emotional support or comfort are not permitted except to the extent required by Applicable Laws. The following TCCs shall apply to all Service Animals and Tenant's Dogs brought onto the Project by Tenant or Tenant's employees (to the extent enforceable by Applicable Laws): (1) while in or about the Premises, Building or Project, all Service Animals and Tenant's Dogs must be harnessed, leashed or tethered and under the handler's control at all times; (2) any Service Animals and Tenant's Dogs brought into the Building shall access the Premises through the service or freight elevator only, if one is functioning at the Building (otherwise the passenger elevators may be utilized); (3) all Service Animals and Tenant's Dogs must be free from offensive odors and display habits appropriate to the work environment of the Premises, Building and Project; (4) Service Animals and Tenant's Dogs may not be disruptive or aggressive or engage in behavior that endangers the health and safety of others; (5) all Service Animals and Tenant's Dogs shall be house-trained and vaccinated in accordance with Applicable Laws (and evidence of such vaccinations shall be provided to Landlord within five (5) business days of request); (6) Tenant shall immediately remove any animal waste and excrement from the Premises, Building and Project; and (7) Tenant's Dogs shall not be brought to the Project if such dog is ill or contracts a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Building (which diseases may include, but shall not be limited to, rabies, leptospirosis and Lyme disease). Tenant shall be responsible for any additional janitorial or cleaning costs and all other costs which may arise from the Service Animals' presence in the Project and/or the Building in excess of the costs that would have been incurred had Service Animals not been allowed in or around the Project and/or the Building. In the event Landlord receives any verbal or written complaints from any other tenant or occupant of the Project in connection with health-related issues (e.g., allergies) related to the presence of the Tenant's Dogs in the Premises, the Building (to the extent Tenant is not then the only tenant of the Building) or the Project, Landlord and Tenant shall promptly meet and mutually confer, in good faith, to determine appropriate mitigation measures to eliminate the causes of such complaints (which mitigation measures may include, without limitation, additional and/or different air filters to be installed in the Premises heating, air conditioning and ventilation system, or elsewhere in the Building), and Tenant shall cause such measures to be taken promptly at its sole cost or expense. Further, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that Tenant's insurance provided pursuant to Article 10 of this Lease covers dog-related injuries and damage.
ARTICLE 6

SERVICES AND UTILITIES
6.1Standard Tenant Services. Landlord shall operate and manage the Project in a first-class manner substantially consistent with that of first-class mid-rise institutionally owned Comparable Buildings ("Operations Standard") and provide the following services on all days and at all times (unless otherwise stated below) during the Lease Term.
6.1.1HVAC. Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning ("HVAC") when necessary for normal comfort for normal office use in the Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday, and on Saturdays from 9:00 A.M. to 1:00 P.M. (collectively, the "Building Hours"), except for the date of observation of New Year's Day, President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord's discretion, other locally or nationally recognized holidays (collectively, the "Holidays"). Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems. If Tenant desires to use HVAC during hours other Building Hours, Tenant's authorized representative may access Landlord's automated system and order such HVAC, and Landlord shall supply such HVAC to Tenant at such hourly cost per zone to Tenant (which shall be treated as Additional Rent) in an amount equal to the "After Hours HVAC Cost," as that term is defined below. As used in this Lease, "After Hours HVAC Cost" shall initially be equal to $45.00 per hour per unit required. "Actual Cost" shall mean an amount equal to the actual out-of-pocket incremental extra costs to Landlord to provide such services or utilities, without markup for profit or overhead, but including depreciation. Landlord shall also cause the indoor air quality of the Premises to materially comply with, for the entire Lease Term the standards set forth in Standard 62.1-2010 for office occupancy

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("Ventilation for Acceptable Indoor Air Quality"), including both the requirements of the Ventilation Rate Procedure and Indoor Air Quality Procedure and the maintenance requirements, recommendations and guidelines contained therein, promulgated by the American Society of Heating, Refrigerating and Air Conditioning Engineers ("ASHRAE") (collectively, the "Indoor Air Quality Standard"), but excluding any failure to comply as a result of a Tenant Triggered Air Quality Failure. In the event the indoor air quality delivered to the Premises (excluding any air delivered by any Rooftop and Supplemental Equipment) does not meet the Indoor Air Quality Standard, such condition shall be referred to as a "Sick Building," and Tenant shall provide Landlord with notice (the "Sick Building Notice") that the Building is a Sick Building, and Landlord shall have a period of five (5) business days to verify that the Building is a Sick Building and commence corrective action (and thereafter diligently pursue to completion). A "Tenant Triggered Air Quality Failure" shall mean a failure to meet the Indoor Air Quality Standard as a result of any of the following: (i) Tenant's use of the Premises (for non-general office use), (ii) Tenant's installation of Alterations that adversely affect the Indoor Air Quality (e.g., use of non-low VOC paints), (iii) any act or omission of Tenant or Tenant's Parties, including Tenant's failure to comply with Tenant's Repair Obligations, (iv) Tenant's occupancy density in excess of eight (8) persons per each one thousand (1,000) usable square foot of the Premises (or such lesser maximum density prescribed by Applicable Laws). If Landlord has not objected to the Sick Building determination and has not commenced corrective action within the foregoing five (5) business day period, then Tenant may, as its sole remedies, exercise its rights set forth in Section 7.3, below or elect to have such failure constitute an Abatement Event pursuant to Section 19.5.2, below by providing an "Additional Abatement Notice" (and the Sick Building Notice shall constitute Tenant's "Initial Abatement Notice" for such purposes). Any dispute as to whether Landlord has commenced to cure the Sick Building, diligently pursued to completion, or whether the Building constitutes a Sick Building shall be resolved by the selection of an arbitrator to resolve the dispute, which arbitrator shall be selected and qualified pursuant to the procedures set forth in Section 29.35 of this Lease. If Tenant prevails in the arbitration, the amount of the Arbitration Award (which shall include interest at the Interest Rate from the time of each expenditure by Tenant until the date Tenant receives such amount by payment or offset and attorneys' fees and related costs) may be deducted by Tenant from the Rent next due and owing under this Lease.
6.1.2Electricity. Landlord shall, as part of Operating Expenses, provide electricity to the Premises via the existing Building electrical systems (including adequate electrical wiring and facilities for connection to Tenant's lighting fixtures and other equipment) for lighting and power suitable for normal general office use, as reasonably determined by Landlord and in accordance with applicable Laws. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation, nor shall Tenant utilize electricity in excess of Applicable Laws.
6.1.3Lighting. Landlord, as part of Operating Expenses, shall replace lamps, starters and ballasts for Building standard non-LED lighting fixtures (and non-Building standard non-LED lighting fixtures that utilize the same lamps, starters and ballasts) within the Premises, and drivers, transformers, and lighting controls for Building standard LED lighting fixtures (and lambs for non-Building standard LED lighting fixtures utilizing MR16 lamps) within the Premises. Tenant shall bear the cost of replacement of all other components of lighting within the Premises.
6.1.4Water. Landlord shall provide city water from the regular Building outlets for drinking, drinking fountains (if any), lavatory and toilet purposes and for typical office kitchens within the Premises.
6.1.5Janitorial and Window Washing. Landlord shall provide customary weekday janitorial services to the Premises Monday through Friday, except the date of observation of the Holidays, in and about the Premises (including restroom supplies) in accordance with the Building standard cleaning specifications set forth on Exhibit I attached hereto, subject to reasonable modifications consistent with the Operations Standard, and Landlord shall provide exterior window washing services in a manner consistent with the Operations Standard (at least bi-annually). At Landlord's option, but consistent with the practices of landlords of Comparable Buildings, Landlord may increase the scope or nature of certain janitorial services provided to the Premises, such as sanitizing the Premises or providing increased services following a Tenant event, and if such increase is specific to the Premises, or is performed at the request of Tenant, then Tenant shall pay the cost of the increase directly to Landlord as Additional Rent, and otherwise such costs shall be included in Operating Expenses.
6.1.6Elevators. Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have at least one elevator available at all other times. Landlord shall provide nonexclusive freight elevator service subject to reasonable and non-discriminatory scheduling and rules and regulations set forth by Landlord.
6.1.7Access; Access Control. Subject to compliance with Landlord's access control procedures and Applicable Laws, and except when and where Tenant's right of access is specifically

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restricted or limited in this Lease, Tenant shall have the right of access to the Premises twenty-four (24) hours per day, seven (7) days per week during the Lease Term. Landlord shall provide Tenant with appropriate contact information that Tenant may contact in the event of an emergency at the Premises or the Building twenty-four (24) hours per day, seven (7) days per week (whether or not during Building Hours). Landlord shall provide access control services to the Common Areas serving the Premises in a manner consistent with the Operations Standard.
6.2Office and Communications Services. Certain office and communications services (which may include, without limitation, cable or satellite television service) may be offered to tenants of the Building or Project by a concessionaire under contract to Landlord or designated and contracted with by Tenant ("Provider"). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such TCCs as Tenant and Provider may agree. In the event that Tenant elects to contract with a Provider other than the existing Providers to the Building, Tenant shall, at Tenant's expense, cause such Provider to contract with the Landlord and Landlord shall provide fiber for the existing fiber riser for use by Tenant's selected carriers. Additionally, Landlord agrees to provide, at Landlord's sole cost, access to a shared conduit to extend from the Building's MPOE to the telephone and electrical closets serving the Premises so that the Provider may install any cabling (including fiber optic cabling) and equipment necessary to provide such telecommunications and/or internet service from the electrical and telephone closets to the Premises. Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, or the quality, reliability or suitability thereof; (ii) the Provider is not acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider, or its agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of Rent, or constitute any accrual or constructive eviction of Tenant, or otherwise give rise to any other claim of any nature against Landlord.
6.3Overstandard Tenant Use. In the event Tenant uses heat-generating machines, machines other than normal fractional horsepower office machines, or equipment (which machines and/or equipment are in excess of general office use quantities and/or configurations) or lighting other than Building standard lights in the Premises, which may materially affect the temperature otherwise maintained by the HVAC or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease, Tenant shall, subject to the TCCs of Article 8 below, install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the Actual Cost thereof, including the cost of installation, operation and maintenance and other similar charges, shall be borne by Tenant. If Tenant uses water in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, within thirty (30) days of billing, the Actual Cost of such excess consumption, the Actual Cost of installing, testing and maintaining of the metering devices. Notwithstanding the foregoing, Landlord may only charge such excess costs to Tenant to the extent that Landlord also separately bills its other tenants in the Building, if any, for usage in excess of amounts set forth in Section 6.1, above.
6.4Interruption of Use. Landlord shall not be liable for damages, by abatement of Rent (except as provided in Section 19.6.2 of this Lease) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements (and Landlord agrees to use commercially reasonable efforts to minimize interference with Tenant's business in the Premises in connection with the performance of any non-emergency work and further agree to provide Tenant with at least twenty-four (24) hours prior written notice of any planned shutdowns of electrical power within the Building or any planned shutdowns by the utility serving the Building (to the extent Landlord has notice thereof) excluding emergency shut downs for which Landlord is unable to provide such notice), by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises (subject, however, to Landlord's covenant of quiet enjoyment) or relieve Tenant from paying Rent (except as provided in Section 19.6.2 of

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this Lease) or performing any of its obligations under this Lease; provided, however, that Landlord shall use commercially reasonable and diligent efforts to restore such service to the extent the restoration of the same is not the obligation of Tenant, the utility company or other third party. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6; provided, however, that Landlord shall be responsible for any property damage or personal injury to the extent set forth in Section 10.1.7 of this Lease.
6.5Rooftop and Supplemental Rights. Tenant may install (either as an Alteration or Tenant Improvement), repair, maintain and use, at Tenant's sole cost and expense but without the payment of any Base Rent or similar fee or charge, (i) a reasonable amount of satellite dishes and antennae, occupying a reasonably sized area on the roof of the Building, mutually and reasonably determined by Landlord and Tenant, for the receiving of signals or broadcasts servicing the business conducted by Tenant from within the Premises and (ii) a reasonable amount of supplemental HVAC units or systems on the roof of the Building or within the Premises, which include the corresponding fan unit and connections within the Building (collectively, the "Rooftop and Supplemental Equipment"). The Rooftop and Supplemental Equipment shall not be higher than six feet (6') and shall fit within an area no larger than (or otherwise occupy a space which is larger than) seven feet (7') by seven feet (7'). Landlord makes no representations or warranties whatsoever with respect to the condition of the roof of the Building, or the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Rooftop and Supplemental Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Rooftop and Supplemental Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise. For all purposes under this Lease, the Rooftop and Supplemental Equipment shall be deemed to be included within the definition of Tenant's External Property.
6.5.1Installation of Rooftop and Supplemental Equipment. In the event Tenant elects to exercise its right to install the Rooftop and Supplemental Equipment, then Tenant shall give Landlord prior written notice thereof and shall submit to Landlord (a) construction ready plans and specifications (specifically including, without limitation, all mounting and waterproofing details) prepared by a registered professional engineer which (1) specify in detail the design, location, size, model, weight, method of installation and method of screening and frequency of the Rooftop and Supplemental Equipment and (2) are sufficiently detailed to allow for the installation of the Rooftop and Supplemental Equipment in a good and workmanlike manner and in accordance with all Applicable Laws for Landlord's review and approval (such submission, review and approval, and construction shall be governed by the applicable process for Alterations or Tenant Improvements and this Section 6.5); provided, however, that Landlord may withhold consent in its sole and absolute discretion if the weight of the Rooftop and Supplemental Equipment would require the installation of bracing or other structural support or would affect Landlord's roof warranties and (b) all necessary consents, approvals, permits or registrations, including architectural guidelines in effect for the area in which the Building is located as they may be amended from time to time, required for the installation, maintenance, use or operation of the Rooftop and Supplemental Equipment in accordance with Applicable Law. The location of any such Rooftop and Supplemental Equipment shall be reasonably designated by Landlord and Landlord may require, as a condition to Landlord's approval of the plans and specifications, Tenant to install screening around such Rooftop and Supplemental Equipment, at Tenant's sole cost and expense, as reasonably designated by Landlord. Tenant shall reimburse to Landlord the Actual Costs reasonably incurred by Landlord in approving such Rooftop and Supplemental Equipment. If the Rooftop and Supplemental Equipment uses any electricity, and Tenant is not the only direct tenant of the Building, Tenant shall pay for the cost to purchase and install electrical submeter equipment and wiring, and thereafter Tenant shall either pay the provider directly, or pay to Landlord the monthly electrical submeter charges, throughout the Lease Term. Landlord's approval of any such plans and specifications shall not constitute a representation or warranty by Landlord that such plans and specifications comply with sound architectural guidelines and/or engineering practices or will comply with all applicable Laws; such compliance shall be the sole responsibility of Tenant. Tenant shall maintain all permits necessary for the maintenance and operation of the Rooftop and Supplemental Equipment while it is on the Building, and all such permits shall be in Tenant's name.
6.5.2Repair, Maintenance and Removal of Rooftop and Supplemental Equipment. Tenant shall operate, service, maintain and repair such Rooftop and Supplemental Equipment and any screening therefor, in accordance with the TCCs of this Lease and in such a manner so as not to unreasonably interfere with any other equipment or systems (including other satellite, antennae, or other transmission facility) in the Project.
6.5.3Use of Rooftop and Supplemental Equipment. Tenant shall not be entitled to license its Rooftop and Supplemental Equipment to any third party, nor shall Tenant be permitted to

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receive any revenues, fees or any other consideration for the use of such Rooftop and Supplemental Equipment by a third party. Tenant's right to install such Rooftop and Supplemental Equipment shall be non-exclusive, and Tenant hereby expressly acknowledges Landlord's continued right to itself utilize a portion of the rooftop of the Building for Building Systems, and to grant similar rights to other tenants, subtenants, and occupants of the Project (if any) if the same does not interfere with Tenant's Rooftop and Supplemental Equipment.
6.6Tenant's Security System. Tenant shall have the right, at any time during the Lease Term, to install a separate security system for the Premises as appropriate and to Tenant's standards (the "Tenant's Security System"), including (i) the installation of multi-class readers and/or other key-card systems at the doors to the Premises'; and (ii) the installation of continuously monitored security cameras and/or video monitoring equipment within the Premises (and in no event may Tenant install any cameras or monitoring equipment outside of the Premises). Tenant's Security Systems shall be subject to Landlord's prior review and approval (not to be unreasonably withheld, conditioned or delayed), and the installation thereof shall be deemed an Alteration and shall be performed pursuant to Article 8 of this Lease below, or a Tenant Improvement if performed pursuant to Exhibit B attached hereto, but the physical components of Tenant's Security System shall be deemed Tenant's Property for all other purposes of this Lease. In addition, Tenant shall coordinate the selection, installation and operation of all physical components of Tenant's Security System with Landlord in order to ensure that Tenant's Security System is compatible with Landlord's Building security systems and equipment, and to the extent that Tenant's Security System is not compatible with Landlord's Building systems and equipment, Tenant shall not connect such system to Landlord's access-control system and Tenant shall need to utilize access badges for both the Landlord's Building security system as well as Tenant's Security System. Tenant shall be solely responsible, at Tenant's sole cost and expense, for the installation, monitoring, operation, replacement and removal of Tenant's Security System. Tenant shall provide Landlord with any information reasonably required regarding Tenant's Security System in the event access to the Premises is necessary in an emergency. Tenant's obligations for removal of Tenant's Security System are set forth in Article 15 below.
ARTICLE 7

REPAIRS AND MAINTENANCE
7.1Tenant's Repair and Maintenance Obligations. Tenant shall, at Tenant's own expense, maintain and keep in good repair and first class condition and operating order the following (collectively, "Tenant's Repair Obligations"): (i) the Premises (which excludes the Base Building), including all improvements, fixtures, equipment, interior window coverings, and furnishings therein (which obligation of Tenant shall include, without limitation, the prompt replacement or repair, as reasonably required, of all damaged, broken, or worn fixtures and appurtenances, which work shall be performed by Tenant under the supervision and subject to the prior reasonable approval of Landlord), (ii) all furniture, business and trade fixtures, equipment, free-standing cabinet work, movable partitions, Water Sensors, servers, telephones, Cabling, merchandise and all other items of Tenant's property located in the Premises (collectively, "Tenant's Personal Property"), and (iii) any property or equipment installed by Tenant at the Project, and located outside of the Premises ("Tenant's External Property"), and (iv) all improvements and systems (excluding Building Systems) exclusively serving the Premises, including the Rooftop and Supplemental Equipment,' restrooms located outside of the Building core, and any communications or computer wires and cables serving the Premises (collectively, the "Cabling") and applicable branch lines of the plumbing, electrical and other Building Systems as extending from the core and MPOE, except Landlord is responsible for plumbing and electrical branch lines within core restrooms. Notwithstanding the foregoing or anything to the contrary in this Lease, Tenant shall not perform any Tenant Repair Obligations that impact the Building Systems (defined below) or the Building Structure (defined below) without the prior written consent of Landlord.
7.2Landlord's Repair and Maintenance Obligations. Landlord shall maintain and keep in good repair and first class condition and operating order in a manner substantially consistent with the Operations Standard the following (collectively, "Landlord's Repair Obligations"): (i) the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure, roof membrane, curtain wall, sewer and water mains, exterior glass and mullions, columns, beams, shafts (including elevator shafts), Fire Stairs, elevator cabs, Building mechanical, electrical and telephone closets, structural portions of the Tenant Parking Area, plazas, pavement, sidewalks, and curbs (collectively, "Building Structure"), (ii) the mechanical (including equipment located on the roof and within the core of the Building, and excluding any distribution outside of the core), electrical (excluding distribution of any such systems within the Premises), life safety, plumbing (excluding distribution of any such systems within the Premises other than within restrooms in the Building core), sprinkler systems and the BB HVAC System and other building systems and equipment which were not constructed by Tenant or Tenant Parties or the predecessor occupant of the Premises (collectively, the "Building Systems") and

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(iii) restrooms located in the core of the Building, the Common Areas, which shall include sidewalks, landscaping, entrances and the Tenant Parking Area. The "Base Building" shall mean the Building Structure and the Building Systems. Notwithstanding anything in this Lease to the contrary, if any repairs that are Landlord's Repair Obligations to the extent required because of (i) Tenant's use of the Premises for other than normal and customary business office operations, or (ii) required due to Tenant's construction of non-general office Tenant Improvements or Alterations, then Landlord shall make such repairs and replacements, at Tenant's sole cost, sufficient to reimburse Landlord for the Actual Cost thereof (including all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements) within thirty (30) days of being billed for same. In the event that the Premises has an "open ceiling plan", then Landlord and third parties leasing or otherwise using/managing or servicing space on the floor immediately above the Premises shall have the right to install, maintain, repair and replace mechanical, electrical and plumbing fixtures, devices, piping, ductwork and all other improvements through the floor above the Premises (which may penetrate through the ceiling of the Premises and be visible within the Premises during the course of construction and upon completion thereof), as Landlord may determine in Landlord's commercially reasonable discretion and with reasonable approval rights being afforded to Tenant with respect thereto. Notwithstanding Tenant's occupancy of the Premises during the performance of any of Landlord's Repair Obligations, except as otherwise provided herein, the performance of Landlord's Repair Obligations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent; provided that Landlord shall perform Landlord's Repair Obligations in a manner so as to minimize any material, adverse effect upon Tenant's use of, or ingress or egress to, the Premises.  Subject to the foregoing, Tenant shall promptly and reasonably cooperate with Landlord and any of the third parties performing Landlord's Repair Obligations in the Premises in order to facilitate the performance of such work in an efficient and timely manner. Landlord's entry into the Premises to perform any repairs or maintenance hereunder shall be subject to Article 27 below. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.
7.3Tenant's Right to Make Repairs. Notwithstanding any of the terms and conditions set forth in this Lease to the contrary, if Tenant provides Notice to Landlord of an event or circumstance which requires the action of Landlord with respect to the performance of Landlord's Repair Obligations required on any floor of the Building containing space leased by Tenant, including repairs to the Base Building located on such floors (and the Base Building components not located on floor(s) of the Building leased by Tenant but which service any portion of the Premises), which event or circumstance materially or adversely affects the conduct of Tenant's business from the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such Notice, but in any event not later than thirty (30) days after receipt of such Notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days' Notice to Landlord specifying that Tenant is taking such required action (provided, however, that the initial thirty (30) day Notice and the subsequent ten (10) day Notice shall not be required in the event of an Emergency) and if such action was required under the TCCs of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) business day period and thereafter diligently pursued to completion, then Tenant shall be entitled to take such action and receive prompt reimbursement by Landlord of Tenant's reasonable costs and expenses in taking such action plus interest thereon at the Interest Rate. In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for Landlord's Repair Obligations unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings, but in no event may Tenant vitiate any of the warranties for the Base Building. Furthermore, in no event may Tenant enter the premises of other tenants or occupants of the Building or interfere with such tenants or occupants use of their premises in performing any work under this Section 7.3. Promptly following completion of any work taken by Tenant pursuant to the terms and conditions of this Section 7.3, Tenant shall deliver a detailed invoice of the work completed, the materials used and the costs relating thereto. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms and conditions of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent. If Landlord objects to any deduction from Rent, Tenant may proceed to claim a default by Landlord or, if elected by either Landlord or Tenant, the matter shall proceed to resolution by the selection of an arbitrator to resolve the dispute, which arbitrator shall be selected and qualified pursuant to the procedures set forth in Section 29.35 of this Lease. If Tenant prevails in the arbitration, the amount of the Arbitration Award (which shall include interest at the Interest

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Rate from the time of each expenditure by Tenant until the date Tenant receives such amount by payment or offset and attorneys' fees and related costs) may be deducted by Tenant from the Rent next due and owing under this Lease. For purposes of this Section 7.3, an "Emergency" shall mean an event threatening immediate and material danger to people located in the Premises or immediate, material damage to Tenant's Property or creates a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant's business operations.
ARTICLE 8

ADDITIONS AND ALTERATIONS
8.1Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any other areas relating to Tenant's Repair Obligations (collectively, the "Alterations") without the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord and shall be granted or denied within ten (10) business days, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which constitutes a Design Problem (without limitation as to any other reasonable grounds for Landlord to withhold its consent to any particular Alterations). A "Design Problem" is defined as, and will be deemed to exist if such Alterations or Tenant Improvements may (i) adversely affect the exterior appearance of the Building; (ii) affect the Building Structure or adversely affect the Building Systems in a non-de minimis manner; (iii) fail to comply with Applicable Laws and applicable building codes ("Code") or would cause any other portion of the Project to fail to comply with Applicable Laws or Code, (iv) jeopardize the LEED certification for the Project, if any, (v) vitiate or otherwise negatively affect any warranty, guaranty, or insurance maintained by Landlord, (vi) unreasonably interfere with any other tenant or occupant of the Project, or (vii) affect the certificate of occupancy or its legal equivalent for the Project or any portion thereof, or (viii) fail to adhere to mandatory Landlord's Building standard requirements for the Project (or meet minimum quality standards set forth therein). Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord ("Cosmetic Alterations Notice"), but without Landlord's prior consent, to the extent that such Alterations do not (a) constitute a Design Problem, (b) require a building or construction permit, or (c) constitute a Mandatory Removal Item or Specialty Improvement (the "Cosmetic Alterations"). The Cosmetic Alterations Notice must be accompanied by reasonably adequate evidence that such Cosmetic Alterations meet the criteria set forth above in this Section 8.1 (failing which Tenant shall not be permitted to perform such Alterations without Landlord's prior written consent). The construction of the initial Tenant Improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8 (provided, however, such initial Tenant Improvements shall be deemed to constitute Alterations for purposes of Section 8.5 below). Tenant shall also have the right without prior notice at any time to install cabling that does not affect the Building Systems and are located entirely within the Premises.
8.2Manner of Construction. Landlord may impose, as a condition to Tenant's right to perform any Alterations, such requirements as Landlord in its reasonable discretion consistent with landlords of Comparable Buildings may deem desirable, including, but not limited to, (i) the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and reasonably approved by Landlord, (ii) that Tenant enter into a construction contract that includes Landlord's then-standard commercially reasonable construction rider (or such other construction rider as Landlord may reasonably require), which rider shall include, among other things, Landlord's commercially reasonable insurance and indemnity requirements, and (iii) any cabling (including riser cables) installed by Tenant shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with Landlord's Building standard requirements. Tenant shall be solely responsible for acquiring a permit for all Alterations, furnishing of a copy of such permit and approvals to Landlord prior to the commencement of the work, and complying with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb Hazardous Materials, Tenant shall notify Landlord prior to performing such Alterations and comply with Landlord's reasonable non-discriminatory rules and regulations concerning such Hazardous Materials. Tenant shall construct all Alterations in a good and workmanlike manner, in conformance with any and all Applicable Laws and Landlord's reasonable written construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and Code compliance issues. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Tenant shall use commercially reasonable efforts (which may include utilizing a separate access gate system) to minimize any disturbance to labor harmony with the

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workforce or trades engaged in performing other work, labor or services in or about the Project. In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, at Landlord's request, Tenant agrees to prepare and Landlord shall execute if factually correct, and Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute. Tenant shall, promptly following the completion of any Alterations (including any Cosmetic Alterations), compile and deliver to Landlord a "close-out package" in such format designated by Landlord (e.g., paper and/or electronic files) containing, without limitation, the following items (to the extent deemed necessary by Landlord for the particular Alterations): (a) as-built drawings and final record CAD drawings, (b) warranties and guarantees from all contractors, subcontractors and material suppliers, (c) all permits, approvals and other documents issued by any governmental agency in connection with the Alterations, (d) an independent air balance report, if required due to the nature of the Alterations, (e) lien releases for all work performed at the Project, and (f) such other information or materials as may be reasonably requested by Landlord.
8.3Payment for Alterations. Tenant is responsible for all of the costs of performing any Alterations. In addition, in connection with all Alterations performed after the calendar year 2023, Tenant shall pay Landlord an oversight fee equal to three percent (3%) of the cost of the Alterations for Landlord-managed/build jobs and one (1%) for Tenant-managed/build jobs. Tenant shall also reimburse Landlord for Landlord's reasonable, actual out-of-pocket costs and expenses actually incurred in connection with Landlord's review of any Alterations to the extent for such Alterations could create a Design Problem.
8.4Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant's contractor carries "Builder's Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.
8.5Ownership and Removal. The initial Tenant Improvements shall be deemed to constitute Alterations for purposes of this Section 8.5. All Alterations (excluding Tenant's Personal Property and Tenant's External Property) shall, upon completion of construction, become part of the Premises and the property of Landlord. Notwithstanding the foregoing, Tenant shall, at Tenant's expense, remove all Mandatory Removal Items (as defined below) and Landlord may, by written notice to Tenant concurrently with Landlord's consent of the same (including consent provided pursuant to the Tenant Work Letter), require Tenant, at Tenant's expense, to remove any Specialty Improvements, in which event Tenant shall be required to remove all Mandatory Removal Items and designated Specialty Improvements in accordance with the TCCs of Section 15.2 below. Tenant is not required to remove: (a) any existing improvements in the Premises as of the initial Lease Commencement Date, other than Cabling, (b) any Tenant Improvements shown on the Space Plan (as that term is defined in the Tenant Work Letter), or (c) any Alterations that are not Mandatory Removal Items or Specialty Improvements. "Mandatory Removal Items" shall mean: (i) any Alterations located outside of the Premises, (ii) all Cabling, (iii) any other items, improvements or fixtures which Tenant is expressly required to remove pursuant to the terms of this Lease, (iv) any Alterations or signage incorporating Tenant's name or logo, including the "Signage" (as defined in Section 23.5 below), and (v) any Alterations that did not comply with Applicable Laws when constructed. "Specialty Improvements" shall mean: (I) safes and vaults, (II) decorative water features; (III) specialized flooring, including raised flooring; (IV) conveyors and dumbwaiters; (V) any Alterations or Tenant Improvements which (1) perforate a floor slab in the Premises (other than typical core drills) or a wall that encloses/encapsulates the Building Structure, (2) involve material plumbing connections (such as kitchens and executive bathrooms outside of the Building core), or (3) require changes to the Base Building; and (VI) any other installations not typically found in general use office space requiring over-standard demolition costs for the removal thereof.
ARTICLE 9

COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished, or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify, and hold Landlord harmless from and against any Losses (as defined in Section 10.1 below) arising out of same or in connection therewith. Tenant shall give Landlord notice at least ten (10) business days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within fifteen (15) business days after notice by Landlord, and if Tenant shall fail to do so,

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Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable within thirty (30) days following demand (or, at Landlord's election, Landlord may deduct such amounts from any undisbursed improvement allowance or other allowance granted to Tenant under this Lease), without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.
ARTICLE 10

INDEMNIFICATION AND INSURANCE
10.1Indemnity.
10.1.1Tenant's Indemnity. To the maximum extent permitted by law, Tenant waives any right to contribution against the "Landlord Parties," as that term is defined in Section 10.13, below, and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature, losses, costs, damages, expenses, causes of action, proceedings and liability (including without limitation court costs and reasonable attorneys' fees) (collectively, "Losses") arising from or claimed to have arisen from (i) any act, omission or negligence of the "Tenant Parties," as that term is defined in Section 10.13, below; (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Lease Commencement Date, and thereafter throughout and until the end of the Lease Term and after the end of the Lease Term for as long as any of "Tenant's Property" (as defined in Section 10.4, below) remains in the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Project, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that a Landlord Party may have under this Lease or the common law.
10.1.2Breach. In the event that Tenant breaches any of its indemnity obligations hereunder: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including reasonable attorney's fees) incurred as a result of said breach, and the reasonable value of time expended by the Landlord Parties as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this section.
10.1.3No limitation. The indemnification obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers' compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.
10.1.4Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form reasonably acceptable to Landlord.
10.1.5Survival. The terms of this section shall survive any termination or expiration of this Lease.
10.1.6Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys' fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant's insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties.

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10.1.7Landlord's Indemnity. Subject to the limitations in Section 29.13 and in Section 10.2 and Section 10.13 of this Article, and to the extent not resulting from any act, omission, fault, negligence or misconduct of Tenant or its contractors, licensees, invitees, agents, servants or employees, Landlord waives its right to contribution and agrees to indemnify and save harmless Tenant from and against any claim by a third party arising from any injury to any person occurring in the Premises or in the Project after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the gross negligence or willful misconduct of Landlord or Landlord's employees; provided, however, that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures, personal property or other property of Tenant, and Landlord shall in no event be liable for any indirect or consequential damages. Tenant shall provide notice of any such third party claim to Landlord as soon as practicable. Landlord shall have the right, but not the duty, to defend the claim. The provisions of this section shall not be applicable to (i) the holder of any mortgage now or hereafter on the Project or Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting the Project or Building), or (ii) any person acquiring title as a result of, or subsequent to, a foreclosure of any such mortgage or a deed in lieu of foreclosure, except to the extent of liability insurance maintained by either of the foregoing. The indemnification rights of Tenant provided in this Lease are its exclusive indemnification rights with respect to this Lease. Tenant waives any additional rights to indemnification it may have against Landlord Parties with respect to this Lease under common law.
10.2Tenant's Risk. Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Project as Tenant is given the right to use by this Lease at Tenant's own risk. The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party's business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Project, any fire, robbery, theft, mysterious disappearance, or any other crime or Casualty, any cyber attack affecting the Building systems or any computer systems in the Premises or the Building, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Project, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Project, or from drains, pipes or plumbing fixtures in the Building or the Project. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. The provisions of this section shall be applicable until the expiration or earlier termination of the Lease Term, and during such further period as any of Tenant's Property remains in the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to the Premises or of the Building.
10.3Tenant's Commercial General Liability Insurance. Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Lease Commencement Date throughout the Lease Term of this Lease, and thereafter for so long as any of Tenant's Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant may use, be in occupancy of any part of, or have access to any part of the Premises or any portion thereof, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office ("ISO") Commercial General Liability Coverage "occurrence" form CG 00 01 10 01 or another ISO Commercial General Liability "occurrence" form providing equivalent coverage. Such insurance shall include contractual liability coverage, specifically covering but not limited to the indemnification obligations undertaken by Tenant in this Lease. The minimum limits of liability of such insurance shall be $5,000,000.00 per occurrence, which may be satisfied through a combination of primary and excess/umbrella insurance. In addition, in the event Tenant hosts a function in the Premises, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.
10.4Tenant's Property Insurance. Tenant shall maintain at all times during the Lease Term, and during such earlier or later time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as any of Tenant's Property remains in the Premises, or Tenant, or anyone acting by, through or under Tenant may use, be in occupancy of or have access to, any part of the Premises, business interruption insurance and insurance against loss or damage covered by the

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so-called "all risk" or equivalent type insurance coverage with respect to (i) Tenant's property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and other property of Tenant located at the Premises (including but not limited to Tenant's Personal Property), (ii) the Tenant Improvements, and any other additions, alterations and improvements which exist in the Premises as of the Lease Commencement Date (the "Original Improvements"), and all alterations, improvements and other modifications made by or on behalf of the Tenant in the Premises, (iii) Tenant's External Property and (iv) any property of third parties, including but not limited to leased or rented property, in the Premises in Tenant's care, custody, use or control, provided that such insurance in the case of (iv) may be maintained by such third parties, (collectively "Tenant's Property"). The business interruption insurance required by this section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Base Rent then in effect during any Lease Year, plus any Additional Rent due and payable for the immediately preceding Lease Year. The "all risk" insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant's Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant's expense, shall also maintain, or shall cause its contractor(s) to maintain, builder's risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the policy or policies required by this section for all Tenant Improvements, Original Improvements and Alterations. In the event of loss or damage covered by the "all risk" insurance required by this section, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article 11 of this Lease, below. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the "all risk" insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the "all risk" insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Section 11.2 of this Lease, below), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.
10.5Tenant's Other Insurance. Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Lease Commencement Date, and thereafter throughout the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term any of Tenant's Property remains in the Premises or as long as Tenant or anyone acting by, through or under Tenant may use, be in occupancy of, or have access to the Premises or any portion thereof (1) automobile liability insurance (covering any automobiles owned or operated by Tenant at the Project); (2) worker's compensation insurance as required by Applicable Laws; and (3) employer's liability insurance. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000.00) for each accident. Such employer's liability insurance shall be in an amount not less than One Million Dollars ($1,000,000.00) for each accident, One Million Dollars ($1,000,000.00) disease-policy limit, and One Million Dollars ($1,000,000.00) disease-each employee.
10.6Requirements For Insurance. All insurance required to be maintained pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing, in the jurisdiction in which the Premises are located and that have a rating of at least "A" and are within a financial size category of not less than "Class X" in the most current Best's Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall be acceptable in form and content to Landlord. All commercial general liability, excess/umbrella liability and automobile liability insurance policies shall be primary and noncontributory. No such policy shall contain any self-insured retention greater than $100,000.00 for property insurance and $25,000.00 for commercial general liability insurance. Any deductibles and such self-insured retentions shall be deemed to be "insurance" for purposes of the waiver in Section 10.13 of this Lease, below. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on seven (7) days' notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within seven (7) days after delivery to Tenant of bills therefor. Landlord reserves the right to use a third-party provider to manage Tenant's insurance requirements hereunder. In the event Landlord chooses to do so, Landlord's service provider will contact Tenant using Tenant's email address for insurance matters, which is @ziprecuiter.com. In the event Tenant's email address for insurance matters should change during the Lease Term, Tenant shall promptly notify Landlord of the same.

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10.7Additional Insureds. The commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 10.3 of this Lease, above or any other provision of this Lease, shall name Landlord, Landlord's managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds (collectively "Additional Insureds") with respect to liability arising out of or related to this Lease or the operations of Tenant. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord's managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. For the avoidance of doubt, each primary policy and each excess/umbrella policy through which Tenant satisfies its obligations under this Section must provide coverage to the Additional Insureds that is primary and non-contributory.
10.8Certificates Of Insurance. On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Lease Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and at least thirty (30) days prior to the expiration date of each policy for which a certificate was furnished. (Acceptable forms of such certificates for liability and property insurance, respectively, are attached hereto as Exhibit H, however other forms of certificates may satisfy the requirements of this Section.) Failure by the Tenant to provide the certificates or letters required by this Section shall not be deemed to be a waiver of the requirements in this Section. Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord's request.
10.9Subtenants And Other Occupants. Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 10.1 of this Lease, above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article, provided that the terms of this Section 10.9 shall not relieve Tenant of any of its obligations to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.
10.10No Violation Of Building Policies. Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Project and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord's right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Project or the property of Landlord in amounts reasonably satisfactory to Landlord.
10.11Tenant To Pay Premium Increases. If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Project or on the property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be, Tenant shall reimburse Landlord and/or the other tenants and subtenants in the Building for the additional insurance premiums thereafter paid by Landlord or by any of the other tenants and subtenants in the Building which shall have been charged because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord's demand.
10.12Landlord's Insurance.
10.12.1Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Building on an "all risk" or equivalent type insurance form, with customary exceptions, subject to such deductibles and self-insured retentions as Landlord may determine, in an amount equal to at least the replacement value of the Building. In addition, Landlord shall maintain a Commercial General Liability Insurance policy with respect to the Project with limits of no less than $5,000,000 written on an occurrence basis, which shall provide contractual liability to cover Landlord's indemnification obligation to Tenant under Section 10.1.7 above. The cost of such insurance shall be treated as a part of Operating Expenses. Such insurance shall be maintained with an insurance company selected by Landlord. Payment for losses thereunder shall be made solely to Landlord.
10.12.2Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Project, including, without limitation, earthquake insurance, terrorism

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insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by a "Mortgagee," as that term is defined in Section 18.2 of this Lease, below. The cost of all such additional insurance shall also be part of the Operating Expenses.
10.12.3Blanket and self-insurance. Any or all of Landlord's insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.
10.12.4No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, the Original Improvements, Tenant Improvements or Tenant's Property, including any such property or work of tenant's subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant's or any subtenant's or occupant's business.
10.13Waiver Of Subrogation. To the fullest extent permitted by law, and notwithstanding any term or provision of this Lease to the contrary, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties' waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.
The term "Landlord Party" or "Landlord Parties" shall mean Landlord, any affiliate of Landlord, Landlord's managing agents for the Building, each Mortgagee, each ground lessor, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term "Tenant Party" or "Tenant Parties" shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.
10.14Tenant's Work. During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer's liability, builder's risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord's written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant's contractors and their subcontractors of all tiers pursuant to this section shall name the Additional Insured as additional insureds with respect to liability arising out of or related to their work or services. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord's managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this section.
ARTICLE 11

DAMAGE AND DESTRUCTION
11.1Repair of Damage from Casualty. If the Project (or any portion thereof) shall be damaged by a fire or any other casualty (collectively, a "Casualty"), (i) Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to the other TCCs of this Article 11, restore Landlord's Insured Property to substantially the same condition as existing prior to the Casualty, except for modifications required by Applicable Laws, Code or the Underlying Documents, or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project and do not

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materially impair access to the Premises or the Tenant Parking Area, and (ii) except as set forth below, Tenant shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Tenant's reasonable control, and subject to the other TCCs of this Article 11, restore Tenant's Property to substantially the same condition as existing prior to the Casualty, except for modifications required by Applicable Laws, Code or the Underlying Documents, or any other modifications deemed desirable by Tenant and approved by Landlord pursuant to Article 8. Notwithstanding the foregoing, Landlord shall have the right, upon notice (the "Landlord Repair Notice") to Tenant from Landlord within sixty (60) days following the date the Casualty becomes known to Landlord, to promptly and diligently restore the Original Improvements, Tenant Improvements and Alterations, and, in such event Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.4 of this Lease for the Original Improvements, Tenant Improvements and Alterations; provided that if the Actual Cost of such repair (based on competitive pricing without any profit or mark-up or supervision fee to Landlord or its Affiliates) by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the Actual Cost of such repairs shall be paid by Tenant to Landlord on a progress payment basis during Landlord's repair of the damage. All work performed by Tenant pursuant to this Section 11.1 shall be performed in accordance with Article 8 of this Lease. Tenant's insurance proceeds shall be disbursed for all costs and expenses incurred by Landlord in connection with the repair of any such damage to the Original Improvements, Tenant Improvements and Alterations pursuant to a disbursement procedure mutually approved by Landlord and Tenant. As long as the Original Improvements, Tenant Improvements and Alterations are rebuilt, Tenant shall be entitled to retain any portion of the proceeds of the insurance for Tenant's Property in excess of the cost of such restoration. Landlord shall use commercially reasonable efforts to minimize any such inconvenience, annoyance or interference to Tenant resulting from Landlord's repair of any damage pursuant to this Section 11.1. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord's reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days ("Landlord's Repair Estimate Notice"). Notwithstanding any contrary provision of this Article 11, the parties hereby agree as follows: (a) the closure of the Project, the Building, the Common Areas, or any part thereof to protect public health shall not constitute a Casualty for purposes of this Lease, (b) Casualty covered by this Article 11 shall require that the physical or structural integrity of the Premises, the Project, the Building, or the Common Areas is degraded as a direct result of such occurrence, and (c) a Casualty under this Article 11 shall not be deemed to occur merely because Tenant is unable to productively use the Premises in the event that the physical and structural integrity of the Premises is undamaged.
11.2Casualty Rent Abatement. If (i) the Premises or portions of the Common Area necessary for the conduct of Tenant's business are damaged by Casualty, (ii) such Casualty causes all or a material portion of the Premises to be untenantable and unusable by Tenant and Tenant actually ceases to use all or such material portion of the Premises, or (iii) the Casualty is not the result of the acts and/or omissions of Tenant and/or other Tenant Parties or Landlord is otherwise entitled to receive rental interruption insurance proceeds (items (i) through (iii) are, collectively, "Casualty Conditions"), Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not actually used by Tenant (or if the Premises is damaged such that the remaining portion is not sufficient to allow Tenant to conduct its business operations from such remaining portion and Tenant does not conduct its business operations from the entire Premises, Landlord shall allow Tenant a total abatement of Rent), for the period beginning on the date of the Casualty through (a) if Landlord delivered the Landlord Repair Notice, the date Landlord substantially completes restoration of the Original Improvements, Tenant Improvements and Alterations, such that the Premises are no longer untenantable (or such earlier date following the Casualty that Tenant conducts business from the Premises), or (b) if Landlord did not deliver the Landlord Repair Notice, the earlier of the date that Tenant substantially completes restoration of Tenant's Property (such that the Premises are no longer untenantable) and a weekend to move-in and the date that Tenant would have substantially completed restoration of Tenant's Property if Tenant had used reasonable diligence (or such earlier date following the Casualty that Tenant conducts business from the Premises). Except for the foregoing Rent abatement, Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from a Casualty.
11.3Casualty Termination Rights.
11.3.1Landlord Termination Rights. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Landlord's Insured Property, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage from Casualty, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if (a) the Building or Project shall

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be damaged by Casualty, whether or not the Premises are affected, (b) Landlord elects to terminate the leases of all other tenants of the Project similarly affected by the damage and destruction and (c) if one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the Mortgagee shall require that the insurance proceeds or any portion thereof in excess of the "Landlord Contribution" (as that term is defined below) be used to retire or terminate the Mortgage; (iii) the damage is not fully covered, except for the Landlord Contribution, by Landlord's insurance policies (or by the insurance Landlord is required to carry under this Lease); or (iv) the damage occurs during the last twelve (12) months of the Lease Term, and, in the reasonable judgment of Landlord, the damage or destruction to the Premises or Building cannot be repaired by the date which occurs fifty percent (50%) of the way through the then remaining Lease Term. "Landlord Contribution" shall initially mean $3,000,000.00; provided, however, that such amount shall be reduced by an amount equal to $1,000.00 on the first day of each month during the Lease Term.
11.3.2Tenant Termination Rights. If all of the Casualty Conditions are satisfied and either the repairs cannot, in the reasonable opinion of a licensed architect or contractor reasonably selected by Landlord, be completed within two hundred seventy (270) days after the date of discovery of the damage (which such repairs are made without the payment of overtime or other premiums, or the damage occurs during the last twelve (12) months of the Lease Term, and, in the reasonable judgment of Landlord, the damage or destruction to the Premises or Building cannot be repaired by the date which occurs fifty percent (50%) of the way through the then remaining Lease Term, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if all of the Casualty Conditions are satisfied, neither Landlord nor Tenant has terminated this Lease, and the repairs required to be completed by Landlord are not actually completed within the longer of one (1) year of the date of discovery of the damage, and two (2) months after the date that Landlord originally estimated for completion in the Landlord Repair Estimate Notice, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the "Damage Termination Notice"), effective as of a date set forth in the Damage Termination Notice (the "Damage Termination Date"), which Damage Termination Date shall not be less than ten (10) business days nor more than ninety (90) days following the end of each such month. In the event this Lease is terminated in accordance with the terms of this Section 11.3, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.4 of this Lease for Original Improvements, Tenant Improvements and any Alterations that are attributable to the unamortized Tenant Improvement Allowance.
11.4Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.
ARTICLE 12

NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed by the waiving party. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any of the TCCs of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. Tenant's payment of any Rent hereunder shall not constitute a waiver by Tenant of any breach or default by Landlord under this Lease nor shall Landlord's payment of monies due Tenant hereunder constitute a waiver by Landlord of any breach or default by Tenant under this Lease. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or

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payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
ARTICLE 13

CONDEMNATION
If the whole or any material part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any material part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease, within ninety (90) days following Landlord's receipt of notice of the taking, effective as of the date possession is required to be surrendered to the authority; provided, however, that (i) Landlord shall only have the right to terminate this Lease as provided herein if Landlord terminates the leases of all tenants in the Project similarly affected by the taking, and (ii) to the extent that neither the Tenant Parking Area nor the Premises are adversely affected by such taking and Landlord continues to operate the Building as an office building, Landlord shall not terminate this Lease. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired or if Tenant cannot conduct its business operations in substantially the same manner such business operations were conducted prior to such taking while still retaining substantially the same material rights and benefits it bargained to receive under this Lease, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the TCCs of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord or its Mortgagee, and such claim is payable separately to Tenant or is otherwise separately identifiable. Notwithstanding anything in this Article 13 to the contrary, Landlord and Tenant shall each be entitled to receive fifty percent (50%) of the "bonus value" of the leasehold estate in connection therewith, which bonus value shall be equal to the difference between the Rent payable under this Lease and the sum established by the condemning authority as the award for compensation for this Lease. All Rent shall be apportioned as of the date of any such termination. If any part of the Premises shall be taken and this Lease is not terminated, the Rent under this Lease shall be proportionately reduced based on the portion of the Premises subject to the applicable taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant's Share of Direct Expenses shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises; provided, further, that in such event, if a portion of the Premises is taken such that the remaining portion thereof is not sufficient to allow Tenant to conduct its business operations from such remaining portion and Tenant does not conduct its business operations therefrom, Landlord shall allow Tenant a total abatement of Rent during the time and to the extent the Premises are taken, and not occupied by Tenant as a result thereof. Tenant's abatement period shall continue until Tenant has been given reasonably sufficient time and reasonably sufficient access to the Premises, the parking facilities and/or the Building, to install its property, furniture, fixtures, and equipment, to the extent the same shall have been removed and/or damaged as a result of such eminent domain taking, and to move back into the Premises over one (1) weekend. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking. Notwithstanding any contrary provision of this Lease, the following governmental actions (whether through regulatory action, ordinance, or otherwise) shall not constitute a taking or condemnation, either permanent or temporary: (i) an action that requires Tenant's business to close during the Lease Term, (ii) an action that limits or temporarily prohibits access to or use of the Building or the Premises, and (iii) an action taken for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation), and no such governmental actions shall entitle Tenant to any compensation from Landlord or any authority, or Rent abatement or any other remedy under this Lease.

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ARTICLE 14

ASSIGNMENT AND SUBLETTING
14.1Transfers. Except for an assignment of this Lease or a sublease of all or a portion of the Premises (each of the foregoing, together with any modifications or amendments to any existing assignments or subleases being referred to herein as a "Transfer" and any person or entity to whom any Transfer is made or sought to be made is referred to herein as a "Transferee"), Tenant shall not mortgage, pledge, hypothecate, encumber or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any other transfer of this Lease or any interest hereunder by operation of law or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees. Except as otherwise provided herein, Tenant shall not Transfer this Lease or its interest in any portion of the Premises without Landlord's prior written consent, which consent shall not be unreasonably withheld. If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than ten (10) business days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the Transfer Premium, as defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer (but not any documentation relating solely to the sale (if any) of Tenant's business to such Transferee, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard commercially reasonable consent to Transfer documents in connection with the documentation of Landlord's consent to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, as reasonably necessary to determine if such Transferee is a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the proposed Transfer on the date consent is requested, business credit, bank and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space, (v) a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer and (vi) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Landlord shall approve or disapprove of the proposed Transfer in accordance with Section 14.2, below, within ten (10) business days (or such long period as may be required by any lender on the Project having an approval right over the proposed Transfer) (the "Transfer Request Review Period") after Landlord's receipt of the applicable Transfer Notice. In the event that Landlord fails to notify Tenant in writing of such approval or disapproval within such Transfer Request Review Period, Tenant shall deliver written notice to Landlord (a "Transfer Approval Notice") stating in bold print that LANDLORD'S FAILURE TO RESPOND TO SUCH REQUEST WITHIN THREE (3) BUSINESS DAYS FOLLOWING LANDLORD'S RECEIPT SUCH TRANSFER APPROVAL NOTICE SHALL BE DEEMED TO BE LANDLORD'S APPROVAL OF THE PROPOSED TRANSFER. At the end of such five (5) business day period, Landlord shall be deemed to have approved such Transfer. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute an Event of Default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord, provided that such cost and expenses shall not exceed Three Thousand Five Hundred Dollars ($3,500.00) for a Transfer in the ordinary course of business, which amount shall increase by ten percent (10%) during each five (5) year period of the Lease Term.
14.2Landlord's Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, it shall be reasonable under this Lease and under Applicable Laws for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project as reflected by the then-existing tenants of the Project and Comparable Buildings with respect to comparable space;

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14.2.2The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.3The Transferee is either a governmental agency or instrumentality thereof (i) which is that of a foreign country, (ii) which is of a character or reputation, is engaged in a business, or is of, or is associated with, a political orientation or faction, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of a comparable building located in the vicinity of the Project, (iii) which is capable of exercising the power of eminent domain or condemnation, or (iv) which would significantly increase the human traffic in, or the security threat to, the Premises, the Building, and/or the Project;
14.2.4The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
14.2.5The proposed Transfer would cause a violation of another lease, including, without limitation, any exclusive use provision contained therein, for space in the Project, or would give an occupant of the Project a right to cancel its lease, provided that upon request from Tenant, Landlord shall provide notice of the nature all such applicable rights;
14.2.6Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is negotiating with Landlord to lease space in the Project at such time as evidenced by an exchange in written lease proposals during the two (2) month period immediately preceding the date Landlord receives the Transfer Notice and Landlord has space comparable in size in the Project to lease to such Transferee.
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within nine (9) months after Landlord's consent, but not later than the expiration of said nine (9)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld, conditioned or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, Tenant hereby waives any right at law or in equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee but Tenant retains the right to sue Landlord for any damages suffered by Tenant and/or for specific performance if Landlord unreasonably withholds, conditions or delays it consent to a proposed Transfer (other than damages or injury to, or interference with, Tenant's business, including without limitation, loss of profits, however occurring, but not excluding loss of fifty percent (50%) of any Transfer Premium (as defined in Section 14.3 below)) that Tenant would have been able to claim pursuant to Section 14.3 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld, conditioned or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, Tenant hereby waives any right at law or in equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee but Tenant retains the right to sue Landlord for any damages suffered by Tenant and/or for specific performance if Landlord unreasonably withholds, conditions or delays it consent to a proposed Transfer (other than damages or injury to, or interference with, Tenant's business, including without limitation, loss of profits, however occurring, but not excluding loss of fifty percent (50%) of any Transfer Premium (as defined in Section 14.3 below)) that Tenant would have been able to claim pursuant to Section 14.3 of this Lease).
14.3Transfer Premium. If Landlord consents to any Transfer (specifically excluding events under Sections 14.7 and 14.8), as a condition thereto (which the parties hereby agree is reasonable), Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, actually received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable (in lieu or in addition to rent) by such Transferee in connection with the Transfer (as opposed to the sale of Tenant's business) in excess of the Base Rent and Tenant's Share of Direct Expenses payable by Tenant under this Lease during the term of the Transfer (which shall be calculated on a per rentable square foot basis if less than all of the Premises is transferred), after deducting the reasonable expenses incurred by Tenant for (a) the gross revenue

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(exclusive of any such Transfer Premium) paid to Landlord by Tenant during the period of the sublease term or during the assignment for the Subject Space; (b) any improvement allowance or other economic concession (space planning allowance, moving expenses, etc.,) paid to the sublessee or assignee or the cost of improvements constructed by Tenant in connection therewith; (c) any broker's commission incurred by Tenant in connection with the Transfer; (d) reasonable attorneys' fees incurred by Tenant in connection with the negotiation and documentation of the Transfer; (e) any lease takeover costs incurred by Tenant in connection with the Transfer; (f) any fees charged by Landlord and incurred by Tenant in connection with the Transfer; and (f) out-of-pocket, third-party costs of advertising and marketing such Subject Space incurred by Tenant in connection with the Transfer (collectively, "Subleasing Costs"). "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer (as opposed to the sale of Tenant's business), and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer. Notwithstanding anything contained herein to the contrary, under no circumstances shall Landlord be paid any Transfer Premium until Tenant has recovered all Subleasing Costs for such Subject Space, it being understood that if in any year the gross revenues, less the deductions set forth and included in Subleasing Costs, are less than any and all costs actually paid in assigning or subletting the affected space (collectively, "Transaction Costs"), the amount of the excess Transaction Costs shall be carried over to the next year and then deducted from net revenues with the procedure repeated until a Transfer Premium is achieved. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to the calculation of any Transfer Premium and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than four percent (4%), Tenant shall pay Landlord's costs of such audit.
14.4Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Tenant shall give Landlord notice (the "Intention to Transfer Notice") at any time determined in Tenant's sole discretion prior to or concurrent with Tenant's delivery of a Transfer Notice that Tenant is contemplating a Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined); provided, however, that Landlord hereby acknowledges and agrees that Tenant shall only be obligated to deliver an Intention to Transfer Notice hereunder, and Landlord shall only have the right to recapture space with respect to, (A) an assignment of this Lease, or (B) subject to Section 14.9 below, a sublease of an entire floor of the Building (or all of the space leased by Tenant on a particular floor of the Building) for substantially the remainder of the Lease Term; provided further, however, (1) in no event shall Landlord have a right to recapture space in connection with a Permitted Transfer or Change of Control or Section 14.9, and (2) Landlord's right to recapture as set forth in this Section 14.4 shall not be triggered unless and until Landlord receives an Intention to Transfer Notice from Tenant. Tenant may indicate in a Transfer Notice that such Transfer Notice also serves as an Intention to Transfer Notice, but, in any event, if Tenant fails to deliver an Intention to Transfer Notice with respect to Contemplated Transfer Space, and thereafter delivers a Transfer Notice, such Transfer Notice shall be deemed to also serve as an Intention to Transfer Notice with respect to the Subject Space described in the Transfer Notice. The Intention to Transfer Notice shall specify the portion of and amount of rentable square footage of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the contemplated Transfer (the "Contemplated Effective Date"), the contemplated length of the term of such contemplated Transfer, whether the Contemplated Transfer Space is subject to any limitations on occupancy density, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) business days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. If Landlord elects to recapture, then the recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, (I) the Base Rent reserved herein shall be proportionately reduced based upon the number of rentable square feet of the Premises relinquished by Tenant, (II) Tenant's Share shall be proportionately reduced based upon the number of rentable square of the Premises relinquished by Tenant and (III) the parties shall comply with multi-tenant provisions set forth in Section 29.36, below. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other TCCs of this Article 14, for a period of nine (9) months (the "Nine Month Transfer Period") commencing on the last day of such fifteen (15) business day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Transfer Period, provided that any such Transfer is substantially on the terms set forth in the Intention to

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Transfer Notice, and provided further that any such Transfer shall be subject to the remaining TCCs of this Article 14. If such a Transfer is not so consummated within the Nine Month Transfer Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Transfer Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect to any contemplated Transfer, as provided above in this Section 14.4.
14.5Effect of Transfer. If Landlord consents to any Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, and (iii) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.
14.6Occurrence of Default. Any Transfer shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If an Event of Default by Tenant shall occur, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such Event of Default is cured. Such Transferee shall rely on any representation by Landlord that an Event of Default by Tenant is then occurring hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.7Permitted Transfers. Notwithstanding anything to the contrary contained in this Lease, (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (which for purposes of this Section 14.7, shall mean an entity which is controlled by, controls, or is under common control with (including without limitation, any joint ventures of Tenant), Tenant as of the Effective Date), (ii) a sale of corporate shares of capital stock in Tenant in connection with an initial public offering of Tenant's stock on a nationally-recognized stock exchange, (iii) an assignment of the Lease to an entity which acquires all or substantially all of the stock, interest or assets of Tenant, or (iv) an assignment of the Lease to an entity which is the resulting entity of a merger, consolidation or other reorganization of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord's consent under this Article 14 or be subject to Section 14.3 (any such assignee or sublessee described in items (i) through (iv) of this Section 14.7 hereinafter referred to as a "Permitted Transferee", and any such assignment or sublease, a "Permitted Transfer"), provided that (a) Tenant notifies Landlord at least thirty (30) days following the effective date of any contemplated Permitted Transfer and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Permitted Transfer or Permitted Transferee, (b) Tenant is not in monetary default under this Lease beyond any applicable notice and cure period, and such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, (c) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (d) such Permitted Transferee assignee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") equal to at least One Hundred Million and 00/100 Dollars ($100,000,000.00), (e) Tenant shall not be relieved from any liability under this Lease, (f) the liability of such Permitted Transferee under an assignment shall be joint and several with Tenant, and (g) Tenant and the Permitted Transferee shall execute and deliver to Landlord, prior to the effective date of the Transfer (and as a condition to the effectiveness of the Transfer), Landlord's then-standard commercially reasonable form of acknowledgment representing that the conditions of this Section 14.7 are true and accurate with respect to such Transfer. An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a "Permitted Transferee Assignee." "Control," as used in this Section 14.7, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.
14.8Change of Control. For purposes of this Section 14.8, the term "Change of Control" shall mean the following: (i) if Tenant is a partnership, limited liability company, or other non-corporate entity, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent

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(50%) of the partners, members, or owners, or transfer of more than fifty percent (50%) of partnership, membership, or ownership interests, within a twelve (12)-month period, or the dissolution of the partnership or other entity without immediate reconstitution thereof, and (ii) if Tenant is a corporation, (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period. Except as otherwise provided herein, including without limitation, Section 14.7 above, Tenant must notify Landlord in writing within thirty (30) days after any Change of Control (and Tenant shall provide Landlord with such information with respect to the Change of Control as may be reasonably requested by Landlord). Landlord's consent shall not be required for a Change of Control unless the Net Worth of Tenant following the Change of Control is not at least equal to One Hundred Million and 00/100 Dollars ($100.000.000.00). In no event shall Tenant be relieved from any liability under this Lease as a result of a Change of Control. Notwithstanding the foregoing or anything to the contrary herein, any Change of Control that is a subterfuge by Tenant to avoid its obligations under this Lease shall constitute an Event of Default hereunder.
14.9Sublease Carve-Out. Notwithstanding any contrary provision of this Article 14, Tenant shall have the right without the payment of a Transfer Premium, and without the receipt of Landlord's consent, but on prior written notice to Landlord, to sublease, license or let or otherwise permit occupancy of, up to one-third (1/3rd) of the Premises, in the aggregate, to individuals or entities under common ownership (total or partial) with Tenant or with whom Tenant has or is then establishing a bona fide business relationship ("Permitted Occupants"), subject to the following conditions: (i) each such Permitted Occupant shall be of a character and reputation consistent with the quality of the Building and the Project (and shall not violate the terms of Sections 14.2.1 through 14.2.5, above); (ii) the use of the Premises by the Permitted Occupant may not violate any other agreements affecting the Premises, the Building, the Project, Landlord or other tenants of the Building or Project; (iii) no Permitted Occupant shall occupy a separately demised portion of the Premises or which contains an outside entrance to such portion of the Premises other than the primary outside entrance to the Premises; (iv) the rent, if any, paid by such Permitted Occupants shall not be materially greater than the rent allocable on a pro rata basis to the portion of the Premises occupied by such Permitted Occupants, but such rent may include fair market value for services provided by Tenant to such Permitted Occupants (e.g., internet phone, printing, etc..) without such costs of services being included in the foregoing rent calculation; (v) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 14; (vi) the use and occupancy by the Permitted Occupant is otherwise expressly subject to, and the Permitted Occupant must comply with, all of the TCCs on Tenant's part to be observed and performed under this Lease (other than Tenant's obligation to pay Base Rent or Direct Expenses under this Lease), including the requirement to obtain insurance in the requisite amounts and to indemnify, defend and hold Landlord harmless for any Loss or other liabilities resulting from the use and operations contemplated by this Section 14.9, (vii) any violation of any provision of this Lease by the Permitted Occupant shall be deemed to be a default by Tenant under such provision, (viii) the Permitted Occupant shall have no recourse against Landlord whatsoever on account of any failure by Landlord to perform any of its obligations under this Lease or on account of any other matter, (ix) all notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Permitted Occupant, (x) each such Permitted Occupant shall be deemed an invitee of Tenant, and Tenant shall be fully and primarily liable for all acts and omissions of such Permitted Occupant as fully and completely as if such Permitted Occupant was an employee of Tenant; and (xi) in no event shall the occupancy of any portion of the Premises by any Permitted Occupant be deemed to create a landlord/tenant relationship between Landlord and such Permitted Occupant or be deemed to vest in Permitted Occupant any right or interest in the Premises or this Lease, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by any Permitted Occupant. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding any such sublease, license or occupancy. Any assignment, sublease, license or occupancy permitted under this Section 14.8 shall not be deemed a Transfer under this Article 14. Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any liability under this Lease. Tenant shall provide to Landlord promptly after request a written list of the names and contact information of all Permitted Occupants then being allowed access to the Premises by Tenant.

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ARTICLE 15

SURRENDER OF PREMISES
15.1Surrender of Premises. No act or thing done by Landlord or the Landlord Parties or Tenant or the Tenant Parties during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord Parties shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
15.2Removal Requirements. All articles of Tenant's Personal Property and Tenant's External Property, shall remain the property of Tenant, and may be removed by Tenant at any time during the Lease Term. Nothing in this Section 15.2 shall prohibit Tenant from removing Tenant's Personal Property and Tenant's External Property (including any TVs, a/v equipment, specialty items, furniture, equipment, and free-standing cabinet work) installed or placed by Tenant at its expense in the Premises, at any time throughout the Lease Term, including if attached to the wall or floor for stability purposes (provided that Tenant repairs any damage resulting therefrom). Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, damage by Casualty, and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises the following, and repair all damage to the Premises and Building resulting from such removal: (i) all debris and rubbish, (ii) Tenant's Personal Property and Tenant's External Property, and (iii) all Alterations and Tenant Improvements that Landlord requires Tenant to remove in accordance with Section 8.5 above. With respect to any of Tenant's Personal Property, Tenant's External Property, Alterations, or Tenant Improvements that Tenant is not required to remove pursuant to this Lease, Tenant shall leave the same in good working order and condition, deliver to Landlord all necessary user information such that the same may be used by a future occupant of the Premises (e.g., any Water Sensors that remain shall be unblocked and ready for use by a third-party). If Tenant fails to perform the foregoing removal, repair and restoration obligations, Landlord may do so and may charge the Actual Cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from and against any Losses relating to the installation, placement, removal or financing of any such Alterations, Tenant Improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.
15.3Disposal Rights. Without limiting any other rights or remedies of Landlord, any of Tenant's Personal Property or Tenant's External Property not removed by Tenant upon the expiration of this Lease, or within forty-eight (48) hours after any early termination of this Lease, shall be considered abandoned and Landlord may, at its sole election (and regardless of the value of such property), (i) elect to take ownership of any or all of such property (in which event, subject to the rights of any third parties who have an ownership or security interest in any such property, Landlord may use, sell, or dispose of such property in Landlord's sole discretion), or (ii) store any or all of such property in a public warehouse or elsewhere (including at Landlord's property) for the account, and at the expense and risk, of Tenant. If Landlord elects to store Tenant's Personal Property or Tenant's External Property, then Tenant shall pay the cost of storing the same to Landlord (based on the actual costs and expenses incurred by Landlord in connection therewith, plus a 10% administrative fee, or if the property is being stored at property owned or controlled by Landlord or its affiliates, based on the then fair market rental value of the applicable space, in all cases as reasonably determined by Landlord). If Landlord elects to store any such personal property in accordance with item (ii) above, then Landlord may thereafter elect to take ownership of such property pursuant to item (i) above at any time prior to Tenant recovering possession of the subject property. The TCCs of this Section 15.3 have been specifically bargained for, and, to the maximum extent permitted by law, Tenant expressly waives the right to receive any notices under California Civil Code Section 1993 et seq., or any other statutory procedures with respect to abandoned personal property.
ARTICLE 16

HOLDING OVER
Unless otherwise agreed upon by Landlord in writing (in Landlord's sole and absolute discretion), if Tenant holds over after the expiration of the Lease Term or earlier termination thereof, such tenancy

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shall be a tenancy at sufferance, and shall not constitute a renewal hereof or an extension for any further term, and in such case daily damages in any action to recover possession of the Premises shall be calculated at a daily rate equal to one hundred twenty-five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease for the first month and thereafter one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis) and one hundred percent (100%) of all other Rent applicable during the last rental period of the Lease Term under this Lease (calculated on a per diem basis).  Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to vacate and deliver possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant holds over without Landlord's express written consent, and tenders payment of rent for any period beyond the expiration of the Lease Term by way of check (whether directly to Landlord, its agents, or to a lock box) or wire transfer, the cashing of such check or acceptance of such wire shall be considered inadvertent and not be construed as creating a month-to-month tenancy, provided Landlord refunds such payment to Tenant promptly upon learning that such check has been cashed or wire transfer received. Any holding over without Landlord's express written consent may compromise or otherwise affect Landlord's ability to enter into new leases with prospective tenants regarding the Premises.  Therefore, if Tenant fails to vacate and deliver the Premises within thirty (30) days the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all claims made by any succeeding tenant founded upon such failure to vacate and deliver, and any losses suffered by Landlord, including lost profits, resulting from such failure to vacate and deliver. In addition, Tenant shall be liable for all damages (including attorneys' fees and expenses) of whatever type (including consequential damages) incurred by Landlord as a result of any holding over. Tenant agrees that any proceedings necessary to recover possession of the Premises, whether before or after expiration of the Lease Term, shall be considered an action to enforce the terms of this Lease for purposes of the awarding of any attorney's fees in connection therewith.
ARTICLE 17

ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS
17.1Estoppel Certificates. Within ten (10) business days following a request in writing by Landlord or Tenant, as the case may be, shall execute, acknowledge and deliver to the requesting party (the "Requesting Party") an estoppel certificate, which, as submitted by the Requesting Party, shall be substantially in the form of Exhibit E attached hereto, as modified appropriately if Tenant is the Requesting Party (or such other commercially reasonable form as may be required by any prospective Mortgagee or purchaser of the Project, or any portion thereof, or any assignee or purchaser of Tenant), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by the Requesting Party or Landlord's Mortgagee or prospective Mortgagee or Tenant's Transferee, as the case may be. Any such certificate may be relied upon by any prospective Mortgagee or purchaser of all or any portion of the Project or any buyer, assignee or lender of Tenant.
17.2Financial Statements. At any time during the Lease Term, but not more often than one (1) time during any twelve (12) month period (except in connection with the sale or refinance of the Project, a Transfer, or following any monetary default by Tenant beyond all applicable notice and cure periods), Landlord may require Tenant to provide Landlord with a current financial statement prepared in the ordinary course of business and financial statements prepared in the ordinary course of business of the two (2) years prior to the current financial statement year (collectively, "Financial Statements"); provided, however, as a condition precedent to Tenant's delivery, Landlord or the Landlord Party requesting such information shall execute a commercially reasonable form of confidentiality agreement with respect thereto. Such statements shall be as prepared in Tenant's ordinary course of business and certified as true and correct by Tenant's chief financial officer.
ARTICLE 18

SUBORDINATION AND MORTGAGEES
This Lease shall be subject and subordinate to the lien of any future mortgage, trust deed or other encumbrances (each, a "Mortgage") hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such Mortgage, unless the holders or lessors of such Mortgages (each, a "Mortgagee"), require in writing that this Lease be superior thereto. The Project is encumbered by an existing Mortgage as of the Effective Date and Landlord agrees to use

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commercially reasonable efforts for a commercially reasonable period of time to obtain from the Mortgagee of such existing Mortgage a subordination, non-disturbance and attornment agreement ("SNDA") on the Mortgagee's form, subject to reasonable changes agreed upon by Tenant and the Mortgagee. Tenant shall pay to Landlord, within thirty (30) days of demand. all costs incurred by Landlord in connection with obtaining any such SNDA. Landlord's failure to obtain any such SNDA shall not be a default by Landlord nor affect the occurrence of the Lease Commencement Date or Tenant's obligations under this Lease. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure sale or deed in lieu thereof of any such Mortgage, to attorn to the Mortgagee upon any such foreclosure sale or deed in lieu thereof, if so reasonably requested to do so by such Mortgagee, and to recognize such Mortgagee as the lessor under this Lease, provided such Mortgagee shall agree to accept this Lease and not disturb Tenant's occupancy, so long as Tenant timely pays the Rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant within all applicable notice and cure periods. Landlord's interest herein may be assigned as security at any time to any Mortgagee. Tenant shall, within ten (10) business days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such Mortgage in accordance with this Article 18. Subject to the provisions of this Article 18, Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Should any current or prospective Mortgagee require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, this Lease may be so modified and Tenant shall execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
ARTICLE 19

EVENTS OF DEFAULT; REMEDIES
19.1Events of Default. In addition to any other Events of Default specified elsewhere in this Lease, the occurrence of any of the following shall constitute an "Event of Default" by Tenant:
19.1.1Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; provided, however, that Landlord shall not be required to provide such notice more than one (1) time during any given twelve (12) month period; or
19.1.2To the extent permitted by Applicable Laws, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days; or
19.1.3The failure by Tenant to observe or perform according to the provisions of Articles 5, 14, 17 or 18 of this Lease or any provision of the Tenant Work Letter where, in each instance, such failure continues for more than five (5) business days after notice from Landlord; or
19.1.4Except where a specific time period for Tenant's performance is otherwise expressly set forth in this Lease, in which event the failure to perform by Tenant within such time period shall be an Event of Default by Tenant under this Section 19.1.6, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period (or, as applicable, within the specific time period for Tenant's performance otherwise expressly set forth in this Lease), no Event of Default shall be deemed to have occurred under this Section 19.1.6 if Tenant diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default.

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Any notices to be provided by Landlord under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the Code of Civil Procedure, and may be served on Tenant in the manner allowed for service of notices under this Lease.
19.2Remedies Upon Event of Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies (including, without limitation, during any eviction moratorium, to the extent not prohibited by Applicable Law), each and all of which shall be cumulative and, subject to the express terms hereof, nonexclusive, without any notice or demand whatsoever.
19.2.1Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or for any claim for damages therefor; and Landlord may recover from Tenant the following:
(a)The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
(b)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(c)The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(d)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, as allowed under all Applicable Laws, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and
(e)At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.
The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b) above, the "worth at the time of award" shall be computed by allowing interest at the Interest Rate, but in no case greater than the maximum amount of such interest permitted by Applicable Laws. As used in Section 19.2.1(c) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2In the event this Lease has not been terminated, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Event of Default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2 above, or any law or other provision of this Lease), without prior demand or notice except as required by Applicable Laws, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3Subleases of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, then, subject to the terms of Section 14.10, above, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the

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event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4Efforts to Relet. Subject to Applicable Laws, no re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
19.5Landlord Default.
19.5.1In General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord under this Lease only if (i) in the event a failure by Landlord is with respect to the payment of money, Landlord fails to pay such unpaid amounts within five (5) business days of notice from Tenant that the same was not paid when due; (ii) the failure of Landlord to perform according to the provisions of Article 17 of this Lease for more than fifteen (15) business days after notice from Tenant; or (iii) in the event a failure by Landlord is other than (i) and (ii) above, Landlord fails to perform any of its other obligations hereunder and such failure continues for thirty (30) days after Tenant delivers to Landlord written notice specifying such failure; however, if such failure cannot reasonably be cured within such 30-day period, but Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues the curing thereof to completion, then Landlord shall not be in default hereunder or liable for damages therefor. Except where the provisions of this Lease grant Tenant an express, exclusive remedy, or expressly deny Tenant a remedy, Tenant's exclusive remedy for Landlord's default under this Lease shall be limited to Tenant's actual direct, but not consequential, damages caused by such default; in each case, Landlord's liability or obligations with respect to any such remedy shall be limited as provided in Sections 19.6 and 29.10 below. All obligations of Landlord under this Lease shall be construed as covenants, not conditions. Except as otherwise provided herein, Tenant hereby waives the benefit of any laws granting it the right to perform Landlord's obligations or the right to terminate this Lease or withhold Rent on account of any Landlord default. Without limiting the generality of the foregoing, except as otherwise provided herein, Tenant hereby waives and agrees not to pursue or claim any excuse or offset to Tenant's obligations under this Lease based on the doctrines of impossibility, impracticality, frustration of contract, frustration of purpose, or other similar legal principals.
19.5.2Abatement Event. If (i) (a) Landlord fails to provide any services required of Landlord under Section 6.1 above or perform any of Landlord's Repair Obligations required under Article 7 below, or (b) Hazardous Materials are present in the Premises that were not brought onto the Premises, exposed, or exacerbated by Tenant or Tenant Parties, (ii) such failure causes all or a material portion of the Premises to be untenantable and unusable by Tenant and Tenant actually ceases to use all or such material portion of the Premises, and (iii) such failure is not the result of the acts and/or omissions of Tenant and/or other Tenant Parties (as defined herein), then in order to be entitled to receive the benefits of this Section 6.5, Tenant must give Landlord notice (the "Initial Abatement Notice"), specifying such failure to perform by Landlord (the "Abatement Event"). If Landlord has not commenced to cure such Abatement Event within three (3) business days after the receipt of the Initial Abatement Notice and is not otherwise excused from such performance by this Lease, then prior to any abatement, Tenant must deliver an additional notice to Landlord (the "Additional Abatement Notice"), specifying such Abatement Event and Tenant's intention to abate the payment of Rent under this Lease. If Landlord does not commence to cure such Abatement Event within two (2) business days of receipt of the Additional Abatement Notice and thereafter diligently pursue the cure to completion, Tenant may, upon written notice to Landlord, immediately abate Base Rent, Tenant's Share of Direct Expenses and parking charges payable under this Lease for that portion of the Premises rendered untenantable and not actually used by Tenant (which may include the entire Premises if the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion), for the period beginning on the date that is two (2) business days prior to delivery of the Additional Abatement Notice and continuing to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Notwithstanding the foregoing, if Tenant provides an Initial Abatement Notice and Additional Abatement Notice for an Abatement Event that was cured by Landlord, but which recurs within twelve (12) months of such cure and, as a result of such particular Abatement Event all or a material portion of the Premises is untenantable and unusable (and not actually used) by Tenant for more than ten (10) days in such twelve (12) month period, then Tenant may provide an additional abatement notice ("Recurring Abatement Notice") specifying such recurrence, and if Landlord has not commenced to cure such Abatement Event within two (2) business days after the receipt of the such Recurring Abatement Notice and is not

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otherwise excused from such performance by this Lease, Tenant may, upon written notice to Landlord, immediately abate Base Rent, Tenant's Share of Direct Expenses and parking charges payable under this Lease for that portion of the Premises rendered untenantable and not actually used by Tenant (which may include the entire Premises if the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion), for the period beginning on the date of Tenant's delivery of the Recurring Abatement Notice and continuing to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event; provided, however, that nothing in this Section 19.5.2, shall impair Tenant's rights under Sections 7.3 and 19.5.1, above. In the event the Abatement Event occurs during the Base Rent Abatement Period for which Tenant is entitled to abate Rent, the Base Rent Abatement Period shall be extended on a day for day basis for any overlap period.
19.6Mutual Waiver of Consequential Damages. Notwithstanding anything to the contrary set forth in this Lease, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or any indirect, consequential, or punitive damages or any kind, in each case, however occurring (including, without limitation, in connection with or incidental to a failure to furnish any services or utilities, or any failure to perform any repair or maintenance obligations). In addition, neither Tenant nor the Tenant Parties shall be liable under any circumstances for injury or damage to, or interference with, Landlord's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, or any indirect, consequential, or punitive damages of any kind, in each case, however occurring, , other than those consequential damages incurred by Landlord in connection with (i) a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease, and (ii) any repair, physical construction or improvement work performed by or on behalf of Tenant in the Project.
ARTICLE 20

COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed within all applicable notice and cure periods, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
ARTICLE 21

LETTER OF CREDIT

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21.1Delivery of Letter of Credit. Tenant shall cause the "Bank" (as that term is defined below) to deliver to Landlord, within fifteen (15) business days following the full execution of this Lease, a standby letter of credit (the "L-C") that complies in all respects with the requirements of this Article 21 in the amount set forth in Section 8 of the Summary (the "L-C Amount"). The L-C shall: (i) be issued by a Bank; (ii) be in the form attached hereto as Exhibit K, or such other form reasonably approved by Landlord (which approval shall be granted or denied within five (5) business days); (iii) be irrevocable, unconditional, and payable upon demand; (iv) subject to Section 21.11, be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the "L-C Expiration Date") that is no less than one hundred twenty (120) days following the expiration of the Lease Term, as the same may be extended, (v) be drawable in either Los Angeles or San Francisco, California, or, if otherwise, will accept draws by Federal Express and/or facsimile and/or electronic mail, (vi) contain a provision that provides that the L-C shall be automatically renewed on an annual basis without amendment of the L-C unless the Bank delivers a written notice of cancellation to Landlord at least thirty (30) days prior to the expiration of the L-C, without any action whatsoever on the part of Landlord; (vii) be fully assignable by Landlord, its successors and assigns; (viii) permit partial draws and multiple presentations and drawings, and (ix) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590 (or Uniform Customs and Practices for Documentary Credits, 2007 Revision, International Chamber of Commerce Publication No. 600). Except as otherwise provided herein, Tenant shall pay all expenses, points, and/or fees incurred by Tenant in obtaining and maintaining the L-C. The term "Bank" referred to herein shall mean a commercial, solvent, nationally recognized bank, approved by Landlord, that satisfies all of the following requirements (the "Bank Requirements"): (a) has a long-term, unsecured, and unsubordinated debt obligations rating of no less than "A" by Fitch Ratings Ltd. ("Fitch") and a short term deposit rating of no less than "F1" by Fitch (or in the event such applicable Fitch ratings are no longer available, comparable ratings from Standard and Poor's Professional Rating Service or Moody's Professional Rating Service); (b) accepts deposits and maintains accounts; (c) is chartered under the laws of the United States, any state thereof, or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation; and (d) is not subject to the control or jurisdiction of any receiver, trustee, custodian, conservator, liquidator or similar official under any federal or state or common law. Landlord hereby approves First Citizens Bank and Trust, as the Bank if selected by Tenant, and based on First Citizens Bank and Trust's financial requirements as of the Effective Date.
21.2L-C Draw Event. Each of the following is an "L-C Draw Event": (i) such amount is due to Landlord under the terms and conditions of this Lease in connection with an Event of Default; (ii) the Lease has terminated prior to the expiration of the Lease Term as a result of Tenant's breach or default of any term or provision of the Lease; (iii) Tenant has filed a voluntary petition under the U.S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"); (iv) an involuntary petition has been filed against Tenant under the Bankruptcy Code; (v) the Lease has been rejected or disaffirmed, or is deemed rejected or disaffirmed, under Section 365 of the U.S. Bankruptcy Code or any similar federal or state or common law; (vi) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date unless Tenant delivers a replacement L-C at least thirty (30) days prior to the expiration of the existing L-C; (vii) Tenant is placed into receivership, liquidation, or conservatorship, or becomes subject to similar proceedings under federal or state law; (viii) Tenant executes an assignment for the benefit of creditors or commences an involuntary dissolution or becomes subject to an involuntary dissolution; or (ix) the Bank no longer satisfies the Bank Requirements.

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21.3Application of L-C Proceeds. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, and may, but is not obligated to, apply the proceeds of the L-C to any and all amounts due and owing under this Lease and to compensate Landlord for any and all damages or losses of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant's breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages or losses arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application, or retention of the L-C proceeds, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any Applicable Laws, and Landlord shall not first be required to proceed against the L-C, and such L-C or the proceeds thereof shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that: (i) the L-C constitutes a separate and independent contract between Landlord and the Bank; (ii) Tenant is not a third party beneficiary of such contract; (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof; and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, there is an event of a receivership, conservatorship, or bankruptcy filing by, or on behalf of, Tenant, or Tenant executes an assignment for the benefit of creditors, neither Tenant, any trustee, receiver, conservator, assignee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim or rights to the L-C or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code, any similar state or federal law, or otherwise.
21.4Replenishment, Renewal and Replacement of L-C. In the event of a replacement of the L-C for any reason, Landlord may require, as a condition of such replacement, that the L-C remain in place with all existing rights thereunder for a period of one hundred ten (110) days following the delivery of the new L-C, and Tenant shall extend the original L-C as necessary to facilitate the same. The new L-C shall comply with all terms and conditions of this Article 21. If, as a result of any drawing by Landlord on the L-C pursuant to an L-C Draw Event, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) business days after written notice thereof from Landlord, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount or (ii) an additional L-C in an amount equal to the deficiency, which additional L-C shall comply with all of the provisions of this Article 21. If the L-C expires earlier than the L-C Expiration Date, Tenant shall deliver a certificate of renewal or extension to Landlord at least sixty (60) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord. In furtherance of the foregoing, if the L-C has an expiration date prior to the L-C Expiration Date, Landlord and Tenant agree that the L-C shall contain a so-called "evergreen provision," whereby the L-C will automatically be renewed, without amendment, unless at least thirty (30) days' prior written notice of non-renewal is provided by the issuer to Landlord. If the Bank fails to satisfy any of the Bank Requirements, Tenant shall deliver a replacement L-C to Landlord within sixty (60) days of Landlord’s request therefor. At any time that Tenant has failed to timely provide Landlord with a renewed L-C, amended L-C, additional L-C or replacement L-C as and when required under this Lease, then notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare that an Event of Default has occurred for which there shall be no notice or grace or cure periods applicable thereto. The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. Tenant shall be responsible for the payment of any and all costs incurred by Landlord relating to the review of any renewed, amended, additional or replacement L-C.
21.5In the event that Landlord draws on the L-C pursuant to an L-C Draw Event, subject to Section 21.10 below, (i) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (ii) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied as contemplated in this Article 21; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code or if Tenant executes an assignment for the benefit of creditors or is placed in receivership or liquidation, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

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21.6Transfer and Encumbrance. Tenant has no right to assign or encumber the L-C or any part thereof and neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s sole and absolute discretion. At any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, Landlord may transfer (one or more times) all of its interest in and to the L-C to another party, person or entity that has an interest in the Project or this Lease (including any Mortgagee). In the event of a transfer of Landlord’s interest in this Lease, Landlord shall transfer the L-C, in whole only, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such commercially reasonable applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection with the first transfer, provided that Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant and Landlord shall be responsible for paying the Bank’s transfer and processing fees in connection with any subsequent transfer, but not in excess of the transfer fee first paid by Tenant).
21.7L-C Not a Security Deposit. In no event or circumstance shall the L-C, any renewal or substitute therefor or any proceeds thereof be deemed to be or treated as a "security deposit" under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the "Security Deposit Laws"). The L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto. Landlord and Tenant hereby waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises.
21.8Non-Interference By Tenant. Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, prior to a "draw" by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank to refrain from paying sight draft(s) drawn under such L-C.
21.9Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L-C:
21.9.1A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under the L-C or the Bank’s honoring or payment of sight draft(s); or
21.9.2Any attachment, garnishment, or levy in any manner upon either the proceeds of the L-C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L-C) based on any theory whatever.

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21.10Remedy for Improper Drafts. Tenant’s sole and exclusive remedy in connection with Landlord’s improper draw against the L-C or Landlord’s improper application or retention of any proceeds of the L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied or wrongfully held, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys' fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease. Tenant irrevocably waives any right to secondary, incidental, indirect or consequential damages in any way related to Landlord’s draw on the L-C. Tenant acknowledges that Landlord's draw against the L-C, application or retention of any proceeds thereof, or the Bank’s payment under such L-C, could not, under any circumstances, cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.
21.11Reduction of L-C Amount. Provided that the "L-C Reduction Conditions" (as defined below) are then satisfied, Tenant shall have the right to reduce the L-C Amount as follows:

Date of Reduction	Amount of Reduction	Resulting L-C Amount
Last Day of 36th full calendar month of Lease Term	$500,000.00	$500,000.00
Last Day of 48th full calendar month of Lease Term	$250,000.00	$250,000.00
The "L-C Reduction Conditions" shall mean that no Event of Default has occurred in the prior twelve (12) month period and as of the date of Reduction, Tenant has not received notice of a monetary or material non-monetary default under this Lease that remains uncured. If, as of any Date of Reduction identified above, the L-C Reduction Conditions are not satisfied, such right to reduce shall be delayed until the date such L-C Reduction Conditions are satisfied; provided that no decrease may take place retroactively if Tenant has been in monetary default under this Lease more than twice in a twelve (12) month period.
ARTICLE 22

INTENTIONALLY OMITTED
ARTICLE 23

SIGNS
23.1Interior Signs. Tenant, at its sole cost and expense, may install identification signage anywhere in the Premises (including, but not limited to, in the elevator lobby of the Premises) that does not constitute a Design Problem, provided that such signs must not be visible from the exterior of the Premises.
23.2Multi-Tenant Floors. If other tenants occupy space on any floor of the Building on which the Premises is located, Tenant's identifying signage shall be provided by Landlord, at Tenant's cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord's Building standard signage program. Any subsequent changes to Tenant's identifying signage shall be at Tenant's sole cost and expense following Tenant's receipt of Landlord's consent thereto (which consent may be withheld in Landlord's reasonable discretion).
23.3Building Directory. If a building directory is located in the lobby of the Building, Tenant shall have the right, at Tenant's sole cost and expense, to designate one (1) name strip on such directory for Tenant and one (1) name strip on such directory for any of Tenant's Transferees in the Premises so long as no such names constitute Objectionable Names. Any subsequent changes to Tenant's name strip shall be at Landlord's sole cost and expense, but the addition of any Transferees (and changes thereto) shall be at Tenant's sole cost and expense.

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23.4Prohibited Signage and Other Items. Except as otherwise set forth herein, any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Except as otherwise set forth herein, Tenant may not install any signs on the exterior or roof of the Project or in any Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.
23.5Exterior Signage. Subject to governmental approval, Tenant shall be entitled, at its sole cost and expense, subject to the portion of the Tenant Improvement Allowance that may be allocated for such costs pursuant to the Tenant Work Letter, to install identification signage that sets forth Tenant's name on both sides of the existing monument sign for the Building (the "Signage"), which shall be in a location based on the size of the Premises compared with the sizes of the premises of other tenants of the Project
23.5.1Installation, Cost, Maintenance. Notwithstanding the foregoing, all aspects of the Signage, including, but not limited to, size, lettering, color, height, width, positioning, quality, design, style, lighting, as applicable and shall be (a) subject to Landlord's prior written approval (which approval shall not be unreasonably withheld, which shall be granted or denied within ten (10) business days), and (b) in compliance with all Applicable Laws. Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant's Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant's Signage initially, Tenant may continue its pursuit thereof and Tenant's and Landlord's rights and obligations under the remaining terms and conditions of this Lease shall be unaffected. For all purposes under this Lease, the Tenant's Signage shall be deemed to be included within the definition of Tenant's External Property.
23.5.2Objectionable Name. Should Tenant desire to change the name from the name of the Original Tenant or any reasonably iteration of any of the foregoing, each of which is hereby pre-approved (in any such case, the "New Name"), Tenant shall be entitled to modify, at Tenant's sole cost and expense, Tenant's name on the Signage to reflect Tenant's New Name, so long as Tenant's New Name is not an "Objectionable Name." The term "Objectionable Name" shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Project and the majority of Comparable Buildings or which would otherwise reasonably offend the majority of landlords of Comparable Buildings.
23.5.3Personal Nature. The rights contained in this Section 23.5 shall be personal to the Original Tenant and any Permitted Transferee Assignee (and not any other assignee, sublessee or transferee of Tenant's interest in this Lease). Tenant's rights to the Signage shall terminate upon Tenant's failure to least at least one (1) full floor of the Building.
ARTICLE 24

COMPLIANCE WITH LAW
24.1Tenant's Compliance Obligations. Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other rule, directive, order, regulation, guideline, or requirement of any governmental entity or governmental agency now in force or which may hereafter be enacted or promulgated (collectively, "Applicable Laws"). At its sole cost and expense, Tenant shall, except as otherwise expressly provided in this Lease or in the Tenant Work Letter, promptly comply with all such Applicable Laws (including the making of any alterations required by Applicable Laws) which relate to (i) Tenant's use of, or requirements to cease or reduce Tenant's business operations in or Tenant's use of, the Premises, (ii) the areas of the Project that pertain to Tenant's Repair Obligations, and (iii) Tenant's Property subject to Landlord's compliance obligations set forth in Section 24.2 below. Except as otherwise provided herein, should any standard or regulation now or hereafter be imposed on Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, or tenants, then Tenant, at its sole cost and expense, shall comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of either party hereto in any judicial action, regardless of whether the other party is a party thereto, that such party has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.
24.2Landlord's Compliance Obligations. Landlord shall comply with all Applicable Laws relating to the areas of the Project that pertain to Landlord's Repair Obligations and Landlord's Insured

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Property to the extent that Landlord's failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises allowing for general office use, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees. If any changes are required to areas of the Project that are subject to Landlord's Repair Obligations or Landlord's Insured Property as a result of Tenant's Alterations, the Tenant Improvements, or use of the Premises for non-general office use or Tenant's use of the Premises with an above-standard occupancy density, then Landlord shall make such changes at Tenant's sole cost and expense, including Landlord's standard supervision fee (or, at Landlord's election, Tenant shall not be permitted to proceed with the Alterations, Tenant Improvements, or use of the Premises that has or will trigger such changes). Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Article 4 above.
24.3Certified Access Specialist. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; and (b) Tenant's and Landlord's respective obligations for making any improvements or repairs to correct violations of construction-related accessibility standards shall be as set forth in Sections 24.1 and 24.2 above; and (c) if anything done by or for Tenant in its non-general office use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord within thirty (30) days of demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.
ARTICLE 25

LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount; provided, however, with regard to the first two (2) such failures in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant's receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at an annual interest rate (the "Interest Rate") equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus two (2) percentage points, and (ii) the highest rate permitted by Applicable Laws.
ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.6 above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease,

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regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
26.2Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days following delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; and (ii) sums equal to all Losses referred to in Article 10 of this Lease. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 27

ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times and upon at least twenty-four (24) hours prior written notice to Tenant (or oral notice to Tenant's office manager), except in the case of an Emergency in which case no prior notice shall be required, to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective Mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of non-responsibility; or (iv)  perform Landlord's Repair Obligations or Modifications. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time without notice to (A) perform standard services required of Landlord, including janitorial service; (B) take possession due to a default by Tenant in the manner provided herein; and (C)  subject to the terms of Section 26.1, above, perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as stated purposes; provided, however, except for Emergencies, any such entry shall be performed in an expeditious manner so as not to unreasonably interfere with Tenant's use of the Premises. Landlord use commercially reasonable efforts to schedule entries into the Premises under this Article 27 with Tenant (except entries under items (A) and (B), above) so that Tenant, at Tenant's option, may provide a representative to accompany Landlord. Landlord agrees to take no photographs of any active work areas in the Premises without Tenant's prior consent and agrees that any information obtained by any entry into the Premises by Landlord or its employees, agents or contractors shall be kept strictly confidential. Even in an Emergency situation, Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant's business operations. Except as otherwise provided in this Lease, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises; provided, however, that Landlord shall, subject to Sections 10.1 and 10.2 of this Lease and to the extent that such damage is not covered by insurance required to be carried by Tenant under this Lease or caused by any governmental agencies, repair any damage to the Premises caused by any such emergency entry into the Premises by Landlord. Notwithstanding anything to the contrary set forth in this Article 27, Tenant may designate certain areas of the Premises as "Secured Areas" should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an Emergency or in connection with alterations to the premises of another tenant of the Building subject to Landlord's compliance with the terms of this Article 27. Landlord shall not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such secured areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Building Structure and/or the Building Systems; (ii) as required by Applicable Laws, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord's reasonable approval. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.
ARTICLE 28

TENANT PARKING AND TRANSPORTATION
28.1Parking Passes. On a monthly basis throughout the Lease Term, commencing on the Lease Commencement Date, Tenant shall have the right, but not the obligation to rent from Landlord (i) the number of reserved parking passes set forth in Section 9 of the Summary (i.e., 5) ("Reserved Passes") and (ii) the number of additional unreserved, floating parking passes set forth in Section 9 of the Summary (i.e., 121) ("Floating Passes"), all of which parking passes shall pertain to the Project's parking

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facilities (the "Parking Facilities"), but within the portion of the Parking Facilities designated for use by tenants of the Building (the "Tenant Parking Area"). As of the Lease Commencement Date, Tenant elects to rent two (2) Reserved Passes in the location set forth on Exhibit G attached hereto and made a part hereof. Notwithstanding the foregoing, from and after the Possession Date and through first five (5) full calendar months of the initial Lease Term (the "Free Floating Pass Period"), Tenant shall be provided its Floating Passes without charge. Tenant may change the number of Reserved Passes and Floating Passes rented from time to time upon not less than thirty (30) days prior written notice to Landlord, provided that in no event shall Tenant be entitled to rent more than the total amount of Reserved Passes or Floating Passes allotted to Tenant as set forth in this Article 28. Tenant shall pay to Landlord (or Landlord's parking operator or other designee) for all Reserved Passes rented by Tenant on a monthly basis at the rate of $225 per pass per month and for all Floating Passes rented by Tenant on a monthly basis at the rate of $150 per pass per month, which rate shall not increase by more than 3% annually on a cumulative and compounding basis within any twelve (12) month period. Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the Parking Facilities by Tenant. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval, except for a proportionate number of passes relating to a Transfer of all or a portion of the Premises.
28.2Use of Parking Facilities. Tenant's continued right to use the Parking Facilities is conditioned upon Tenant abiding by all commercially reasonable and non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of the Parking Facilities, including any sticker or other identification system reasonably established by Landlord, Tenant's cooperation in seeing that Tenant's employees and visitors comply with such rules and regulations and Tenant not being in default under this Lease. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.
28.2.1Parking Programs. Landlord may, at any time, institute valet assisted parking, tandem parking stalls, "stack" parking, or other parking program within the Parking Facilities, the cost of which shall be included in Operating Expenses.
28.2.2Validations. Tenant may validate visitor parking by such method or methods as the Landlord may reasonably establish, at the validation rate from time to time generally applicable to visitor parking. Throughout the Lease Term, Tenant shall be entitled to a twenty percent (20%) discount on validations purchased in blocks of $5,000 or more, but not more than four (4) times per year, to be by Tenant solely for individuals who visit Tenant at the Premises in the ordinary course of business.
28.3Transportation Management. Tenant shall fully comply with all present or future governmentally mandated programs intended to manage parking, transportation or traffic in and around the Project. In addition, at no material out-of-pocket cost to Tenant, Tenant shall meet with Landlord to discuss collaborative methods and programs to encourage use by Tenant's employees and visitors of public transportation, alternative transportation and trip planning, and similar transportation programs.
ARTICLE 29

MISCELLANEOUS PROVISIONS
29.1Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2Binding Effect. Subject to all other provisions of this Lease, each of the TCCs of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of

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any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.
29.4Transfer of Landlord's Interest. Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and in the event of any such transfer (to the extent such obligations are assumed by the transferee), (i) Landlord shall automatically be released from all liability under this Lease not accrued as of the date of the transfer, and (ii) Tenant shall look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer, (iii) such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and (iv) Tenant shall attorn to such transferee. Landlord may also assign its interest in this Lease to a Mortgagee as additional security, but such an assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder.
29.5Prohibition Against Recording or Publication. Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by Tenant or by anyone acting through, under or on behalf of Tenant.
29.6Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association between Landlord and Tenant.
29.7Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
29.8Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.9No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item included in Direct Expenses or the amount of Direct Expenses in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.
29.10Landlord Exculpation; Partner Liability.
29.10.1Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building and Project, together with any sales, condemnation or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.10 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease.
29.10.2Limitation on Liability of Partners of Tenant. Landlord does hereby acknowledge and agree that none of the past, present or future individual partners, members or shareholders, as the case may be, of the Tenant, or their beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns, shall be liable for any default by Tenant under this Lease or for the performance by Tenant of any of its obligations under this Lease. Landlord hereby agrees to look solely to the partnership, corporate or other assets of Tenant for the recovery of any damages arising out of Tenant's default of its obligations under this Lease or for the enforcement of the performance by Tenant of any of its obligations under this Lease.
29.11Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations,

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arrangements, brochures, agreements and understandings, if any, between the parties hereto (including, without limitation, any confidentiality agreement, letter of intent, request for proposal, or similar agreement previously entered into between Landlord and Tenant in anticipation of this Lease) or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the TCCs of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.12Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.
29.13Force Majeure. Notwithstanding anything to the contrary contained in this Lease (but subject to the remaining TCCs of this Section 29.13), any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, governmental laws, regulations or restrictions, civil commotions, Casualty, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, famine, disease, plague, quarantine, and other significant public health risk), governmental edicts, actions, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter-in-place orders, stay at home orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises, national or regional emergency), breaches in cybersecurity, and other causes beyond the reasonable control of the party obligated to perform, regardless of whether such other causes are (i) foreseeable or unforeseeable or (ii) related to the specifically enumerated events in this paragraph (collectively, a "Force Majeure"), shall excuse the performance of such party for a period of time equal to any such prevention, delay or stoppage. If this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure. Notwithstanding the foregoing or anything to the contrary contained in this Lease, in no event shall Force Majeure: (a) excuse Tenant's obligations to pay Rent and other charges due pursuant to this Lease, or (b) entitle either party to terminate this Lease, except as allowed pursuant to Articles 11 and 13 of this Lease, or (c) excuse Tenant's obligations under Articles 5 and 24 of this Lease or Section 10.3 through 10.5 of this Lease, or (d) extend the time period for Tenant to vacate the Premises following expiration of the Lease Term, or (e) excuse Tenant from paying for utilities whether to Landlord or a utility provider, or (f) permit Tenant to interfere with other tenants and occupants at the Project or create or cause a nuisance or disturbance at the Project, or (g) extend the occurrence of the Lease Commencement Date. Without limiting the generality of the foregoing, Tenant agrees and acknowledges that (1) events of Force Majeure may limit, interfere with, or prevent Tenant for using the Premises, and from entering the Premises, (2) such potential interference, limitation, and prevention is foreseeable, and (3) no such limitations, interference or prevention shall constitute frustration of purpose, impossibility of performance, or impracticality of performance with respect to this Lease. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1511 of the California Civil Code, and hereby agrees that this Section 29.13 is an express provision to the contrary. Tenant's agreement to the TCCs of this Section 29.13 is material consideration for Landlord's agreement to enter into this Lease.
29.14Notices. All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder shall be in writing, shall be (i) delivered by a nationally recognized overnight courier, or (ii) delivered personally. Any such Notice shall be delivered (a) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (b) to Landlord at the addresses set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. If Tenant is notified of the identity and address of any Mortgagee, Tenant shall give to such Mortgagee written notice of any default by Landlord under the TCCs of this Lease by registered or certified mail, and such Mortgagee shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant.
29.15Joint and Several. If the "Tenant" under this Lease is comprised of more than one legal entity and/or persons, then the obligations imposed upon Tenant under this Lease shall be joint and several.
29.16Authority. If Tenant is a corporation, trust, partnership, limited liability company or other legal entity, each individual executing this Lease on behalf of Tenant hereby represents and warrants that (i) Tenant is duly formed and in good standing in Tenant's state of organization, (ii) Tenant

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is qualified to do business in California, (iii) Tenant has full right and authority to execute and deliver this Lease, and (iv) each person signing on behalf of Tenant is authorized to do so. Tenant shall, within ten (10) business days after Landlord's written request, deliver to Landlord satisfactory written evidence of the truth and accuracy of the foregoing representations and warranties.
29.17Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
29.18Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.
29.19Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.20Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party shall indemnify and defend the other party against and hold the other party harmless from and against any and all Losses with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Landlord shall, and Tenant shall not, pay all fees due the Brokers pursuant to separate written agreements between Landlord and the Brokers (each, a "Written Agreement"). If Landlord does not make payment to the Brokers pursuant to the terms of the Written Agreements with respect to the Premises leased by Tenant pursuant to this Lease, Tenant may send a factually correct Notice to Landlord of such failure and if Landlord fails to pay the Brokers all required amounts within thirty (30) days following receipt of such Notice, Tenant may, at its option, make such payment and deduct such payment, together with interest at the Interest Rate, from the Rent next due and owing under this Lease from the date of such payment to the date of the deduction. Any amounts so paid by Tenant to the Brokers and offset from Rent shall no longer be owed from Landlord to the Brokers pursuant to the terms of the Written Agreements. The terms of this Section 29.20 shall survive the expiration or earlier termination of the Lease Term.
29.21Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not, except as otherwise expressly provided in the Lease, be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as expressly provided herein; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, the Project, or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.
29.22Project or Building Name and Signage. Landlord shall have the right at any time to change the address or name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building, or the name or logo of Landlord (or any of its affiliates), or use pictures or depictions of the Project or Building, in advertising or other publicity (including, without limitation, any websites or social media accounts) or for any purpose,

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without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant may use the name of the Building and Project as an element of Tenant's address with respect to the business to be conducted by Tenant in the Premises.
29.23Confidentiality; Press Releases. The content of this Lease and any related amendments, agreements and documents are confidential information. Landlord and Tenant shall keep such information strictly confidential and shall not disclose such confidential information to any person or entity other than (i) such party's and potential Transferee's respective financial, legal, space planning and construction consultants, and such party's parent, subsidiary or other affiliated companies, their partners, lenders, banks, auditors, underwriters, and attorneys and similar professionals, (ii) as may be required to enforce the provisions of this Lease, or (iii) as may be required to comply with Applicable Laws. In addition, notwithstanding the foregoing or anything to the contrary herein, Landlord and Tenant shall be entitled to (a) disclose information relating to this Lease to the extent necessary to comply with the disclosure or regulatory requirements of the S.E.C., IRS or similar entities (or any equivalent non-US agencies), or in connection with other S.E.C., IRS or other regulatory filings (or any equivalent non-US regulatory filings) customarily made by publicly traded REIT entities; (b) disclose information relating to this Lease on earnings calls and/or at investor meetings as customarily disclosed by publicly traded REIT entities, and/or public entities (including non-US public companies). Neither party shall issue press releases with respect to the fact that this Lease has been entered into without the prior written reasonable consent of the other party.
29.24Modifications. During the Lease Term, Landlord may renovate, improve, alter, or modify (including temporary closures of the same) (collectively, the "Modifications") the Project, the Building and/or the Premises, including without limitation the Parking Facilities, Common Areas, and/or Base Building, which Modifications may include, without limitation, (i) installing sprinklers in the interior Common Areas and leased spaces, (ii) modifying the Common Areas and leased spaces to comply with Applicable Laws, including regulations relating to the physically disabled, seismic conditions, and building safety and security, (iii) installing new floor covering, lighting, and wall coverings in the interior Common Areas, and (iv) re-striping or reconfiguring the Parking Facilities; provided that, except as required by Applicable Laws, or in connection with an Emergency, Landlord shall not implement any Modifications that materially and adversely affect Tenant's use of the Premises for the Permitted Use, or materially and adversely affect Tenant's ingress to or egress from the Premises, Building and Tenant Parking Area. In connection with any Modifications, Landlord may, among other things, erect scaffolding or other necessary structures at the Building, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building; provided that, Landlord shall, except as required by Applicable Laws, or in connection with an Emergency, use commercially reasonable efforts to mitigate any material disruption to the conduct of Tenant's business from the Premises during the performance of any Modifications. Such Modifications and Landlord's actions in connection with such Modifications shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease). Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Modifications, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Modifications or Landlord's actions in connection with such Modifications, or for any inconvenience or annoyance occasioned by such Modifications or Landlord's actions. Landlord shall use commercially reasonable efforts to minimize any interference with Tenant's use of, and access to, the Premises, Common Areas and the Tenant Parking Area, in connection with any Renovations undertaken by Landlord.
29.25No Violation. Landlord and Tenant each hereby warrant and represent to the other that neither its execution of nor performance under this Lease shall cause the subject party to be in violation of any agreement, instrument, contract, law, rule or regulation by which the subject party is bound, and each party shall protect, defend, indemnify and hold the other party harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from a breach of this warranty and representation.
29.26Hazardous Materials. Tenant: (i) except for Permitted Chemicals (as defined below), shall not cause or suffer to occur, the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Project; (ii) shall not engage in activities at the Project that could result in, give rise to, or lead to the imposition of liability upon Tenant or Landlord or the creation of a lien upon the Project; (iii) shall notify Landlord promptly following receipt of any knowledge with respect to any actual release, discharge, escape or emission (whether past or present) of any Hazardous Materials at, upon, under or within the Premises; and (iv) shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any release,

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discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises.
29.26.1Definitions. "Hazardous Material(s)" shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any substance or material that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the "Environmental Laws," as defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. "Environmental Laws" shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.
29.26.2Permitted Chemicals. Notwithstanding the foregoing, Tenant may use, store and properly dispose of commonly available household cleaners and chemicals, in reasonable quantities, to maintain the Premises and Tenant's routine office operations (such as printer toner and copier toner) (collectively, the "Permitted Chemicals"). Any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, all Permitted Chemicals are stored, properly packaged and labeled, disposed of and/or used in accordance with applicable Environmental Laws, and provided that Tenant fully complies with all Environmental Laws and all of the TCC's of this Article 29 and of Article 24 above.
29.26.3Tenant Hazardous Materials. With thirty (30) days following Tenant's receipt of a reasonable request from Landlord, Tenant shall deliver to Landlord a list of all Hazardous Materials other than Permitted Chemicals anticipated to be used by Tenant in the Premises and the quantities thereof and promptly complete, and return to Landlord, an "environmental questionnaire" using the form then-provided by Landlord.
29.26.4Indemnification. Tenant shall indemnify, defend, protect and hold harmless the Landlord Parties from and against any Losses resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such Losses are a result of actions caused or permitted by Tenant or any Tenant Parties.
29.27LEED Certification. Landlord may, in Landlord's sole and absolute discretion, elect to apply to obtain or maintain a LEED certification for the Project (or portion thereof), or other applicable certification in connection with Landlord's sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time). In the event that Landlord elects to pursue such an aforementioned certification, Tenant shall, at no material out-of-pocket cost to Tenant, promptly cooperate with the Landlord's efforts in connection therewith and provide Landlord with any documentation it may need in order to obtain or maintain the aforementioned certification (which cooperation may include, but shall not be limited to, Tenant complying with certain standards pertaining to the purchase of materials used in connection with any Alterations or improvements undertaken by the Tenant in the Project, the sharing of documentation pertaining to any Alterations or improvements undertaken by Tenant in the Project with Landlord, and the sharing of Tenant's billing information pertaining to trash removal and recycling related to Tenant's operations in the Project). In addition, Tenant shall meet with Landlord, upon reasonable request, to discuss collaborative efforts relating to sustainability measures at the Project, but without obligation to reach agreement on such measures.
29.28Energy Disclosure Requirements.  Tenant hereby acknowledges that Landlord may be required to disclose certain information concerning the energy performance of the Building pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively the "Energy Disclosure Requirements").  Tenant further acknowledges that pursuant to the Energy Disclosure Requirements, Landlord may be required in the future to disclose information concerning Tenant's energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (the "Tenant Energy Use Disclosure").  Tenant hereby

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(A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure.  Further, Tenant hereby releases Landlord from any and all losses, costs, damages, expenses and liabilities relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure.  In connection with the foregoing, in the event that the Tenant is permitted to contract directly for the provision of electricity, gas and/or water services to the Premises with the third-party provider thereof (all in Landlord's sole and absolute discretion), Tenant shall promptly, but in no event more than ten (10) business days following its receipt of each and every invoice for such items from the applicable provider, provide Landlord with a copy of each such invoice. The terms of this paragraph shall survive the expiration or earlier termination of this Lease.
29.29Green Cleaning/Recycling. To the extent a "green cleaning program" and/or a recycling program is implemented by Landlord in the Building and/or Project (each in Landlord's sole and absolute discretion), Tenant shall, at Tenant's sole cost and expense, comply with the provisions of each of the foregoing programs (e.g., Tenant shall separate waste appropriately so that it can be efficiently processed by Landlord's particular recycling contractors). To the extent Tenant fails to comply with any of Landlord's recycling programs contemplated by the foregoing, Tenant shall be required to pay any contamination charges related to such non-compliance.
29.30Patriot Act and Executive Order 13224. As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on any list issued by the Office of Foreign Assets Control of the United States Department of the Treasury ("OFAC") pursuant to Executive Order 13224 or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, "Specially Designated National and Blocked Person" or other banned or blocked person (any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"); (ii) Tenant is not (nor is it owned or controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) neither Tenant (nor any person, group, entity or nation which owns or controls Tenant, directly or indirectly) has conducted or will conduct business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises or the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed a default by Tenant under Section 19.1.4 of this Lease and shall be covered by the indemnity provisions of Section 10.1 above, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.
29.31Child Care and/or Health Club Facilities. Tenant acknowledges that any child care and/or health club facilities located at the Project (the "Child Care and/or Health Club Facilities") which are available to Tenant and Tenant's employees are provided by a third party (the "Child Care Provider and/or Health Club Operator") which is leasing or otherwise managing space at the Project, and not by Landlord. If Tenant or its employees choose to use the Child Care and/or Health Club Facilities, Tenant acknowledges that Tenant and Tenant's employees are not relying upon any investigation which Landlord may have conducted concerning the Child Care Provider and/or Health Club Operator or any warranties or representation with respect thereto, it being the sole responsibility of Tenant and the individual user of the Child Care and/or Health Club Facilities to conduct any and all investigations of the Child Care and/or Health Club Facilities prior to making use thereof. Accordingly, Landlord shall have no responsibility with respect to the quality, care or services provided by the Child Care and/or Health Club Facilities, or for any acts or omissions of the Child Care Provider and/or Health Club Operator. Furthermore, Tenant, for Tenant and for Tenant's employees, hereby agrees that Landlord and the Landlord Parties shall not be liable for, and are hereby released from any responsibility for any loss, cost, damage, expense or liability, either to person or property, arising from the use of the Child Care and/or Health Club Facilities by Tenant or Tenant's employees. Tenant hereby covenants that Tenant shall inform all of Tenant's employees of the provisions of this Section 29.35 prior to such employees' use of the Child Care and/or Health Club Facilities.
29.32Survival of Provisions Upon Termination of Lease. Any term, covenant or condition of this Lease which requires the performance of obligations or forbearance of an act by either party hereto after the termination of this Lease shall survive such termination of this Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provision of this Lease.

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29.33Calendar Days. All references made in this Lease to the word "days," whether for notices, schedules or other miscellaneous time limits, shall at all times herein be deemed to mean calendar days, unless specifically references as "business" or "working" days. Business or working days shall mean the days Monday-Friday, excluding Holidays.
29.34Good Faith. Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease; (ii) matters which could have an adverse effect on the Building Structure or the Building Systems, or which could affect the exterior appearance of the Building, or (iii) matters covered by Article 4 (Additional Rent), Article 10 (Insurance), or Article 19 (Defaults; Remedies) of this Lease (collectively, the "Excepted Matters"), any time the consent of Landlord or Tenant is required under this Lease, such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish Rules and Regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.
29.35Arbitration.
29.35.1General Submittals to Arbitration. The submittal of all matters to arbitration in accordance with the terms and conditions of this Section 29.35 is the sole and exclusive method, means and procedure to resolve any and all claims, disputes or disagreements arising under this Lease, including, but not limited to any matter relating to Landlord's failure to approve an assignment, sublease or other transfer of Tenant's interest in the Lease under Article 14 of this Lease, any other defaults by Landlord, or any Tenant default, except for (i) all claims by either party which seek anything other than enforcement of rights under this Lease, (ii) all claims by either party arising from the determination of Fair Market Rent, and (iii) claims relating to Landlord's exercise of any unlawful detainer rights pursuant to California law or rights or remedies used by Landlord to gain possession of the Premises or terminate Tenant's right of possession to the Premises, which disputes shall be resolved by suit filed in the Superior Court of Los Angeles County, California, the decision of which court shall be subject to appeal pursuant to Applicable Law. The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the terms and conditions of this Section 29.35 and all attempts to circumvent the terms and conditions of this Section 29.35 shall be absolutely null and void and of no force or effect whatsoever. As to any matter submitted to arbitration (except with respect to the payment of money) to determine whether a matter would, with the passage of time, constitute a default, such passage of time shall not commence to run until any such affirmative arbitrated determination, as long as it is simultaneously determined in such arbitration that the challenge of such matter as a potential Tenant default or Landlord default was made in good faith. As to any matter submitted to arbitration with respect to the payment of money, to determine whether a matter would, with the passage of time, constitute a default, such passage of time shall not commence to run in the event that the party which is obligated to make the payment promptly does in fact make the payment to the other party. Such payment can be made "under protest," which shall occur when such payment is accompanied by a good faith notice stating the reasons that the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth in this Section 29.35.
29.35.2Arbitrator. Any dispute to be arbitrated pursuant to the provisions of this Section 29.35 shall be determined by binding arbitration pursuant to the applicable American Arbitration Association ("AAA") rules then in effect, on a non-administered basis. Such arbitration shall be initiated by the parties, or either of them, within ten (10) days after either party sends Notice (the "Arbitration Notice") of a demand to arbitrate to the other party and to AAA. The Arbitration Notice shall contain a reasonably-detailed description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the relief or determination sought (including a good faith estimate of the amount in controversy). The parties may agree on a retired judge from the AAA panel (or otherwise). If they are unable to promptly agree, and the amount in controversy is greater than $250,000, the AAA will be asked to provide a list of six retired judges of the Los Angeles Superior Court, California Court of Appeals (Second District) and/or United States District Court for the Central District of California. Prior to providing such list, AAA shall be asked to determine that such retired judges are available, conflict-free and willing to serve as the Arbitrator. Upon receipt of such list, each party may strike three of the retired judges, and then shall rank the remaining three judges in order of preference from one to three (one being highest preference). The parties shall then simultaneously exchange their respective lists. If only one retired judge appears on both lists, that retired judge will serve as the Arbitrator. If more than one retired judge appears on both lists, then the retired judge with the lowest combined score (highest combined preference) will serve as the Arbitrator. If more than one retired judge appears on both lists and each has the same combined score, or if no retired judge appears on both lists, then AAA shall be asked to make a random selection from a combined list of the remaining six retired judges. If the amount in controversy is $250,000 or less, then the AAA shall be asked to provide a list of three retired judges,

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and each party may strike one retired judge, and the remaining judge (or if there are two, the one randomly selected by AAA) shall serve as the Arbitrator.
29.35.3Arbitration Procedure.
29.35.3.1Pre-Decision Actions. The Arbitrator shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The parties will submit proposed discovery schedules to the Arbitrator at the pre-hearing conference. The scope and duration of discovery will be within the sole discretion of the Arbitrator. The Arbitrator shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances.
29.35.3.2The Decision. The arbitration shall be conducted in Los Angeles, California. Any party may be represented by counsel or other authorized representative. In rendering a decision(s), the Arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of California and the terms and conditions of this Lease. The Arbitrator's decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination, and/or grant any remedy or relief (an "Arbitration Award") that is just and equitable. The decision must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the Superior Court of the State of California, subject only to challenge on the grounds set forth in the California Code of Civil Procedure Section 1286.2. The validity and enforceability of the Arbitrator's decision is to be determined exclusively by the California courts pursuant to the terms and conditions of this Lease. The Arbitrator shall award costs, including without limitation attorneys' fees, and expert and witness costs, to the prevailing party as defined in California Code of Civil Procedure Section 1032 ("Prevailing Party"), if any, as determined by the Arbitrator in his discretion. The Arbitrator's fees and costs shall be paid by the non-prevailing party as determined by the Arbitrator in his discretion.
29.36Intentionally Omitted.
29.37Counterparts; Electronic Signatures. This Lease may be executed in counterparts with the same effect as of both parties hereto had executed the same document. Landlord and Tenant agree that (i) this Lease may be signed electronically, (ii) any electronic signatures on this Lease shall have the same validity, enforceability, and admissibility as handwritten signatures, and (iii) the electronic record of this signed Lease shall be legally binding to the same extent as a paper copy bearing handwritten signatures.
29.38Child Care and/or Health Club Facilities. Tenant acknowledges that any child care and/or health club facilities located at the Project (the "Child Care and/or Health Club Facilities") which are available to Tenant and Tenant's employees are provided by a third party (the "Child Care Provider and/or Health Club Operator") which is leasing or otherwise managing space at the Project, and not by Landlord. If Tenant or its employees choose to use the Child Care and/or Health Club Facilities, Tenant acknowledges that Tenant and Tenant's employees are not relying upon any investigation which Landlord may have conducted concerning the Child Care Provider and/or Health Club Operator or any warranties or representation with respect thereto, it being the sole responsibility of Tenant and the individual user of the Child Care and/or Health Club Facilities to conduct any and all investigations of the Child Care and/or Health Club Facilities prior to making use thereof. Accordingly, Landlord shall have no responsibility with respect to the quality, care or services provided by the Child Care and/or Health Club Facilities, or for any acts or omissions of the Child Care Provider and/or Health Club Operator. Furthermore, Tenant, for Tenant and for Tenant's employees, hereby agrees that Landlord and the Landlord Parties shall not be liable for, and are hereby released from any responsibility for any loss, cost, damage, expense or liability, either to person or property, arising from the use of the Child Care and/or Health Club Facilities by Tenant or Tenant's employees. Tenant hereby covenants that Tenant shall inform all of Tenant's employees of the provisions of this Section 29.38 prior to such employees' use of the Child Care and/or Health Club Facilities.
29.39Asbestos Disclosure. Landlord has advised Tenant that there is asbestos-containing material ("ACM") in the Building.  Attached hereto as Exhibit J is a disclosure statement regarding ACM in the Building.  Tenant acknowledges that such notice complies with the requirements of Section 25915 et. seq. and Section 25359.7 of the California Health and Safety Code.
[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed as of the Effective Date set forth in Section 1 of the Summary.

"LANDLORD":
SMBP LLC,
a Delaware limited liability company
By:    SMBP REIT LLC,
a Delaware limited liability company,
its sole member and manager
By:    BPLP SMBP GP LLC,
a Delaware limited liability company,
its manager
By:    BOSTON PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member
By:    BXP, INC.
a Delaware corporation,
its general partner
By: /s/ Rod Diehl
Name: Rod Diehl
Title: EVP, West Coast Regions
10/15/2024
"TENANT"*:
ZIPRECRUITER, INC.,
a Delaware corporation
By:    /s/ Amy Garefis
Name:    Amy Garefis
Title:    Chief People Officer
10/15/2024
* The individual(s) signing this Lease on behalf of Tenant expressly acknowledge and hereby certify the accuracy of the representations and warranties set forth in Section 29.16 of this Lease.

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EXHIBIT B
TENANT WORK LETTER
(Turnkey Construction)
This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Tenant Improvements.
In addition to the Tenant Improvements, Landlord shall, at Landlord's sole cost and expense, using Building standard methods, materials, and finishes: (i) renovate the restrooms in the Building lobby so that such restrooms are generally consistent in style and finish with the restrooms located within the Project on the first (1st) floor of the building addressed at 2800 28th street Santa Monica, California, 90405 and (ii) renovate the Building lobby as generally depicted on Schedule 2 attached hereto or with materially comparable quality finishes (collectively the "Renovation Work"). Landlord shall use commercially reasonable efforts to complete the Renovation Work on or before the Possession Date.
SECTION 1

SPACE PLAN; APPROVED WORKING DRAWINGS
Landlord and Tenant have approved the space plan for the Premises prepared by RSP Architects dated June 24, 2024, a copy of which is attached hereto as Schedule 1 (the "Space Plan"). Within five (5) days of the date Tenant executes this Lease, Tenant shall reasonably cooperate in good faith with Landlord's architects and engineers to supply such information necessary to allow the Landlord's architects and engineers to complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits and in a manner consistent with, and which are a logical extension of, the Space Plan (collectively, the "Approved Working Drawings"), which Approved Working Drawings shall include the Turnkey Scope of Work set forth on Schedule 1. Landlord shall construct the improvements in the Premises (the "Tenant Improvements") pursuant to the Approved Working Drawings. Except as otherwise set forth on the Space Plan or Turnkey Scope of Work, all such Tenant Improvements shall be completed to Landlord's "Building standard" condition in "Building standard" finishes to be designated by Tenant, subject to availability, within three (3) business days following demand by Landlord. For the purpose of this Tenant Work Letter, "Building standard" shall mean general consistency in style and finish with the space located within the Project on the first (1st) floor of the building addressed at 2800 28th street Santa Monica, California, 90405 and commonly referred to as Suite 125, as generally depicted on Schedule 3 attached hereto. Tenant shall make no changes or modifications to (i) the Space Plan or (ii) once completed, the Approved Working Drawings, without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion if such change or modification would directly or indirectly delay the "Substantial Completion of the Tenant Improvements," as that term is defined in Section 4.1 of this Tenant Work Letter, of the Premises or increase the cost of designing or constructing the Tenant Improvements.
SECTION 2

TENANT CHANGES
In the event that after Tenant's execution of this Lease, any revisions, changes, or substitutions requested in writing by Tenant shall be made to (i) the Space Plan, (ii) the Approved Working Drawings (once the same are completed), or if Tenant requests finishes that are not "Building standard," then any additional out-of-pocket costs caused by such revisions, changes or substitutions shall be paid by Tenant to Landlord immediately upon Landlord's request.
SECTION 3

CONTRACTOR'S WARRANTIES AND GUARANTIES
Landlord shall require the contractor who constructs the Tenant Improvements (the "Contractor") to provide a standard one year warranty with respect to defects in materials and workmanship and shall enforce all warranties and guaranties against Contractor relating to the Tenant Improvements if requested by Tenant.
SECTION 4

COMPLETION OF THE TENANT IMPROVEMENTS;
LEASE COMMENCEMENT DATE
4.1    Substantial Completion of the Tenant Improvements. For purposes of this Lease, "Substantial Completion of the Tenant Improvements" shall occur upon the completion of construction of the Tenant Improvements pursuant to the Approved Working Drawings, with the exception of any punch list

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items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor and receipt of a certificate of occupancy (or its legal equivalent allowed legal use of the Premises). The parties shall perform a walk-through of the Tenant Improvements within ten (10) business days after the Possession Date and reasonably agree on the schedule of punch-list items. Landlord shall, at Landlord's sole cost, cause all such punch list items to be diligently completed and Landlord shall use commercially reasonable efforts to cause all such punch list items to be diligently completed within sixty (60) days following the Substantial Completion of the Tenant Improvements.
4.2    Delay of the Substantial Completion of the Tenant Improvements. Except as provided in this Section 4.2, the Lease Commencement Date shall occur as set forth in the Lease. If there shall be a delay or there are delays in the Substantial Completion of the Tenant Improvements or in the occurrence of any of the other conditions precedent to the Commencement Date, as set forth in of the Lease, as a direct, indirect, partial, or total result of any Tenant Delay, then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Tenant Improvements, the Possession Date shall be deemed to be the date the Possession Date would have occurred if no Tenant delay or delays, as set forth below, had occurred. A "Tenant Delay" shall mean the occurrence of any of the following:
4.2.1    Tenant's failure to timely approve any matter requiring Tenant's approval;
4.2.2    A breach by Tenant of the terms of this Tenant Work Letter or the Lease;
4.2.3    Tenant's request for changes in the Approved Working Drawings;
4.2.4    Tenant's requirement for non-standard materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvements, as set forth in the Lease, or which are different from, or not included in, Landlord's standard improvement package items for the Building; or
4.2.5    Any other unreasonable acts or omissions of Tenant, or its agents, or employees;

If Landlord contends that a Tenant Delay has occurred, Landlord shall notify Tenant in writing (the "Delay Notice") of (i) the event which constitutes such Tenant Delay and (ii) the date upon which such Tenant Delay is anticipated to end (if known by Landlord). If such actions, inaction or circumstance described in the Delay Notice are not cured by Tenant within one (1) business day of Tenant’s receipt of the Delay Notice and if such action, inaction or circumstance otherwise qualify as a Tenant Delay, then a Tenant Delay shall be deemed to have occurred commencing as of the date of Tenant’s receipt of the Delay Notice and ending as of the date such delay ends.
SECTION 5

MISCELLANEOUS
5.1    Intentionally omitted.
5.2    Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises.
5.3    Tenant's Representative. Tenant has designated Jill Ashley as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
5.4    Landlord's Representative. Landlord has designated Melissa Cohen as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
5.5    Tenant's Agents. All contractors, subcontractors, laborers, materialmen, and suppliers shall be union labor in compliance with the then existing master labor agreements.
5.6    Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.
5.7    Relocation Allowance. Within thirty (30) days following the expiration of the Base Rent Abatement Period, Landlord shall provide Tenant with an allowance in the amount set forth in Section 13 of the Summary (the "Relocation Allowance"), to be used by Tenant either for reimbursement of costs incurred

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by Tenant in connection with moving expenses, furniture, equipment, telephone or data cabling or wiring or other similar expenses, to be reimbursed by Landlord within thirty (30) days following receipt of an invoice and reasonable documentation of such costs. Notwithstanding the foregoing, Tenant shall not be entitled to receive the Relocation Allowance unless Tenant is in occupancy of the Premises for the conduct of its business and is not then in default of the Lease or this Tenant Work Letter beyond any applicable notice and cure period. If Tenant fails to request the Relocation Allowance within 30 days following the expiration of the Base Rent Abatement Period and Tenant is then conducting business in the Premises, the Relocation Allowance shall be automatically converted to a credit against Base Rent to be applied in Tenant's favor by Landlord towards the Base Rent first payable under this Lease following the Base Rent Abatement Period.
5.8    Architectural Allowance. Within thirty (30) days following the Lease Commencement Date and upon the presentation to Landlord of reasonably detailed supporting invoices detailing such expenditures, Landlord shall provide Tenant with a reimbursement of Tenant's architectural costs, in the amount set forth in Section 14 of the Summary (the "Architectural Allowance"), to be used by Tenant for reimbursement of costs incurred by Tenant in connection with paying Tenant's architects to prepare the Space Plan (exclusive of travel costs). Notwithstanding the foregoing, Tenant shall not be entitled to receive the Architectural Allowance unless Tenant is in occupancy of the Premises for the conduct of its business and is not then in default of the Lease or this Tenant Work Letter. In no event may Tenant utilize any portion of the Architectural Allowance following the date which is thirty (30) days after the Lease Commencement Date.
5.9    Offset Rights. To the extent that Landlord fails to pay the Relocation Allowance or Architectural Allowance due to Tenant in accordance with the terms hereof, and such amounts remain unpaid for thirty (30) days after notice form Tenant, then without limiting Tenant's other remedies under the Lease, Tenant may, after Landlord's failure to pay such amounts within five (5) business days after Tenant's delivery of a second notice from Tenant delivered after the expiration of such 30-day period, pay same and deduct the amount thereof from the Rent next due and owning under the Lease, including interest at the Interest Rate from the due date until the date of the Rent offset. Notwithstanding the foregoing, if during either the 30-day or 5-day period set forth above, Landlord (i) delivers notice to Tenant that it disputes any portion of the amounts claimed to be due (the "Allowance Dispute Notice"), and (ii) pays any amounts not in dispute, Tenant shall have no right to offset any amounts against rent, but may institute arbitration proceedings pursuant to the terms of Section 29.30 of the Lease to recover such amounts from Landlord. Notwithstanding of the foregoing, in the event Tenant institutes arbitration proceedings as provided herein and the determination of the Arbitrator is in favor of Tenant, Tenant shall be entitled, automatically, to offset the amount of such award against the Base Rent next coming due under the Lease, including interest at the Interest Rate from the due date until the date of the Rent offset.
5.10    No Miscellaneous Charges. Following the Possession Date until the day preceding the Lease Commencement Date, Landlord shall not charge for (i) use of the rear loading area at the Building by Tenant, the Contractor, Tenant's movers, furniture installation personnel, architects, designers, contractors and subcontractors, (ii) HVAC during normal business hours, electricity, restrooms, water and elevators and (iii) parking in the Parking Facility for Tenant's Contractor, Tenant's movers, furniture installation personnel, architects, designers, contractors and subcontractors. There may be an after-hours usage charge to reimburse Landlord for its incremental Actual Costs with respect to the use of the Building's freight elevator during hours other than the construction hours, but only to the extent that such use requires Landlord to engage elevator operations or security personnel.

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EXHIBIT C
NOTICE OF LEASE TERM DATES
SANTA MONICA BUSINESS PARK
Via E-Mail:

Date:    ______
__________________
__________________
__________________
Email: __________________

Re:    Office Lease dated __________ by and between SMBP LLC, a Delaware limited liability company ( as "Landlord"), and ZIPRECRUITER, INC., a Delaware corporation (as "Tenant"), (the "Lease").

Ladies and Gentlemen

    This notice is being sent to you pursuant to Section 2.1 of the above-captioned Lease. The Lease Term commenced on [COMMENCEMENT DATE], being the "Lease Commencement Date" under the Lease and shall end and expire on [EXPIRATION DATE], being the "Lease Expiration Date" under the Lease, unless sooner terminated or extended, as provided for in the Lease.

Best regards,

EXHIBIT C -1-	ZipRecruiter Santa Monica Business Park 300 Ocean Park Blvd.

"LANDLORD":
SMBP LLC,
a Delaware limited liability company
By:    SMBP REIT LLC,
a Delaware limited liability company,
its sole member and manager
By:    BPLP SMBP GP LLC,
a Delaware limited liability company,
its manager
By:    BOSTON PROPERTIES LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member
By:    BXP, INC.
a Delaware corporation,
its general partner
By:
Name:
Title:
"TENANT":
ZIPRECRUITER, INC.,
a Delaware corporation
By:
Name:
Title:

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EXHIBIT D
RULES AND REGULATIONS
Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project except as otherwise provided in the Lease. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.
Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent, which shall not be unreasonably withheld. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys in Tenant’s possession.
All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

Subject to the terms of this Lease, Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for Comparable Buildings. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.
No bulk furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord reasonably designates. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building to the extent reasonably necessary to avoid damage to the Building or Project. Safes and other heavy objects shall, if considered necessary by Landlord to the extent reasonably necessary to avoid damage to the Building or Project, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant, except to the extent covered by any insurance required to be maintained by Landlord under this Lease.
No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator as shall be reasonably designated by Landlord.
The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
Subject to the terms of this Lease, no sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.
The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.

EXHIBIT D -1-	ZipRecruiter Santa Monica Business Park 300 Ocean Park Blvd.

Tenant shall not overload the floor of the Premises. Tenant shall not purchase spring water, ice, towel, linen, maintenance or other like services from any person or persons not reasonably approved by Landlord.
Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.
Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material (provided that Landlord acknowledges that Tenant will maintain general office products in the Premises in customary office quantities which are incidental to the operation of its offices, such as photocopy supplies, secretarial supplies and limited janitorial supplies, which products contain chemicals which are categorized as hazardous materials, and that the use of such products in the Premises in compliance with applicable Laws, the terms hereof and in the manner in which such products are designed to be used shall not be a violation by Tenant of this Rule 11).

Except as otherwise expressly set forth in this Lease, Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.
Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors, or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.
Tenant shall not bring into or keep within the Project, the Building or the Premises any animals (except for service dogs required to be permitted pursuant to applicable Laws), birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles (other than automobiles in the parking areas).
No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any unlawful purposes. Notwithstanding the foregoing, Underwriters' laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable Laws.
The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, public stenographer or typist, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not engage or pay any employees on the Premises except those actually working for such tenant on the Premises nor advertise for laborers giving an address at the Premises.
Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
Tenant, its employees and agents shall not loiter in any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises. "Smoking", as used herein, shall be deemed to include the use of e-cigarettes, smokeless cigarettes and other similar products. All rules and regulations set forth in this Exhibit D applicable to smoking also apply to the use of e-cigarettes, smokeless cigarettes and other similar products.
Tenant shall not waste electricity, water or air conditioning and agrees to reasonably cooperate with Landlord to ensure the most effective operation of the Building's heating and air conditioning system, and shall refrain from attempting to adjust any controls.
Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in El Segundo, California without violation of any Laws governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.
Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

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Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, not to be unreasonably withheld, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.
No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord.
The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.
Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
Tenant must comply with all applicable "NO-SMOKING" or similar ordinances. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building.
Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by applicable Laws.

To the extent reasonably necessary, office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.
Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.
No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.
Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable, non-discriminatory Rules and Regulations as in Landlord's reasonable judgment may from time to time be reasonably necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein, and based upon guidelines, rules and regulations provided from time to time by the Center for Disease Control (“CDC”), Building Owners and Managers Association International (“BOMA”), but not for purposes of remeasuring the RSF of the Premises, Occupational Health Standards Association (“OSHA”) and others. To the extent the guidelines, rules and regulations promulgated and developed by the CDC, OSHA, BOMA and other applicable organizations (collectively, "Guidelines") and other Laws conflict with these Rules and Regulations or provide more stringent requirements than these Rules and Regulations, the Guidelines and Laws shall apply. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which materially adversely interferes Tenant's use of the Premises for the Permitted Use or Tenant's use of and access to the parking areas of the Project. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

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EXHIBIT E
FORM OF TENANT'S ESTOPPEL CERTIFICATE
_________ ("Tenant") hereby certifies as follows with respect to that certain Office Lease dated as of _____________ (the "Lease") by and between _______________ ("Landlord"), and Tenant for certain premises (the "Premises") located on the ______________ floor(s) of the office building located at ______________, _______________, California (the "Building"):
1.Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
2.Tenant currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and Tenant has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.
3.Base Rent became payable on ____________.
4.Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:_______________________________.
5.All monthly installments of Base Rent, all Direct Expenses and all monthly installments of estimated Direct Expenses due under the Lease have been paid when due through ___________. The current monthly installment of Base Rent is $_____________________.
6.All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied, to Tenant's actual knowledge, and Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder which remains uncured.
7.No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord, except as provided in the Lease.
8.As of the date hereof, to Tenant's actual knowledge, there are no existing defenses or offsets, or, to the undersigned's actual knowledge, claims or any basis for a claim, that Tenant has against Landlord.
9.If Tenant is a corporation, partnership, limited liability company or other legal entity, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that (i) Tenant is a duly formed and existing entity qualified to do business in California, (ii) Tenant has full right and authority to execute and deliver this Estoppel Certificate and (iii) each person signing on behalf of Tenant is authorized to do so.
10.There are no actions pending against Tenant under the bankruptcy or similar laws of the United States or any state.
11.To Tenant's actual knowledge, other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, Tenant has not used or stored any hazardous materials or substances in the Premises.
12.To the undersigned's actual knowledge, all improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by Tenant and all reimbursements and allowances due to Tenant under the Lease in connection with any improvement work have been paid in full.
The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises is a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

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Executed at ______________ on the ____ day of ___________, 20___.

"TENANT": , a By: Name: Its: By: Name: Its:

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EXHIBIT F
EXTENSION OPTION
1.    Option Right. Upon the proper exercise of any Extension Option in accordance with the provisions of this Exhibit F, the Lease Term shall be extended for the Option Term. The rights contained in this Exhibit F shall terminate upon Original Tenant's assignment of this Lease, if at all, to any entity other than a Permitted Transferee. Tenant's may not exercise any Extension Option if, at the time of Tenant's delivery of the Exercise Notice (as defined below), or, at Landlord's option, as of the commencement of the Option Term: (i) Tenant has received a written notice of a default under this Lease that then remains uncured, (ii) a monetary Event of Default has occurred during more than twice during the preceding twelve (12) months, or (iii) Tenant has assigned this Lease, other than to a Permitted Transferee Assignee. Landlord shall have the right to require Tenant to provide new and/or additional security in the form of a cash security deposit and/or letter of credit based upon Tenant's then financial condition (and in connection therewith, Tenant shall provide the financial information referenced in Section 17.2 of this Lease within ten (10) business days of Landlord's request) if (a) there has been a material adverse change in Tenant's financial condition as compared to Tenant's financial condition as of the Effective Date, (b) Tenant's receipt of a Renewal Allowance or other economic concessions during the Option Term, (c) Tenant's construction, or contemplated construction, of Tenant Improvements or Alterations that have above-standard demolition and removal costs, and which Tenant is obligated to remove upon expiration of the Lease Term, (d) Tenant is involved in a lawsuit, or any other situation exists, that Landlord reasonably believes could materially impair Tenant's ability to perform its obligations under this Lease, or (e) based on financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history, as compared to the then existing financial condition and credit history of Tenant (and giving reasonable consideration to Tenant's prior performance history during the Lease Term).
2.    Option Rent. The Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the Market Rent (as defined below), as derived from an analysis of the Net Equivalent Lease Rates (as defined below) of the Comparable Transactions (as defined below) as of the commencement of the Option Term. The "Market Rent" shall be equal to the fair market value annual rent per rentable square foot, at which tenants, are, pursuant to transactions consummated within twelve (12) months prior to the commencement of the Option Term, leasing non-sublease, non-equity, non-encumbered space comparable in age, location and quality to the Premises containing a square footage comparable to that of the Premises for a term comparable to the Option Term, in an arm's-length transaction, which comparable space is located in the Project or in Comparable Buildings (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions"). Notwithstanding the foregoing, Comparable Transactions shall only include renewal and expansion transactions if negotiated at arms-length, with a tenant represented by a leasing broker, and where such tenant's lease contained fair market rent language materially comparable to the Market Rent definition herein. The terms of the Comparable Transactions shall take into consideration only the following terms and concessions: (i) the rental rate and escalations, (ii) the amount of parking rent per parking pass paid, if any, (iii) operating expense and tax protection granted, such as a base year or expense stop, and whether or not tenants are paying any utilities directly, but the base rent for each Comparable Transaction shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes for each such Comparable Transaction; (iv) rental abatement concessions, if any, being granted such tenants, (v) any Renewal Allowance (as defined below), to be provided by Landlord in connection with the Option Term as compared to the improvements or allowances provided or to be provided in the Comparable Transactions, taking into account the contributory value of the existing improvements in the Premises, such value to be based upon the age, design, quality of finishes, and layout of the existing improvements, and (vi) all other monetary concessions, if any, being granted such tenants in connection with such Comparable Transactions. Notwithstanding any contrary provision hereof, in determining the Market Rent, no consideration shall be given to (A) any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of improvements, or (B) any commission paid or not paid in connection with such Comparable Transaction. In connection with the Extension Option, Tenant shall be granted a 2030 Base Year during the Option Term.
2.1    Comparable Buildings. The term "Comparable Buildings" shall mean first-class multi-tenant or single-tenant occupancy, mid-rise office buildings which are comparable to the Project in terms of age (based upon the date of completion of construction or major renovation), with campus style outdoor areas, institutional ownership, quality of construction, and are located in either (i) the area bound by 20th Street to the West, the 405 Freeway to the East, the North side of Wilshire Boulevard to the North, and the South side of Ocean Park to the South, and (ii) the project commonly known as the "Playa District" addressed as 6601, 6701, 6060, 6080 and 6100 Center Drive, Los Angeles,

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California 90045 and the area in Playa Vista that is South of the 90 Freeway, North of the South side of Bluff Creek Drive, East of Lincoln and West of the 405 Freeway.
2.2    Adjustments to Market Rent. The Market Rent in Comparable Transactions, when compared to the Market Rent for the Premises, shall be adjusted for all factors (to the extent such factors normally affect the rent received by the landlord of the Comparable Buildings) to reflect the existence or non-existence of such factors, including without limitation: (i) the stated size of the Premises based upon the standards of measurement to be utilized during the Option Term, as compared to the standards of measurement utilized during the Comparable Transactions; (ii) any changes in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the applicable Option Term; (iii) rights granted to Tenant for exterior signage and parking signage, reserved parking, flexible parking, and implementation of parking programs as compared to such rights, if any, granted to the tenants in Comparable Transactions; and (iv) all of the material differences between the Building and the Comparable Buildings.
2.3    Net Equivalent Lease Rate. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length of term, rental rate, concessions, etc., the following steps shall be taken into consideration to "adjust" the objective data from each of the Comparable Transactions and this Lease. By taking this approach, a net equivalent lease rate for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an "apples to apples" comparison of the Comparable Transactions to the terms of this Lease.
2.3.1.    The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Lease. This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.
2.3.2    Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.
2.3.3    The resultant net cash flow from the lease should then be discounted (using the Interest Rate as an annual discount rate) to the lease commencement date, resulting in a net present value estimate.
2.3.4    From the net present value, up front inducements (improvements allowances and other concessions) should be deducted. These items should be deducted directly, on a "dollar for dollar" basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.
2.3.5    The net present value should then be amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the "Net Equivalent Lease Rate" (or constant equivalent in general financial terms).
2.3.6    Once the Net Equivalent Lease Rate is calculated for a particular Comparable Transaction, such Net Equivalent Lease Rate can be adjusted if and to the extent that the operating expenses and tax expenses that are the direct (payable directly by tenant) or indirect (payable as a reimbursement by the tenant to the Landlord) obligations of the tenant as though there is no base year or expense stop protection (collectively, the "Expenses") in connection with a Comparable Transaction are less than or greater than the Expenses payable by Tenant under the Lease during the applicable Option Term (with the same adjustments made to convert this Lease from a Base Year lease, net of electric, to a net lease), so that the Market Rent to be determined pursuant to this Exhibit F will reflect whether, if at all, the Expenses payable by Tenant are greater than or less than the Expenses payable by the tenant of a Comparable Transaction.
2.3.7    Once the Net Equivalent Lease Rate is calculated, if the term of a Comparable Transaction is greater than or less than the applicable Option Term, the Net Equivalent Lease Rate will be adjusted to take into account whether or not, based on current market transactions and conditions, the concessions (i.e., tenant improvement allowances and free rent) in the Market Rent should be increased or decreased because of such difference in term, so that the Market Rent will reflect the appropriate level of concessions based on an adjustment of the level of concessions in the Comparable Transactions. For example, if a Comparable Transaction is for an six year term, and the Option Term is for five years, then an adjustment can be made to increase the concessions in the Comparable Transaction

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to equate such transaction to an five year term, if such adjustment is warranted by market transactions and conditions.
2.3.8    The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a "NNN" lease rate applicable to each year of the Option Term.
2.4    Renewal Allowance. Notwithstanding anything to the contrary set forth in this Exhibit F, once the Market Rent for the Option Term is determined as a Net Equivalent Lease Rate, if, in connection with such determination, it is deemed that Tenant is entitled to an improvement or comparable allowance for the improvement of the Premises (the total dollar value of such allowance shall be referred to herein as the "Renewal Allowance"), Landlord shall pay the Renewal Allowance to Tenant pursuant to Landlord's standard, commercially reasonable disbursement procedure, and the rental rate component of the Market Rent shall be increased to be a rental rate which takes into consideration that Tenant will receive payment of such Renewal Allowance and, accordingly, such payment shall be factored into the base rent component of the Market Rent.
3.    Exercise of Extension Option. The Extension Option(s) shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the initial Lease Term stating that Tenant may be interested in exercising its option ("Tenant's Interest Notice"); (ii) Landlord, after receipt of Tenant's Interest Notice shall deliver notice (the "Option Rent Notice") to Tenant not less than eleven (11) months prior to the expiration of the initial Lease Term setting forth the Option Rent ("Landlord's Option Rent Calculation"); and (iii) if Tenant wishes to exercise such option, whether or not Tenant has delivered the Tenant's Interest Notice, Tenant shall, on or before the date occurring ten (10) months prior to the expiration of the initial Lease Term exercise the option by delivering written notice thereof to Landlord (the "Option Exercise Notice"). Upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 4 below. If Tenant did not deliver the Tenant's Interest Notice, the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 4, below. In the event that Tenant delivered a Tenant's Interest Notice as provided under the terms set forth in Section 3, above, Landlord shall deliver an Option Rent Notice to Tenant not less than eleven (11) months prior to the expiration of the initial Lease Term setting forth the Option Rent.
4.    Determination of Market Rent. In the event Tenant validly objects to or does not accept Landlord's Option Rent Calculation, then Landlord and Tenant shall attempt to agree upon the Option Rent using good-faith efforts; provided, however, if they fail to reach agreement upon the Option Rent on or before the date that is ninety (90) days prior to the then-scheduled expiration of the Lease Term (the "Outside Agreement Date"), then each party shall make a separate, binding, determination of the Option Rent (each, a "Submitted Option Rent"), within ten (10) business days following the Outside Agreement Date, and such Submitted Option Rents shall be submitted to arbitration as described below. The failure of Tenant or Landlord to submit a Submitted Option Rent within such ten (10) business day period shall conclusively be deemed to be such party's approval of the Submitted Option Rent submitted by the other party.
4.1    Neutral Arbitrator. Within fifteen (15) days after the Outside Agreement Date Landlord and Tenant shall agree upon and appoint one arbitrator who shall by profession be a, real estate broker (a "Neutral Arbitrator") who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of Comparable Buildings, and (i) neither the Landlord or Tenant may, directly, or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, (ii) the Neutral Arbitrator cannot be someone who has represented Landlord (or worked with their counsel on a similar arbitration) and/or Tenant (or worked with their counsel on a similar arbitration) during the ten (10) year period prior to such appointment, and (iii) each party may require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant.
4.2    Arbitration Agreement. The Neutral Arbitrator shall be retained via an arbitration agreement (the "Arbitration Agreement") jointly prepared by Landlord's counsel and Tenant's counsel, which Arbitration Agreement shall set forth the following: (i) an agreement to by the Neutral Arbitrator to undertake the arbitration and render a decision in accordance with the TCCs of this Lease, as modified by the Arbitration Agreement; (ii) rights for Landlord and Tenant to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support

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of Landlord's or Tenant's respective determination of Market Rent (the "Briefs"); (iii) rights for each party to provide the Neutral Arbitrator (with a copy to the other party), within five (5) business days of submittal of Briefs with a written rebuttal to the other party's Brief (the "Rebuttals"); provided, however, such Rebuttals shall be limited to the facts and arguments raised in the other party's Brief and shall identify clearly which argument or fact of the other party's Brief is intended to be rebutted; (iv) the date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator; (v) that no discovery or independent investigation shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant, and the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions; and (vi) rights for each party to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours and up to two (2) additional hours to present additional arguments and/or to rebut the arguments of the other party.
4.3    Neutral Arbitrator Ruling. Not later than ten (10) business days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the "Ruling") indicating whether Landlord's or Tenant's Submitted Option Rent is closer to the actual Market Rent. The Submitted Option Rent that is determined by the Neutral Arbitrator to be closer to the actual Market Rent shall then become the applicable Option Rent. The Ruling shall be binding on Landlord and Tenant. In the event that the Option Rent has not been determined pursuant to the terms hereof (or otherwise by written agreement between Landlord and Tenant) prior to the commencement of the Option Term, then upon the commencement of the Option Term, Tenant shall be required to pay the greater of (i) the Rent then in effect for the Premises (immediately prior to the commencement of the Option Term), or (ii) Tenant's Submitted Option Rent, until such time that the Ruling is rendered. In such event, once the Ruling has been rendered it shall be effective retroactively to the commencement of the Option Term, and the payments made by Tenant that are applicable to the Option Term shall be reconciled with the actual amounts due (based on the Ruling), and the appropriate party shall make any corresponding payment to the other party within thirty (30) calendar days after the Ruling is rendered.

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EXHIBIT K

FORM LETTER OF CREDIT

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _____________

ISSUE DATE: ______________

ISSUING BANK:
FIRST-CITIZENS BANK & TRUST COMPANY
3003 TASMAN DRIVE
2ND FLOOR, MAIL SORT HF210
SANTA CLARA, CALIFORNIA 95054

BENEFICIARY:
SMBP LLC
C/O BOSTON PROPERTIES
FOUR
EMBARCADERO CENTER, LOBBY LEVEL SUITE ONE
SAN FRANCISCO, CA 94111
ATTN: LEGAL DEPARTMENT

APPLICANT:
ZIPRECRUITER, INC.
604 ARIZONA AVENUE
SANTA MONICA, CA 90401
ATTENTION: LEGAL AND BUSINESS AFFAIRS

AMOUNT:        US$1,000,000.00 (ONE MILLION AND 00/100 U.S. DOLLARS)

EXPIRATION DATE:        (One year from issuance date)

PLACE OF EXPIRATION:    ISSUING BANK’S COUNTERS AT ITS ABOVE ADDRESS

DEAR SIR/MADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. ______ IN YOUR FAVOR AVAILABLE BY PAYMENT AGAINST YOUR PRESENTATION TO US OF THE FOLLOWING:

BENEFICIARY’S SIGNED AND DATED STATEMENT STATING ANY ONE OF THE FOLLOWING:

“THE UNDERSIGNED HEREBY CERTIFIES THAT UNDER THE CERTAIN OFFICE LEASE DATED ___________, 2024 BY AND BETWEEN BENEFICIARY AND APPLICANT (OR THE SUCCESSOR-IN-INTEREST TO THE ORIGINAL TENANT OF SUCH OFFICE LEASE), AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD IN ACCORDANCE WITH THE TERMS OF THE LEASE, OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING. THE AMOUNT HEREBY DRAWN UNDER THE LETTER OF CREDIT NO. _____ IS US$______________, WITH PAYMENT TO BE MADE TO THE FOLLOWING ACCOUNT: [INSERT WIRE INSTRUCTIONS (TO INCLUDE NAME AND ACCOUNT NUMBER OF THE BENEFICIARY)].”

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY HAS RECEIVED A WRITTEN NOTICE OF FIRST-CITIZENS BANK & TRUST COMPANY'S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO. (INSERT) AND LESS THAN THIRTY (30) DAYS REMAIN PRIOR TO THE EXPIRATION OF SUCH LETTER OF CREDIT.” THE AMOUNT HEREBY DRAWN UNDER THE LETTER OF CREDIT NO. _____ IS US$______________, WITH PAYMENT TO BE MADE TO THE FOLLOWING ACCOUNT: [INSERT WIRE INSTRUCTIONS (TO INCLUDE NAME AND ACCOUNT NUMBER OF THE BENEFICIARY)].”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. (INSERT) AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED ___________, 2024 BY AND BETWEEN BENEFICIARY AND APPLICANT (OR THE SUCCESSOR-IN-INTEREST TO THE ORIGINAL TENANT OF SUCH OFFICE LEASE), AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.” THE AMOUNT HEREBY DRAWN UNDER THE LETTER OF CREDIT NO. _____ IS

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US$______________, WITH PAYMENT TO BE MADE TO THE FOLLOWING ACCOUNT: [INSERT WIRE INSTRUCTIONS (TO INCLUDE NAME AND ACCOUNT NUMBER OF THE BENEFICIARY)].”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. (INSERT) AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED ________________, 2024 BY AND BETWEEN BENEFICIARY AND APPLICANT (OR THE SUCCESSOR-IN-INTEREST TO THE ORIGINAL TENANT OF SUCH OFFICE LEASE), AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE “LEASE”), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING.” THE AMOUNT HEREBY DRAWN UNDER THE LETTER OF CREDIT NO. _____ IS US$______________, WITH PAYMENT TO BE MADE TO THE FOLLOWING ACCOUNT: [INSERT WIRE INSTRUCTIONS (TO INCLUDE NAME AND ACCOUNT NUMBER OF THE BENEFICIARY)].”

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. (INSERT) AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED ________________, 2024 BY AND BETWEEN BENEFICIARY AND APPLICANT(OR THE SUCCESSOR-IN-INTEREST TO THE ORIGINAL TENANT OF SUCH OFFICE LEASE), AS THE SAME MAY HAVE BEEN AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE. THE AMOUNT HEREBY DRAWN UNDER THE LETTER OF CREDIT NO. _____ IS US$______________, WITH PAYMENT TO BE MADE TO THE FOLLOWING ACCOUNT: [INSERT WIRE INSTRUCTIONS (TO INCLUDE NAME AND ACCOUNT NUMBER OF THE BENEFICIARY)].”

PARTIAL DRAWS AND MULTIPLE PRESENTATIONS ARE ALLOWED.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR ADDITIONAL PERIODS OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST 60 DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE SEND TO YOU A NOTICE BY REGISTERED OR CERTIFIED MAIL OR OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESS THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE THEN CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND FEBRUARY 28, 2031.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF  THE REQUIRED DOCUMENTS  ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT: FIRST-CITIZENS BANK & TRUST COMPANY, 3003 TASMAN DRIVE, MAIL SORT HF 210, SANTA CLARA, CA 95054, ATTENTION: GLOBAL TRADE FINANCE. AS USED IN THIS LETTER OF CREDIT, "BUSINESS DAY" SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF CALIFORNIA ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN THE ISP98 (AS HEREINAFTER DEFINED), IF THE EXPIRATION DATE OR THE FINAL EXPIRATION DATE IS NOT A BUSINESS DAY THEN SUCH DATE SHALL BE AUTOMATICALLY EXTENDED TO THE NEXT SUCCEEDING DATE WHICH IS A BUSINESS DAY.

FACSIMILE PRESENTATIONS ARE ALSO PERMITTED. EACH FACSIMILE TRANSMISSION SHALL BE MADE AT: (408) 496-2418 OR (408) 969-6510; AND UNDER CONTEMPORANEOUS TELEPHONE ADVICE TO: (408) 450-5001 OR (408) 654-7176, ATTENTION: GLOBAL TRADE FINANCE. ABSENCE OF THE AFORESAID TELEPHONE ADVICE SHALL NOT AFFECT OUR OBLIGATION TO HONOR ANY DRAW REQUEST.

THIS LETTER OF CREDIT IS TRANSFERABLE IN WHOLE BUT NOT IN PART ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND FOR THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U.S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINALS OR COPIES OF ALL AMENDMENTS, IF ANY, TO THIS LETTER OF CREDIT MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT A DULY EXECUTED. APPLICANT SHALL PAY OUR TRANSFER FEE OF US$250.00 UNDER THIS LETTER OF CREDIT. EACH TRANSFER SHALL BE EVIDENCED BY EITHER (1) OUR ENDORSEMENT ON THE REVERSE OF THE LETTER OF CREDIT AND WE SHALL FORWARD THE ORIGINAL OF THE LETTER OF CREDIT SO ENDORSED TO THE TRANSFEREE OR (2) OUR ISSUING A REPLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON SUBSTANTIALLY THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).

IF DEMAND FOR PAYMENT IS PRESENTED BY 10 A.M. CALIFORNIA TIME AND CONFORMS TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE MADE BY ISSUING BANK TO YOU OF THE AMOUNT SPECIFIED, IN IMMEDIATELY AVAILABLE FUNDS NO LATER THAN THE NEXT FOLLOWING BUSINESS DAY AFTER THE DATE OF PRESENTMENT. IF DEMAND FOR PAYMENT IS PRESENTED BY YOU HEREUNDER AFTER THE TIME SPECIFIED ABOVE, AND CONFORMS TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE MADE TO YOU, OF THE AMOUNT OF SPECIFIED, IN IMMEDIATELY AVAILABLE FUNDS NO LATER THAN THE SECOND BUSINESS DAY AFTER THE DATE OF PRESENTMENT.

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WE HEREBY AGREE WITH THE BENEFICIARY THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO US ON OR BEFORE THE EXPIRATION DATE OF THIS LETTER OF CREDIT OR ANY AUTOMATICALLY EXTENDED EXPIRATION DATE.

IF THE ORIGINAL AND/OR ANY AMENDMENTS THERETO OF THIS STANDBY LETTER OF CREDIT NO. [______] ARE LOST, STOLEN OR DESTROYED, WE WILL ISSUE YOU A "CERTIFIED TRUE COPY" OF THIS STANDBY LETTER OF CREDIT NO. [______] UPON OUR RECEIPT OF YOUR INDEMNITY LETTER. IF THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS MUTILATED, WE WILL ISSUE YOU A REPLACEMENT STANDBY LETTER OF CREDIT WITH THE SAME NUMBER, DATE AND TERMS AS THE ORIGINAL UPON OUR RECEIPT OF THE MUTILATED STANDBY LETTER OF CREDIT.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

FIRST CITIZENS BANK & TRUST COMPANY,

___________________________
AUTHORIZED SIGNATURE

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IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER __________________

EXHIBIT A

FORM OF TRANSFER FORM

DATE: ____________________

TO: FIRST-CITIZENS BANK & TRUST COMPANY
3003 TASMAN DRIVE                RE: IRREVOCABLE STANDBY LETTER OF CREDIT
SANTA CLARA, CA 95054     NO. _____________ ISSUED BY
ATTN: GLOBAL TRADE FINANCE FIRST-CITIZENS BANK & TRUST COMPANY, SANTA CLARA
STANDBY LETTERS OF CREDIT     L/C AMOUNT: ___________________

LADIES AND GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

_________________________________________________________________________________________
(NAME OF TRANSFEREE)

_________________________________________________________________________________________
(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO EITHER (1) ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER, OR (2) ISSUE A REPLACEMENT LETTER OF CREDIT TO THE TRANSFEREE ON SUBSTANTIALLY THE SAME TERMS AND CONDITIONS AS THE TRANSFERRED LETTER OF CREDIT (IN WHICH EVENT THE TRANSFERRED LETTER OF CREDIT SHALL HAVE NO FURTHER EFFECT).
SINCERELY,

_____________________________
(BENEFICIARY’S NAME)

_____________________________
(SIGNATURE OF BENEFICIARY)
_____________________________
(NAME AND TITLE)

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